                                                                    EXHIBIT 10.2


================================================================================






                              AMENDED AND RESTATED
                             PIONEER HOSPITAL LEASE

                                 BY AND BETWEEN

                      HEALTH CARE PROPERTY INVESTORS, INC.

                                   "LANDLORD"

                                       AND

                          PIONEER VALLEY HOSPITAL, INC.

                                    "TENANT"

                            DATED AS OF JUNE 28, 2002






================================================================================

                             CONFIDENTIALITY NOTICE:
    Certain information provided to Landlord by Tenant pursuant to this Lease must be kept confidential as more particularly described in Section 24.4 of this
                                     Lease.

                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS......................................................................................     2

ARTICLE II. LEASE OF PROPERTY...............................................................................    12

ARTICLE III. TERM OF LEASE..................................................................................    13
              3.1   Term of Lease...........................................................................    13
              3.2   Option to Extend Term of Lease..........................................................    13

ARTICLE IV. RENT............................................................................................    14
              4.1   [Intentionally Deleted].................................................................    14
              4.2   Payment of Base Rent, Percentage Rent and Additional Charges............................    14
              4.3   Base Rent...............................................................................    14
              4.4   Percentage Rent.........................................................................    15
              4.5   Confirmation of Percentage Rent.........................................................    16
              4.6   Certificates Regarding Percentage Rent..................................................    17
              4.7   Additional Charges......................................................................    17
              4.8   Triple Net Lease........................................................................    18

ARTICLE V. IMPOSITIONS......................................................................................    18
              5.1   Payment of Impositions..................................................................    18
              5.2   Notice of Impositions...................................................................    19
              5.3   Adjustment of Impositions...............................................................    19
              5.4   Utility Charges.........................................................................    19
              5.5   Insurance Premiums......................................................................    19

ARTICLE VI. TERMINATION OR ABATEMENT OF LEASE...............................................................    19

ARTICLE VII. OWNERSHIP OF PROPERTY..........................................................................    20
              7.1   Ownership of the Property...............................................................    20
              7.2   Tenant's Personal Property; Security Interest...........................................    20

ARTICLE VIII. CONDITION AND USE OF PROPERTY.................................................................    21
              8.1   Condition of the Property...............................................................    21
              8.2   Use of the Property.....................................................................    22
              8.3   Landlord to Grant Easements.............................................................    23
              8.4   Hazardous Substances....................................................................    23

ARTICLE IX. LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS...................................................    26
              9.1   Compliance with Legal Requirements, Insurance Requirements and Instruments..............    26
              9.2   Covenants Regarding Legal Requirements..................................................    26


                                        i
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              9.3   Representations and Warranties..........................................................    27

ARTICLE X. CONDITION OF THE PROPERTY........................................................................    27
              10.1  Maintenance and Repair..................................................................    27
              10.2  Encroachments and Restrictions..........................................................    28

ARTICLE XI. CAPITAL ADDITIONS...............................................................................    29
              11.1  Construction of Capital Additions.......................................................    29
              11.2  Capital Additions Financed or Paid for by Landlord......................................    30
              11.3  Capital Additions Paid for by Tenant....................................................    32
              11.4  Disposition of Capital Additions upon Expiration or Termination of Lease................    32
              11.5  Non-Capital Additions...................................................................    32
              11.6  Salvage.................................................................................    32
              11.7  Conflicts With Work Letter..............................................................    33

ARTICLE XII. LIENS..........................................................................................    33

ARTICLE XIII. CONTESTS......................................................................................    33

ARTICLE XIV. INSURANCE......................................................................................    34
              14.1  General Insurance Requirements..........................................................    34
              14.2  Replacement Cost........................................................................    36
              14.3  Additional Insurance....................................................................    36
              14.4  Waiver of Subrogation...................................................................    36
              14.5  Form of Insurance.......................................................................    37
              14.6  Change in Limits........................................................................    37
              14.7  Blanket Policy..........................................................................    37
              14.8  No Separate Insurance...................................................................    37

ARTICLE XV. INSURANCE PROCEEDS..............................................................................    38
              15.1  Handling of Insurance Proceeds..........................................................    38
              15.2  Reconstruction in the Event of Damage or Destruction Covered by Insurance...............    38
              15.3  Reconstruction in the Event of Damage or Destruction Not Covered by Insurance...........    39
              15.4  Payment of Proceeds on Tenant's Property and Capital Additions Paid by Tenant...........    40
              15.5  Restoration of Tenant's Property........................................................    40
              15.6  Abatement of Rent.......................................................................    40
              15.7  Damage Near End of Term.................................................................    40
              15.8  Termination of Option to Purchase.......................................................    41
              15.9  Waiver..................................................................................    41

ARTICLE XVI. CONDEMNATION...................................................................................    41
              16.1  Definitions.............................................................................    41
              16.2  Parties' Rights and Obligations.........................................................    42


                                       ii
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              16.3  Total Taking............................................................................    42
              16.4  Allocation of Portion of Award..........................................................    42
              16.5  Partial Taking..........................................................................    42
              16.6  Temporary Taking........................................................................    43

ARTICLE XVII. DEFAULTS AND REMEDIES.........................................................................    43
              17.1  Events of Default.......................................................................    43
              17.2  Certain Remedies........................................................................    45
              17.3  Termination and Damages.................................................................    46
              17.4  Application of Funds....................................................................    47
              17.5  Failure to Conduct Business.............................................................    47
              17.6  Landlord's Right to Cure Tenant's Default...............................................    47
              17.7  Waiver..................................................................................    47

ARTICLE XVIII. CURE BY TENANT OF LANDLORD DEFAULTS..........................................................    48

ARTICLE XIX. PURCHASE OF PROPERTY BY TENANT.................................................................    48
              19.1  Purchase of the Property................................................................    48
              19.2  Failure to Close Purchase...............................................................    49

ARTICLE XX. HOLDING OVER....................................................................................    49

ARTICLE XXI. RISK OF LOSS...................................................................................    49

ARTICLE XXII. LIABILITY OF PARTIES..........................................................................    50
              22.1  Indemnification by Tenant...............................................................    50
              22.2  Indemnification by Landlord.............................................................    51
              22.3  Continuing Liability....................................................................    51

ARTICLE XXIII. ASSIGNMENT AND SUBLETTING....................................................................    51
              23.1  Assignment and Subletting...............................................................    51
              23.2  Attornment..............................................................................    51
              23.3  REIT Protection.........................................................................    52
              23.4  Prohibition of Transfers................................................................    52
              23.5  High Capitalization Hospital Companies..................................................    52
              23.6  Certain Sale of Business Type Transactions..............................................    53
              23.7  Public Offering/Public Trading..........................................................    54

ARTICLE XXIV. INFORMATION FROM TENANT.......................................................................    55
              24.1  Officer's Certificates..................................................................    55
              24.2  Financial Information...................................................................    55
              24.3  Licensing Information...................................................................    56

ARTICLE XXV. APPRAISALS OF THE PROPERTY.....................................................................    56
              25.1  Appraisers..............................................................................    56
              25.2  Method of Appraisal.....................................................................    57


                                       iii
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ARTICLE XXVI. OPTIONS TO PURCHASE...........................................................................    57
              26.1  Landlord's Option to Purchase Tenant's Personal Property; Transfer of Licenses..........    57
              26.2  First Offer to Purchase.................................................................    58
              26.3  Inclusion of the Property with Other Property...........................................    59
              26.4  Landlord's Election of 1031 Exchange....................................................    59
              26.5  Specific Performance of Options.........................................................    60

ARTICLE XXVII. FACILITY MORTGAGES...........................................................................    60

ARTICLE XXVIII. LIMITATION OF LIABILITY.....................................................................    61

ARTICLE XXIX. ADDITIONAL COVENANTS OF TENANT................................................................    61
              29.1  Additional Negative Covenants...........................................................    61
              29.2  Additional Affirmative Covenants........................................................    62
              29.3  Security for the Lease..................................................................    64

ARTICLE XXX. MISCELLANEOUS..................................................................................    67
              30.1  Landlord's Right to Inspect.............................................................    67
              30.2  No Waiver...............................................................................    68
              30.3  Remedies Cumulative.....................................................................    68
              30.4  Acceptance of Surrender.................................................................    68
              30.5  No Merger of Title......................................................................    68
              30.6  Conveyance by Landlord..................................................................    68
              30.7  Quiet Enjoyment.........................................................................    68
              30.8  Notices.................................................................................    69
              30.9  Survival of Terms; Applicable Law.......................................................    70
              30.10 Exculpation of Landlord's and Tenant's Officers and Agents..............................    70
              30.11 Transfers Following Termination.........................................................    70
              30.12 Tenant's Waivers........................................................................    70
              30.13 Memorandum of Lease.....................................................................    71
              30.14 Arbitration.............................................................................    71
              30.15 Modifications...........................................................................    71
              30.16 Attorneys' Fees.........................................................................    71
              30.17 Time is of the Essence..................................................................    71
              30.18 Counterparts............................................................................    71
              30.19 Brokers.................................................................................    71
              30.20 Public Disclosure.......................................................................    72
              30.21 Guaranty................................................................................    72

ARTICLE XXXI. PRESERVATION OF FACILITY VALUE................................................................    72

EXHIBITS

Exhibit A - Legal Description of the Land
Exhibit B - Intentionally Omitted
Exhibit C - Intentionally Omitted
Exhibit D - Permitted Encumbrances
Exhibit E - Work Letter
Exhibit F - Form of Guaranty

                              AMENDED AND RESTATED
                             PIONEER HOSPITAL LEASE

            This AMENDED AND RESTATED PIONEER HOSPITAL LEASE is executed as of June 28, 2002, by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation, having its principal office at 4675 MacArthur Court, 9th Floor, Newport Beach, California 92660, as Landlord ("LANDLORD"), and PIONEER VALLEY HOSPITAL, INC. a Delaware corporation, having its principal office at 113 Seaboard Lane, Suite A200, Franklin, Tennessee 37067, as Tenant ("TENANT").

                                 R E C I T A L S

            A. Landlord, as successor in interest by merger to AHP of Utah, Inc., a Utah corporation ("AHP UTAH"), and Tenant, as successor in interest to Paracelsus Pioneer Valley Hospital, Inc., a Utah corporation ("PARACELSUS"), are parties to that certain Pioneer Hospital Lease dated as of May 15, 1996, as amended by that certain First Amendment to Pioneer Hospital Lease dated as of August 15, 1996 (the "FIRST AMENDMENT"), that certain Second Amendment to Lease dated as of November 6, 1996 (the "SECOND AMENDMENT"), and that certain Third Amendment to Lease dated as of March 18, 1999 (the "THIRD AMENDMENT") (collectively, as so amended, the "ORIGINAL LEASE"). The Original Lease covers certain land, improvements, fixtures and related rights comprising the Pioneer Valley Hospital located in the City of West Valley City, Salt Lake County, Utah, as more particularly described in the Original Lease.

            B. Tenant desires to construct a Capital Addition to the Facility (as such terms are defined below) and to have Landlord fund a portion of the costs associated therewith. Tenant also desires to further amend the Lease in certain additional respects.

            C. Landlord is willing to (i) consent to such Capital Addition, (ii) fund a portion of such costs, and (iii) amend and restate the Original Lease upon the terms and conditions set forth herein.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

            For all purposes of this Lease, unless otherwise expressly provided in this Agreement or the context in which such term is used indicates a contrary intent, (a) the terms defined in this Article shall have the meanings ascribed to them in this Article, (b) all accounting terms not otherwise defined in this Article shall have the meanings ascribed to them in accordance with GAAP at the time applicable, (c) all references in this Lease to designated "Articles," Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

            "1031 EXCHANGE" As defined in Section 26.4.

            "2002 PROJECT" As defined in the Work Letter.

            "2002 PROJECT COSTS" As defined in the Work Letter.

            "ABSOLUTE ASSIGNMENT OF SUBLEASES AND RENTS" shall mean the Absolute Assignment of Subleases and Rents dated as of May 15, 1996, by and between Landlord and Tenant.

            "ACCOMMODATOR" As defined in Section 26.4.

            "ADDITIONAL CHARGES" shall have the meaning ascribed to such term in
Section 4.7.

            "AFFILIATE" of any person or entity (the "Subject") shall mean (a) any person which, directly or indirectly, controls or is controlled by or is under common control with the Subject, (b) any person owning, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of the Subject or (c) any officer, director, employee, general partner or trustee of the Subject or any person controlling, controlled by or under common control with the Subject (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of the Subject). As used in this definition, the term "person" means and includes governmental agencies and authorities, political subdivisions, individuals, corporations, limited liability companies, general partnerships, limited partnerships, stock companies or associations, joint ventures, associations, trusts, banks, trust companies, land trusts, business trusts and any other entity of any form whatsoever, and "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, through the ownership of a voting securities, partnership interests or other equity interests, or through any other means. Notwithstanding the foregoing, neither JLL, nor any Person that is an Affiliate of JLL but that otherwise would not be deemed to be an Affiliate of Tenant without reference to JLL, shall be deemed to be an Affiliate of Tenant.

            "AHP UTAH" shall have the meaning ascribed to such term in Recital
A.

            "APPLICABLE CPI PERCENT" shall mean the percent equal to (x) the quotient of (i) the CPI most recently published as of the date that payment of Percentage Rent for the last Calendar Quarter of such Calculation Period is due, divided by (ii) the CPI as of the comparable prior year date; minus (y) one, but in no event less than 2.0%.

            "AWARD" shall have the meaning ascribed to such term in Section 16.1(c).

            "BASE GROSS REVENUES" shall mean the Gross Revenues for the 12-month period commencing with the first full day of the first full calendar month of the Fixed Term.

            "BASE RENT" shall mean, for the Fixed Term, $7,024,401 per annum and, for each Extended Term, if any, the applicable amount determined pursuant to Section 4.3.

            "BASE RENTAL RATE" shall mean for any Calculation Period the quotient of (a) the Base Rent payable with respect to such Calculation Period divided by (b) the Landlord's Total Investment for such Calculation Period.

            "BUSINESS DAY" shall mean any day on which banking institutions in New York, New York, are open for the conduct of normal banking business.

            "CALCULATION PERIOD" shall mean a period of 12 consecutive months commencing with the first day of the first full calendar month of the Fixed Term or any anniversary of such date.

            "CALENDAR QUARTER" shall mean the three-month periods in each calendar year ending on March 31st, June 30th, September 30th and December 31st, respectively.

            "CAPITAL ADDITIONS" shall mean (a) one or more new buildings located on the Land or to be used, directly or indirectly, as part of the Facility, (b) one or more additional structures annexed to any portion of any of the Improvements, (c) the material expansion of existing Improvements, (d) the construction of a new wing or new story on existing Improvements, or (e) any expansion, construction, renovation or conversion of existing Improvements or the installation of new Fixtures therein to (i) increase the bed or service capacity of the Facility or (ii) change the purpose for which the Facility is utilized. Notwithstanding anything to the contrary contained in Article XI, in the event it is necessary to abate or otherwise take corrective action with respect to the existence of a Hazardous Substance (as hereinafter defined) located in, on or under the Property or in the Improvements, such abatement or corrective action shall not be deemed to be a Capital Addition and shall be the sole responsibility of Tenant at its sole cost and expense. Notwithstanding anything herein to the contrary, the 2002 Project shall at all times be deemed a "Capital Addition" for purposes of this Lease.

            "CAPITAL ADDITIONS COST" shall mean the cost of any Capital Additions. Such cost shall include (a) the costs of constructing the Capital Additions, including site preparation and improvement, materials, labor, supervision, developer and administrative fees, the costs of design, engineering and architectural services, the costs of fixtures, the costs of construction financing (including, if funded by Landlord, capitalized interest at a rate equal to the Prime Rate plus 250 basis points) and other similar costs approved in writing by Landlord, (b) if agreed to by

Landlord in writing in advance, the purchase price and other acquisition costs, or applicable ground lease rental payable for any period such ground lease is in effect to and including the date upon which such Capital Addition is completed and occupied or in operation, as the case may be, of any land which is acquired or leased for the purpose of placing thereon all or any portion of the Capital Additions or for providing means of access thereto, or parking facilities therefor (including the costs of surveying the same and recording, title insurance and escrow fees and charges), (c) insurance premiums, real estate taxes, water and sewage charges and other carrying charges for such Capital Additions during their construction, (d) fees and expenses of legal counsel, (e) any documentary transfer or similar taxes, (f) any applicable regulatory or administrative fees and charges, and any costs, charges, fees or expenses paid or incurred in connection with obtaining an applicable permits, licenses, franchises, authorizations, certificates of need, certificates of occupancy an similar authorizations and entitlements and (g) all other reasonable costs and expenses of Landlord or Tenant, as applicable, and any lending institution which has committed to finance the Capital Additions including, but not limited to,
(i) the fees and expenses of their respective legal counsel, (ii) any printing duplicating and messenger expenses, (iii) any filing, registration and recording taxes and fees, (iv) any documentary transfer or similar taxes, (v) any title insurance charges and appraisal fees, (vi) any rating agency fees and (vii) any commitment or similar fees charged by any lending institution financing or offering to finance any portion of such Capital Additions. Notwithstanding the foregoing, with respect to the 2002 Project, "Capital Additions Cost" shall mean only the 2002 Project Costs.

            "CASH FLOW" shall mean, for any period of determination, an amount equal to the sum the amounts for such period of (i) net income before income taxes and interest expense, (ii) depreciation, amortization and other similar non-cash charges, (iii) Base Rent and (iv) Percentage Rent.

            "CLAIMS" shall have the meaning specified in Section 22.1.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            "COMMENCEMENT DATE" shall have the meaning ascribed to such term in
Section 3.1.

            "COMPLETION DATE" shall have the meaning ascribed to such term in the Work Letter."

            "CONDEMNATION" shall have the meaning ascribed to such term in
Section 16.1(a).

            "CONDEMNOR" shall have the meaning ascribed to such term in Section 16.1(d).

            "CONSOLIDATED FINANCIALS" shall mean, for any fiscal year (or other accounting period) for Tenant and consolidated Affiliates thereof statements of earnings, retained earnings and cash flows for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year (or period), all of which shall be prepared in accordance with GAAP.

            "CONSOLIDATED NET WORTH" same mean, at any time, the sum of the following for any person and its consolidated Subsidiaries, on a consolidated basis determined in accordance with GAAP:

                  (i) the amount of capital or stated capital (after deducting the cost of any shares, if applicable, held in its treasury), plus

                  (ii) the amount of capital surplus and retained earnings (or, in the case of a capital surplus or retained earnings deficit, minus the amount of such deficit), minus

                  (iii) the sum of the following (without duplication of
            deductions in respect of items already deducted in arriving at surplus and retained earnings): (a) unamortized debt discount and expense; and (b) any write-up in book value of assets resulting from a revaluation thereof subsequent to the most recent Consolidated Financials prior to the date , excluding, however, any (i) net write-up in value of foreign currency in accordance with GAAP, (ii) write-up resulting from a reversal of a reserve for bad debts or depreciation, and (iii) write-up resulting from a change in methods of accounting for inventory.

            "CONTROLLING PERSON" shall mean any (i) person(s) which, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and
(ii) person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s). Notwithstanding the foregoing, neither JLL, nor any Person that is an Affiliate of JLL but that otherwise would not be deemed to be an Affiliate of Tenant without reference to JLL, shall be deemed to be a Controlling Person.

            "CPI" shall mean the Consumer Price Index for the region in which the Facility is located (All Urban Consumers, 1982-84=100).

            "DATE OF TAKING" shall have the meaning ascribed to such term in
Section 16.1(b).

            "ENCUMBRANCE" shall have the meaning ascribed to such term in
Article XXVII.

            "EVENT OF DEFAULT" shall have the meaning ascribed to such term in
Section 17.1.

            "EXCESS REVENUE" shall mean, with respect to each Calculation Period, the difference between the Gross Revenues for such Calculation Period and the Base Gross Revenues.

            "EXTENDED TERM" shall have the meaning ascribed to such term in
Section 3.2.

            "FACILITY" shall mean the general acute care hospital presently operated and to be operated on the Land, together with any Capital Additions.

            "FACILITY MORTGAGE" shall have the meaning ascribed to such term in
Section 14.1.

            "FACILITY MORTGAGEE" shall have the meaning ascribed to such term in
Section 14.1.

            "FAIR MARKET RENTAL" shall mean, with respect to the Property (including any Capital Additions except to the extent paid for by Tenant) the rental paid on a net basis as provided in Section 4.8 hereof which a willing tenant not compelled to rent would pay to a willing landlord not compelled to lease for the highest and best medical use and occupancy of such property permitted pursuant to this Lease for the term in question, assuming that Tenant is not in default under this Lease, but without taking into account Percentage Rent. For purposes of this Lease, Fair Market Rental shall be determined in accordance with the appraisal procedures set forth in Article XXV or as otherwise mutually agreed upon by Landlord and Tenant.

            "FAIR MARKET VALUE" shall mean, with respect to the Property, including all Capital Additions, the price that a willing buyer not compelled to buy would pay to a willing seller not compelled to sell for such property (except as otherwise provided below), assuming that (a) this Lease is not in effect with respect to the Property, (b) such seller must pay any closing costs and title insurance premiums with respect to such sale, and (c) the Property is fully licensed by all governmental agencies having jurisdiction thereof, and is and will continue to be operated for the Primary Intended Use and is otherwise a going concern. Notwithstanding the foregoing, the computation of Fair Market Value shall assume that this Lease is in effect with respect to the Property in the event that Tenant elects to acquire the Property pursuant to Section 15.2(b). For purposes of this Lease, Fair Market Value shall be determined in accordance with the appraisal procedures set forth in Article XXV or as otherwise mutually agreed upon by Landlord and Tenant.

            "FISCAL YEAR" shall mean the 12-month period commencing January 1 and terminating December 31.

            "FIXED TERM" shall have the meaning ascribed to such term in Section 3.1.

            "FIXED TERM SECURITY LETTER OF CREDIT" shall have the meaning ascribed thereto in Section 29.3(b).

            "FIXTURES" shall have the meaning ascribed to such term in clause
(c) of Article II.

            "GAAP" shall mean generally accepted accounting principles.

            "GROSS REVENUES" shall mean all revenues received or receivable from, in connection with, incidental to or by reason of the operation of the Facility or any other use of the Property by Tenant or any Affiliate thereof, including, without limitation, all revenues received or receivable, from the Facility and all patient revenues received or receivable from, in connection with or incidental to the use of or otherwise by reason of all rooms, beds and other facilities provided, meals served, services performed, space or facilities subleased or goods sold on the Property and including, without limitation (except as provided below), arrangements with third parties relating to the possession or use of any portion of the Property; provided, however, that Gross Revenues shall not include:

                  (i) any revenues from professional fees or charges by
            physicians or providers of ancillary services when and to the extent such charges are paid over to such physicians or providers of ancillary services, or are accompanied by separate charges for the use of the Facility or any portion thereof;

                  (ii) non-operating revenues such as interest income or income from the sale of assets not sold in the ordinary course of business;

                  (iii) contractual allowances or reserves (relating to any
            period during the Term) for billings not paid by or received from the applicable governmental agencies or third party providers;

                  (iv) allowances according to GAAP for uncollectible accounts, including credit card accounts, uncompensated care, charity care or other administrative discounts and collection expenses;

                  (v) all patient billing credits and adjustments that are
            appropriate according to GAAP relating to health care accounting;

                  (vi) all federal, state or local sales or excise taxes and any tax based upon or measured by Gross Revenues which is added to or trade a part of the amount billed to the patient or other recipient of such services or goods, whether included in the bill or stated separately;

                  (vii) all provider discounts for hospital or other medical facility utilization contracts and credit card discounts;

                  (viii) all costs of any federal, state or local governmental program imposed specially to provide or finance indigent patient care;

                  (ix) all rental income, concession fees and other payments received by Tenant from any Affiliate of Tenant; provided, however, that any receipts of such Affiliate that would be deemed Gross Revenues if received by Tenant shall be considered to be part of Gross Revenues to the extent of Tenant's or any of its Affiliate's percentage interest in such receipts;

                  (x) amounts received by Tenant pursuant to a sublease of any portion of the Property if the rental paid by the sublessee under the sublease is based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or
            (b) any other formula such that any portion of the sublease rental would fail to qualify as `rents from real property' under Section 856(d) of the Code, or any similar or successor provisions thereto, provided, however, that any receipts of such sublessee that would be deemed Gross Revenues if received by Tenant shall be considered to be part of Gross Revenues; and

                  (xi) revenues attributable to services actually provided at locations other than the Property, such as home health care and other services.

            "GUARANTORS" shall mean, collectively, Iasis and any future guarantor of Tenant's obligations pursuant to this Lease (each individually, a "Guarantor").

            "GUARANTY" shall mean the Guaranty of Obligations dated June 28, 2002, executed by Guarantor, in substantially the form attached hereto as Exhibit F, and any future written guaranty of Tenant's obligations hereunder executed by a Guarantor.

            "HAZARDOUS SUBSTANCES" shall mean those substances, materials, and wastes listed in the United States Department of Transportation Table (49 CFR 172 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law including, without limitation, any material, waste or substance which is (i) hydrocarbons, petroleum and petroleum products, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) formaldehyde, (v) radioactive substances, (vi) flammables and explosives, (vii) described as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C.
Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (viii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (ix) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. (42 U.S.C. Section 9601), as the same may be amended from time to time, or (x) any other substance, waste or material which could presently or at any time in the future cause a detriment to or impair the value or beneficial use of the Land or other Property (which, for purposes of this definition shall include all air, soils, ground water, surface water and soil vapor) or constitute or cause a health, safety or environmental hazard on, under or about the Land or other Property or to any person who may enter on, under, or about the Land or other Property or require remediation at the behest of any governmental agency.

            "IASIS" shall mean Iasis Healthcare Corporation, a Delaware corporation, and its permitted successors and assigns.

            "IMPACTED FACILITY" shall have the meaning specified in Section
15.2.

            "IMPOSITIONS" shall mean all taxes (including without limitation all real property taxes imposed upon the Land, Improvements or other portions of the Property, including, but not limited to all tangible and intangible personal property, ad valorem, sales, use, single business, gross receipts, transaction privilege, documentary stamp (if any are associated with this Lease or the transactions contemplated hereby), rent or similar taxes relating to or imposed upon Landlord, any portion of the Property, Tenant or its business conducted upon the Land), assessments (including without limitation all supplemental real property tax assessments or assessments for public improvements or benefit, whether or not commenced or completed prior to the Commencement Date, and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including without limitation license, permit, franchise, inspection, authorization and similar fees) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character or nature whatsoever with respect to or connected with the Property or the business conducted thereon by Tenant (including all interest, penalties and fines thereon due to any failure or delay in payment thereof) which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to, or may be a lien upon (a) Landlord's interest in the Property, (b) the Property or any part thereof or any Rent therefrom or any estate, right, title or interest therein,
(c) Landlord's capital invested in the State as represented by the Property, or
(d) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant.

            "IMPROVEMENTS" shall have the meaning ascribed to such term in clause (b) of Article II.

            "INITIAL INVESTMENT COST" shall mean $57,073,000.

            "INSURANCE REQUIREMENTS" shall mean all terms and conditions of any insurance policy required by this Lease and all requirements of the issuer of any such insurance policy.

            "JLL" shall mean Joseph Littlejohn & Levy Fund III, L.P.

            "LAND" shall mean all of that certain real property situated in the City of West Valley City, County of Salt Lake, State of Utah and more particularly described in Exhibit A attached hereto and incorporated herein by reference, and any other parcel of land acquired or leased and made subject to this Lease in connection with a Capital Addition.

            "LANDLORD LENDER" shall have the meaning ascribed to that term in
Section 14.1.

            "LANDLORD'S MAXIMUM COST" shall have the meaning ascribed to such term as defined in the Work Letter.

            "LANDLORD'S TOTAL INVESTMENT" shall mean an amount equal to the sum of (x) the Initial Investment Cost plus all Capital Additions Costs pertaining to the Property paid for by Landlord, including the 2002 Project Costs paid for by Landlord, minus (y) $213,283, representing Landlord's investment in excess land.

            "LEASE" shall mean this document, as the same may be amended from time to time in accordance herewith.

            "LEGAL REQUIREMENTS" shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, common law, decrees and injunctions affecting the Property or the maintenance, construction, use, alteration, occupancy or operation thereof, whether now or hereafter enacted and in force (including any of the foregoing which may require repairs, modifications or alterations in or to the Property), all permits, licenses, certificates, franchises, authorizations, land use entitlements, zoning and regulations relating thereto, and all covenants, conditions, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Property.

            "MINIMUM REPURCHASE PRICE" shall mean the Landlord's Total Investment less the net amount (after deduction of all reasonable legal fees and other costs and expenses, including without limitation expert witness fees, incurred by Landlord in connection with obtaining any such proceeds or awards) of any proceeds of insurance paid to and retained by Landlord in accordance with
Article XV of this Lease and of any Awards received by Landlord and not applied to restoration of the Property in accordance with Article XVI of this Lease.

            "NOTICE" shall mean a notice given pursuant to Section 30.8 hereof.

            "OFFICER'S CERTIFICATE" shall mean a certificate of Tenant signed by the chief financial officer or another officer authorized so to sign by resolutions adopted by the board of directors or the articles of incorporation or by-laws of Tenant or by any other person whose power and authority to act has been authorized by delegation in writing by the chief financial officer of Tenant.

            "OVERDUE RATE" shall mean, as of a specified date, a rate of interest equal to the Prime Rate plus five percent per annum, but in no event greater than the maximum rate of interest then permitted under applicable law.

            "PARACELSUS" shall have the meaning ascribed to such term in Recital A.

            "PAYMENT DATE" shall mean any due date for the payment of any installment of Base Rent.

            "PERCENTAGE RENT" shall mean the percentage rent payable by Tenant to Landlord pursuant to Section 4.4.

            "PERCENTAGE RENT COMMENCEMENT DATE" shall mean with respect to the Fixed Term, the first day of the first full calendar month of the Fixed Term.

            "PERMITTED ENCUMBRANCES" shall mean the matters, if any, set forth in Exhibit D attached hereto and incorporated herein by reference.

            A "PERSON" shall mean any natural person, corporation, limited liability company, business trust, association, company, partnership or government (or any agency or political subdivision thereof).

            "PRIMARY INTENDED USE" shall mean a general acute care hospital licensed by the State, and such additional uses which were licensed or applied for as of the Commencement Date, or are permitted by Landlord from time to time hereunder.

            "PRIME RATE" shall mean the fluctuating rate of interest most recently announced by Wells Fargo at its principal office in San Francisco, California as its "Prime Rate." The "Prime Rate" is one of Wells Fargo's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. The "Prime Rate" is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate and may not be the lowest of Wells Fargo's base rates. Any change in any of the interest rates chargeable hereunder resulting from a change in the Prime Rate shall become effective as of the Business Day on which each change in the "Prime Rate" is announced.

            "PROPERTY" shall have the meaning ascribed to such term in Article II and shall further include all Capital Additions.

            "PURCHASE AGREEMENT" shall mean that certain Purchase and Sale Agreement dated as of May 15, 1996, by and between Paracelsus, as seller, and AHP Utah, as buyer, with respect to the Property.

            "REMEDIAL WORK" shall have the meaning specified in Section 8.4.

            "RENT" shall mean the Base Rent, Percentage Rent and Additional Charges.

            "SECURITY AGREEMENT" shall mean the Security Agreement dated as of May 15, 1996, between Tenant, as Debtor, and Landlord, as Secured Party.

            "SECURITY LETTER OF CREDIT" shall have the meaning ascribed thereto in Section 29.3(c).

            "STATE" shall mean the State of Utah.

            "SUBSIDIARIES" shall mean corporations, partnerships, limited liability companies, business trusts or other legal entities with respect to which a person owns, directly or indirectly (including through one or more intermediaries), more than fifty percent (50%) of the voting stock or partnership, membership or other equity interest, respectively.

            "TAKING" shall mean a taking or voluntary conveyance during the Term hereof of all or any part of the Property, or any interest therein, right with respect thereto or use thereof, as a result of, incidental to, or in settlement of any condemnation or other eminent domain proceedings affecting such Property, regardless of whether such Proceedings shall have actually been commenced.

            "TANGIBLE NET WORTH" shall mean, as of the date of determination, the sum of the following for any Person and its consolidated subsidiaries, if any, on a consolidated basis, determined in accordance with GAAP (a) the amount of capital or stated capital (after deducting the cost of any shares held in the applicable entity's treasury); (b) plus the amount of capital surplus and retained earnings; or (c) in the case of a capital or retained earnings deficit, minus the amount of such deficit, (d) less the amount, if any, carried on the books of the entity and any consolidated subsidiaries of the entity for goodwill, patents, trademarks, copyrights, licenses, and other assets which are properly classified as intangible assets under GAAP.

            "TARGET PROPERTY" shall have the meaning ascribed to such term in
Section 26.4.

            "TEN-YEAR TREASURY RATE" shall mean, as of the date of determination, the monthly average yield to maturity of actively traded marketable United States Treasury securities bearing a fixed rate of interest, adjusted for a constant maturity of ten years, as calculated by the Federal Reserve Board for the four preceding calendar weeks and published in said board's Statistical Release H. 15.

            "TENANT'S PERSONAL PROPERTY" shall mean all machinery, equipment, furniture, furnishings, movable walls or partitions, computers or other personal property, and consumable inventory and supplies, including, without limiting the generality of the foregoing, mail boxes, desks, lamps, chairs, beds, bedstands, non-affixed cabinetry, tables, and similar movable equipment, owned by Tenant and used on the Land, but in no event any items included within the definition of Fixtures.

            "TERM" shall mean the Fixed Term and any Extended Terms, as the context may require, unless earlier terminated pursuant to the Provisions of this Lease.

            "TOTAL RENT" shall mean the sum of Base Rent, Percentage Rent and Additional Charges.

            "TRANSFER" shall have the meaning ascribed to such term in Section 23.4.

            "UNAVOIDABLE DELAYS" shall mean delays due to strikes, lockouts, inability to procure materials, power failures, acts of God, governmental restrictions, enemy action, civil commotion, unavoidable casualty and other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.

            "WELLS FARGO" shall mean Wells Fargo Bank, N.A., a national banking association.

            "WORK LETTER" shall mean the 2002 Project Work Letter attached hereto as Exhibit E to this Lease and incorporated herein by this reference."

                                  ARTICLE II.
                                LEASE OF PROPERTY

            Landlord hereby leases, demises and lets to Tenant, and Tenant hereby hires, takes and leases from Landlord, upon the terms and subject to the conditions hereinafter set forth, TO HAVE AND TO HOLD, all of Landlord's right, title and interest in and to all of the following (the "PROPERTY"):

            (a) the Land;

            (b) all buildings, structures and other improvements of every kind, including but not limited to the Facility, all buildings and structures hereafter constructed upon the Land and all alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas, roadways and other related on-site and off-site improvements appurtenant to such buildings and structures presently or hereafter situated upon the Land, and any and all Capital Additions, including the 2002 Project (the "IMPROVEMENTS");

            (c) all "fixtures" as that term is defined in the State now and hereafter located in, on or used and incorporated into the Land or Improvements; all equipment (including non-movable medical equipment), machinery, fixtures and other items of property, including all components thereof, now and hereafter located in, on or used and incorporated into the Property, in alt cases so as to constitute component parts thereof, including, without limitation, any and all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems, equipment and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, wiring, tubing, central clock systems, doctor register systems, elevators, dumb waiters, intercom systems, nurse call systems, affixed cabinetry and counters, pneumatic tube systems, vacuum cleaning systems, conveyor systems, paging systems, mill work, x-ray protection, pass-through boxes, exhaust systems, laboratory plumbing and piping, medical gas systems, nurse station counters, emergency generators and similar items incorporated into and made a component part of the Property, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute component parts of real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding Tenant's Personal Property (the "FIXTURES"); and

            (d) all easements, licenses, rights-of-way and appurtenances relating to the Land and the Improvements.

                                  ARTICLE III.
                                  TERM OF LEASE

            3.1 TERM OF LEASE. The initial term of this Lease commenced on May 15, 1996 (the "COMMENCEMENT DATE"), and, unless extended or terminated earlier in accordance with the provisions of this Lease, shall remain in effect until January 31, 2004 (the "FIXED TERM"). Tenant acknowledges that Landlord delivered possession of the Property to Tenant on the Commencement Date.

            3.2 OPTION TO EXTEND TERM OF LEASE.

            Tenant shall have the right to renew this Lease for one (1) fifteen
(15)-year renewal term and then two (2) ten (10)-year renewal terms (each an "EXTENDED TERM"), upon (i) giving Notice to Landlord of such renewal (x) with respect to the first (1st) Extended Term, prior to August 1, 2003, but not before June 1, 2003, and (y) with respect to the second (2nd) and third (3rd) Extended Terms, not less than one hundred eighty (180) and not more than three hundred sixty (360) days prior to the expiration of the then current Term and
(ii) delivering to Landlord concurrent with such Notice a reaffirmation of the Guaranty executed by Guarantor stating, in substance, that Guarantor's obligations under the Guaranty shall extend to this Lease, as extended by the Extended Term. Notwithstanding the foregoing, if Tenant does not exercise its option to extend the Term for the first (1st) Extended Term as provided above, then Landlord shall have the right and option to extend the Term for the first
(1st) Extended Term by giving Notice of such renewal to Tenant on or before November 1, 2003, and Tenant shall promptly thereafter deliver to Landlord a reaffirmation of the Guaranty executed by Guarantor stating, in substance, that Guarantor's obligations under the Guaranty shall extend to this Lease, as extended by such Extended Term. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect except that the annual Base Rent for and during such Extended Term shall be as set forth in Section 4.3(b).

            Each such option may only be exercised by Tenant if, at the time such option is exercised, (a) this Lease has not expired or been sooner terminated and (b) an Event of Default is not continuing. Tenant's exercise of any option to extend the term of this Lease for an Extended Term pursuant to this Section 3.2 shall constitute Tenant's irrevocable and binding commitment to lease the Property on the terms stated in this Lease for the whole of such Extended Term. If Tenant is unable to exercise any option due to the provisions of this Lease, the time during which such option may be exercised shall not be extended or enlarged. Time is strictly of the essence with respect to the requirement that Tenant give timely Notice of its exercise of any options hereunder, and Tenant's failure timely to exercise any option strictly in accordance with its terms shall constitute a material, irredeemable and incurable failure to satisfy a condition precedent to the vesting of any rights in Tenant pursuant to the option, and Tenant hereby expressly waives any right to claim relief from forfeiture or any other form of equitable relief from the consequences of any untimely exercise of any such option strictly in accordance with its terms. The implied covenant of good faith and fair dealing, if any, under this Lease shall not be construed to impose upon Landlord any obligation to notify Tenant in advance of the impending deadline for the exercise of any option hereunder, nor shall it obligate Landlord to excuse the tardy exercise of any option, however slight. The failure of Tenant to exercise any of the options for the Extended Terms within the respective times specified in this Section shall thereby terminate any remaining such options, unless Landlord exercises its option to extend the Term for the first (1st) Extended Term as provided above, in which case Tenant shall nevertheless retain the option to renew the Term for the second (2nd) and third (3rd) Extended Terms in accordance with the foregoing provisions.

                                  ARTICLE IV.
                                      RENT

            4.1 [INTENTIONALLY DELETED]

            4.2 PAYMENT OF BASE RENT, PERCENTAGE RENT AND ADDITIONAL CHARGES. During the Term, Tenant shall pay to Landlord at the times specified herein, in lawful money of the United States of America, without right of offset or deduction, by wire transfer of immediately available funds to such account or accounts as Landlord may designate from time-to-time in a Notice, the Rent.

            4.3 BASE RENT.

                  (a) BASE RENT DURING THE FIXED TERM. Commencing on the first Business Day of the first full calendar month occurring coincident with or after the Commencement Date and, thereafter, on the first day of each calendar month occurring during the Fixed Term hereof, Tenant shall pay to Landlord Base Rent in an amount determined by dividing (x) the then annual Base Rent by (y) 12, provided that the first payment of Base Rent shall include an additional amount for any partial calendar month occurring between the Commencement Date and the date of the first payment of Base Rent. Any payment of Base Rent for a period of less than one calendar month shall be prorated based upon a 30-day month and the actual number of days elapsed.

                  (b) BASE RENT DURING THE EXTENDED TERMS.

                        (i) Base Rent shall be payable in equally monthly installments on the first day of each calendar month during the Extended Terms. The monthly installment of Base Rent for any partial calendar month at the beginning or end of each Extended Term shall be prorated based upon the actual number of days in such month.

                        (ii) Subject to upward adjustments as provided in clause
(iv) below, during the first (1st) Extended Term, annual Base Rent shall be the sum of (x) Four Million Eight Hundred Twenty-Five Thousand Dollars ($4,825,000.00), plus (y) Seven Percent (7%) of the aggregate amount of all 2002 Project Costs funded or disbursed by Landlord pursuant to the Work Letter in excess of Seven Million Dollars ($7,000,000.00) but less than Nine Million Five Hundred Thousand Dollars ($9,500,000.00), plus (z) Ten Percent (10%) of the aggregate amount of all 2002 Project Costs funded or disbursed by Landlord pursuant to the Work Letter in excess of Nine Million Five Hundred Thousand Dollars ($9,500,000.00).

                        (iii) Subject to upward adjustments as provided in clause (iv) below, during each of the second (2nd) and third (3rd) Extended Terms, annual Base Rent shall be the greater of (x) the then annual Fair Market Rental as of the commencement of such Extended Term and (y) One Hundred Two and One-Half Percent (102.5%) of annual Base Rent payable for the last Lease Year of the immediately preceding Term.

                        (iv) Commencing upon the expiration of the first (1st) Lease Year of each Extended Term, and upon the expiration of each Lease Year thereafter during each such Extended Term, the annual Base Rent for each ensuing Lease Year shall be increased to an amount equal to One Hundred Two and One-Half Percent (102.5%) of the annual Base Rent payable for the immediately preceding Lease Year.

            4.4 PERCENTAGE RENT.

                  (a) "Percentage Rent" shall accrue, in the manner and at the times set forth in this Section 4.4, in an amount equal to six percent of the Excess Revenues for any Calculation Period commencing during the Fixed Term. On August 14, 1996, and thereafter on the 45th day after the last day of every Calendar Quarter commencing during the Fixed Term of this Lease, Tenant shall pay Percentage Rent on a quarterly basis. The quarterly payment shall be determined by (i) annualizing the Gross Revenues for the portion of the Calculation Period ended (prorated for any partial period) as of the end of the last Calendar Quarter, (ii) subtracting from such annualized Gross Revenues the Base Gross Revenues to arrive at the Excess Revenues for such completed portion of the Calculation Period, (iii) multiplying such Excess Revenues by six percent, to arrive at annualized Percentage Rent, (iv) multiplying such annualized Percentage Rent by a fraction the numerator of which is the number of days elapsed in the Calculation Period through the end of the last Calendar Quarter and the denominator of which is 360 and

(v) subtracting from the product thus obtained any Percentage Rent payments previously made with respect to such Calculation Period.

                  (b) Notwithstanding subsection (a) of this Section 4.4 to the contrary, in no event shall the increase in Percentage Rent due and payable under this Lease with respect to any Calculation Period during the Fixed Term be less than an amount equal to two percent of aggregate Base Rent and Percentage Rent reserved hereunder for the immediately preceding Calculation Period, nor shall it be greater than the amount determined by multiplying (i) the Applicable CPI Percent by (ii) the aggregate Base Rent and Percentage Rent reserved hereunder for the immediately preceding Calculation Period. In no event, however, shall the Percentage Rent due and payable under this Lease with respect to any Calculation Period during the Fixed Term be greater than the amount which when added to the Base Rent reserved for such Calculation Period equals $8,880,867.

                  (c) Notwithstanding anything to the contrary in this Lease, Tenant shall have no obligation to pay Percentage Rent with respect to any period during any Extended Term.

            4.5 CONFIRMATION OF PERCENTAGE RENT. Tenant shall utilize or cause to be utilized, an accounting system for the Property in accordance with GAAP, which will accurately record and reflect all Gross Revenues for each Calculation Period and each Calendar Quarter ending during such Calculation Period. Tenant shall retain, for at least six years following the end of each Calculation Period (and in all events until the reconciliation described in Section 4.6 for such Calculation Period has been made), reasonably adequate records conforming to the aforementioned accounting system showing all Gross Revenues for such Calculation Period. Landlord, at its own expense, except as provided hereinbelow, shall have the right, from time to time, to audit or cause to be audited by its independent accountants or other independent authorized representatives the information set forth in the Officer's Certificate regarding Percentage Rent referred to in Section 4.6. In connection with such audits, Landlord (or such accountants or authorized representatives, as the case may be) may examine, audit and copy Tenant's records with respect thereto (including supporting data and sales and excise tax returns), subject to any prohibitions or limitations on disclosure of any such data under applicable law or regulations, including, without limitation, any duly enacted "Patients' Bill of Rights" or similar legislation and such reasonable limitations as may be necessary to preserve the confidentiality of the hospital-patient relationship and the physician-patient privilege. If any such audit discloses a deficiency in the payment of Percentage Rent, Tenant shall forthwith pay to Landlord the amount of the deficiency, together with interest at the Overdue Rate, for the period from the date when such payment should have been made to the date when such payment is made. If any such audit discloses that Gross Revenues actually received by Tenant for the Calculation Period to which such audit relates exceed those reported by Tenant by more than five percent, Tenant shall pay all of Landlord's costs, charges, fees and expenses related to such audit. Any proprietary information obtained by Landlord pursuant to the provisions of this
Section 4.5 shall be treated as confidential, except that, subject to appropriate confidentiality safeguards, such information may be used in any litigation between Landlord and Tenant and may be disclosed by Landlord to Owner, Landlord's lenders or prospective lenders. The obligations of Tenant contained in this Section shall survive the expiration or earlier termination of this Lease.

            4.6 CERTIFICATES REGARDING PERCENTAGE RENT. Each payment of Percentage Rent shall be delivered to Landlord, together with an Officer's Certificate setting forth the calculation for the most of recently completed Calendar Quarter and the Calculation Period to date (except in the event no payment is due, in which case such Officer's Certificate shall be delivered to Landlord at such time as such payment would otherwise be due). In addition, within 90 days after each Calculation Period, Tenant shall deliver to Landlord an Officer's Certificate reasonably acceptable to Landlord setting forth the Gross Revenues, together with Tenant's computation of Percentage Rent paid (or payable) for such Calculation Period. If the Percentage Rent due for any Calculation Period, as shown in any such certificate, exceeds the sum of the quarterly payments of Percentage Rent previously made by Tenant with respect to such Calculation Period, Tenant promptly shall remit to Landlord the amount of such deficit. If the Percentage Rent for such Calculation Period, as shown in such certificate, is less than the sum of the quarterly payments of Percentage Rent previously made by Tenant with respect to such Calculation Period, Landlord shall credit such sum to the payment of Percentage Rent next due. The obligation of Tenant to pay to Landlord Percentage Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation (taking into account, among other relevant adjustments, any contractual allowances which are accrued after such expiration or termination date but which relate to Gross Revenues accrued prior to such expiration or termination date and Tenant's good faith best estimate of the amount of any unresolved contractual allowances) shall be made not later than seven years after expiration or termination. Tenant shall advise Landlord within 60 days after such expiration or termination date of Tenant's best estimate at that time of the approximate amount of such adjustments, which estimate shall not be binding on Tenant.

            4.7 ADDITIONAL CHARGES. Subject to Article XIII hereof, Tenant shall pay and discharge as and when due and payable all Impositions and other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease. If Tenant fails or refuses to pay any of the items referred to in the immediately preceding sentence, Tenant shall promptly pay and discharge every fine, penalty, interest and cost which may arise or accrue for the non-payment or late payment of such items. The aforementioned amounts, liabilities, obligations, Impositions, fines, penalties, interest and costs are referred to herein as "ADDITIONAL CHARGES." The Additional Charges shall constitute Rent hereunder. If any Rent (but as to Additional Charges, only those which are payable directly to Landlord) shall not be paid on its due date, Tenant shall pay to Landlord on demand, as an Additional Charge, a late charge to the extent permitted by law, computed at the Overdue Rate on the amount of such overdue Rent from the due date of such Rent to the date such Rent is paid. Any payment by Tenant of Additional Charges to Landlord pursuant to any requirement of this Lease shall relieve Tenant of its obligation to pay such Additional Charges to the entity to which they would otherwise be paid.

            4.8 TRIPLE NET LEASE. This Lease is what is commonly called a "net net net lease," it being understood that Landlord shall receive all Rent as provided in this Article free and clear of any and all Impositions, encumbrances, charges, obligations or expenses of any nature whatsoever in connection with the ownership and operation of the Property. In addition to the Rent reserved by this Article, except as expressly provided herein to the contrary, Tenant shall pay to the parties respectively entitled thereto all Impositions, insurance premiums, operating charges, maintenance charges, construction costs and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Lease during the Term hereof. All of such charges, costs and expenses shall constitute Rent, and upon the failure of Tenant to pay any such costs, charges or expenses, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay Rent. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by the Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease except as herein expressly provided. Any present or future law to the contrary shall not alter this agreement of the parties.

                                   ARTICLE V.
                                   IMPOSITIONS

            5.1 PAYMENT OF IMPOSITIONS. Tenant shall pay, or cause to be paid, all Impositions prior to delinquency and before any fine, penalty, interest or cost may be added for non-payment (subject to Tenant's rights of contest pursuant to the provisions of Article XIII). Such payments shall be made directly to the authorities levying such Impositions, if possible. Tenant shall, promptly upon request by Landlord, furnish to Landlord original or certified copies of receipts or other reasonably satisfactory evidence of such payments. Tenant's obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Property or any part thereof. Notwithstanding the foregoing, if any such Imposition may, at the option of the payor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may pay the same (and shall pay any accrued interest on the unpaid balance of such Imposition) in installments, and in such event shall pay such installments (subject to Tenant's right of contest pursuant to the provisions of Article XIII) as the same become due and before any fine, penalty, premium, further interest or cost is added thereto. Landlord shall, at its expense and to the extent required or permitted by applicable laws and regulations, prepare and file all returns with respect to Landlord's net income, gross receipts, sales, use, single business, transaction privilege, rent, ad valorem and franchise taxes (without waiving Landlord's right to reimbursement therefore from Tenant to the extent that the same constitutes Impositions), and with respect to taxes on Landlord's capital stock. Tenant shall, at its expense, and to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports with respect to any Imposition as may be required of Tenant by governmental agencies or authorities. If any refund shall be due from any taxing authority with respect to any Imposition paid by Tenant, the same shall be paid over to and retained by Tenant unless an Event of Default shall have occurred hereunder and be continuing, in which case such refund shall be paid over to and retained by Landlord. Any such funds retained by Landlord due to an Event of Default shall be applied as provided in Article XVII. Landlord and Tenant shall, each upon a request by the other, provide such information as is maintained by the party to whom the request is made with respect to the Property as may be reasonably necessary to prepare any required returns or reports. If any governmental agency or authority classifies any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide to the other party, promptly upon request, cost and depreciation records reasonably necessary for filing returns for any property so classified as personal property. If Landlord is legally required to file any personal property tax returns, Landlord shall provide Tenant with copies of any assessment notices with respect thereto in sufficient time for Tenant to file a protest with respect thereto if it so elects pursuant to Article XIII. If no Event of Default is then continuing, Tenant may at its option and sole cost and expense, upon Notice to Landlord, protest, appeal or institute such other proceedings as Tenant reasonably may deem appropriate to effect a reduction of real estate or personal property assessments so long as such action is conducted in good faith and with due diligence. In such event, Landlord, at Tenant's sole cost and expense, shall fully cooperate with Tenant in such protest, appeal, or other action. Tenant hereby agrees to indemnify, defend, save and hold Landlord harmless from and against any and all losses, demands, claims, obligations and liabilities against or incurred by Landlord in connection with such cooperation by Landlord. Billings by either party to the other for reimbursement of personal property taxes shall be accompanied by copies of a bill therefor and evidence of payments thereof which identify the personal property with respect to which such payments have been made.

            5.2 NOTICE OF IMPOSITIONS. Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge. Notwithstanding the foregoing, however, Landlord's failure to give any such Notice shall in no way diminish Tenant's obligations hereunder to pay such Impositions, but Landlord shall be responsible for any fine, penalty or interest resulting from its failure to give such notice and any default by Tenant hereunder shall be obviated for a reasonable time (which shall not exceed fifteen (15) Business Days) after Tenant receives Notice of any Imposition which it is obligated to pay.

            5.3 ADJUSTMENT OF IMPOSITIONS. Impositions imposed with respect to the tax period during which the Term expires or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such expiration or termination, so that Tenant is only obligated to pay that portion of such Imposition(s) pertaining to the tax period within the Term. The obligation of Tenant to pay its prorated share of Impositions shall survive expiration or earlier termination of this Lease.

            5.4 UTILITY CHARGES. Tenant shall pay or cause to be paid all charges for all utilities, including but not limited to electricity, power, gas, oil and water, used in the Property during the Term.

            5.5 INSURANCE PREMIUMS. Tenant shall pay or cause to be paid all premiums for insurance coverage required to be maintained pursuant to Article XIV.

                                  ARTICLE VI.
                        TERMINATION OR ABATEMENT OF LEASE

            Without limiting the provisions of Section 4.8, Tenant, to the full extent permitted by law, shall remain bound by this Lease in accordance with its terms. Tenant shall not take any action without the prior written consent of Landlord to modify, surrender or terminate this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and Rent and all other sums shall continue to be payable by Tenant hereunder in any event unless the obligation of Tenant to pay the same terminates pursuant to the express provisions of this Lease or by termination of this Lease (other than by reason of an Event of Default). Without limiting the generality of the immediately preceding sentence, Tenant shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected (except as set forth in this Lease) by reason of: (a) any damage to, or destruction of, all or any portion of the Property from whatever cause or any Taking of all or any portion of the Property; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of all or any portion of the Property, or the interference with such use or with Tenant's quiet enjoyment of the Property by any person or entity other than Landlord, or by reason of eviction by paramount title; (c) any claim which Tenant has or may have against Landlord by reason of any default or breach of any warranty by Landlord under this Lease or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee or transferee of Landlord; or (e) any other cause, whether similar or dissimilar to any of the foregoing (other than a discharge of Tenant from any such obligations as a matter of law). Except as specifically set forth in this Lease to the contrary, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which (i) may now or hereafter be conferred upon it by law to modify, surrender or terminate this Lease or quit or surrender all or any portion of the Property or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of Rent or other sums payable by Tenant hereunder.

                                  ARTICLE VII.
                              OWNERSHIP OF PROPERTY

            7.1 OWNERSHIP OF THE PROPERTY. As between Landlord and Tenant the Property is, and throughout the Term shall continue to be, the property of Landlord. Tenant has only the right to the exclusive possession and use of the Property, upon the terms and subject to the conditions set forth in this Lease.

            7.2 TENANT'S PERSONAL PROPERTY; SECURITY INTEREST. Tenant may, at its expense, install, affix, assemble or place on the Property any items of Tenant's Personal Property and may, subject to the conditions set forth below, remove Tenant's Personal Property upon the expiration or earlier termination of this Lease or in the ordinary course of business so long as any damage caused by such removal shall be promptly repaired by Tenant. Notwithstanding the foregoing, in order to secure the payment and the performance of all of Tenant's obligations under this Lease, Tenant hereby grants to Landlord a security interest in (and hereby pledges and collaterally assigns to Landlord) all of Tenant's rights, title and interest in and to Tenant's Personal Property, all whether now existing or hereafter acquired and hereby further agrees to execute and deliver to Landlord, forthwith after demand by Landlord from time to time, any security agreement in a form reasonably acceptable to Landlord and Tenant and such additional writings and instruments, including without limitation financing statements, as may be reasonably required by Landlord for the purpose of effectuating the intent of this sentence and Tenant agrees that Landlord shall have with respect to all Personal Property all rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State, including, but not limited to, the right after the occurrence of an Event of Default (and the expiration of any applicable cure periods, if any) to use or sell Tenant's Personal Property, and Landlord shall not be required to remove any of Tenant's Personal Property from the Property and in no event shall Landlord be liable to Tenant for use of Tenant's Personal Property. Pending disposition of Tenant's Personal Property by Landlord, Landlord shall be entitled to use Tenant's Personal Property in connection with the operation (if any) of the Facility. Tenant shall not permit the Property or Personal Property to become subject to any liens or encumbrances of any kind without first obtaining the prior written consent of Landlord, except for liens or encumbrances permitted by Section 29.1(a). This Lease and the security interest granted Landlord hereby shall be subordinate to any purchase money security interest or capital lease permitted under Section 29.1(x). Landlord further agrees that Tenant may lease Tenant's Personal Property, and Landlord shall execute and deliver such agreements as may be reasonably required by any permitted equipment lessor or the holder of a permitted purchase money security interest to confirm that Landlord's lien on Tenant's Personal Property in question is subordinate to the rights of such equipment lessor or lender and in each case Tenant shall use commercially reasonable efforts to obtain from the holder of the purchase money debt or lessor of Tenant's Personal Property, as the case may be, its agreement to (i) notify Landlord or its successors and assigns of any default by Tenant, (ii) allow Landlord or its successors and assigns an opportunity to cure any default, (iii) recognize Landlord or its successors and assigns as succeeding to Tenant's rights under the agreement in question and to the undisturbed use of the equipment, provided that Landlord fully complies with the tenors of such agreement, provided, that the failure by Tenant, using reasonable efforts, to obtain the aforementioned agreements shall not impair or deny Tenant's right to enter into leases involving Tenant's Personal Property. Tenant shall provide and maintain on the Property during the entire Term such Tenant's Personal Property as shall be necessary to operate the Facility in compliance with all licensure and certification requirements, in substantial compliance with all Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the health care industry with respect to the Primary Intended Use or other uses then conducted on the Property by Tenant and permitted hereunder. All Tenant's Personal Property not removed by Tenant within thirty days following the expiration or earlier termination of this Lease shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving Notice thereof to Tenant and without any payment or obligation to account to Tenant. Tenant shall, at its sole cost and expense, restore the Property to the condition required by Section 10.1(d), including repair of all damage to the Property caused by the removal of Tenant's Personal Property, whether effected by Tenant or Landlord, except that caused by the gross negligence or willful misconduct of Landlord.

                                 ARTICLE VIII.
                          CONDITION AND USE OF PROPERTY

            8.1 CONDITION OF THE PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AND SHALL BE SUBJECT TO NO LIABILITY WITH RESPECT TO, NOR SHALL THE VALIDITY OF THIS LEASE BE AFFECTED BY ANY CLAIM, DEMAND OR CAUSE OF ACTION REGARDING THE PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS DESIGN, CONDITION OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE

QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT. TENANT ACKNOWLEDGES AND AGREES THAT THE PROPERTY HAS BEEN INSPECTED BY TENANT, HAS BEEN APPROVED FOR OCCUPANCY BY ALL GOVERNMENT AGENCIES HAVING JURISDICTION THEREOVER AND IS SATISFACTORY TO IT IN ALL RESPECTS, INCLUDING FOR ITS PRIMARY INTENDED USE, AND THAT TENANT IS LEASING THE PROPERTY "AS IS" IN ITS PRESENT CONDITION, AND SUBJECT TO (A) THE EXISTING STATE OF TITLE, INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS, LICENSES, LEGAL REQUIREMENTS, MORTGAGES, DEEDS OF TRUST, ASSIGNMENTS OF LEASES, FIXTURE FILINGS AND OTHER FINANCING INSTRUMENTS AND ANY AND ALL OTHER MATTERS OF RECORD AND OTHERWISE EXCEPT TO THE EXTENT ANY OF THE FOREGOING WERE CAUSED OR CREATED BY LANDLORD, AND (B) MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE PROPERTY OR BY AN ACCURATE SURVEY OF THE LAND. TENANT WAIVES ANY AND ALL CLAIMS, DEMANDS AND CAUSE OR CAUSES OF ACTION HERETOFORE OR HEREAFTER ARISING AGAINST LANDLORD WITH RESPECT TO THE CONDITION OF THE PROPERTY.

            8.2 USE OF THE PROPERTY.

                  (a) Throughout the entire Term, Tenant shall obtain and shall maintain in effect all permits, licenses, authorizations and approvals needed to use and operate the Property and the Facility for Tenant's Primary Intended Use in accordance with all Legal Requirements.

                  (b) Throughout the entire Term, Tenant shall use or cause to be used and operated continuously the majority of the Property in accordance with its Primary Intended Use and for such other uses as may be necessary in connection with or incidental to such use. Tenant shall not use the Property or any portion thereof for any other purpose whatsoever without the prior written consent of Landlord. The parties agree that Landlord's consent will not be deemed to be unreasonably withheld if, in the reasonable opinion of Landlord, the Tenant's proposed use of the Property will significantly alter the character or purpose or detract from the value or operating efficiency of the Property, or significantly impair the revenue producing capability of the Property. With such exceptions as are not material in the aggregate, no use shall be made or permitted to be made of the Property and no acts shall be done which violate any Legal Requirements or Insurance Requirements or which will cause the cancellation of any insurance policy covering the Property or any part thereof, nor shall Tenant sell or otherwise provide to patients therein, or permit to be kept, used or sold in, about or under the Property any article which may be prohibited by the Legal Requirements or Insurance Requirements. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Property of any insurance board, association, organization or company necessary for the maintenance of the insurance required pursuant to this Lease.

                  (c) Tenant shall not commit or suffer to be committed any waste nor shall Tenant cause or permit any nuisance on the Property.

                  (d) Tenant shall neither suffer nor permit all or any portion of Tenant's Personal Property or the Property, including the 2002 Project and any other Capital Addition whether or not financed or paid for by Landlord, to be used in such a manner as (i) may impair the owner's title thereto or to any portion thereof or (ii) may make possible a claim or claims of adverse usage, adverse possession or implied dedication of all or any portion of the Property to the public, except as is necessary in the ordinary and prudent operation of the Property.

            8.3 LANDLORD TO GRANT EASEMENTS. Subject to the provisions of this
Section 8.3, Landlord shall, from time to time so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant's sole cost and expense (but subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements burdening the Property for the benefit of real property adjacent to the Land or for the exclusive use and enjoyment of persons or entities specified by Tenant in such request but only as may be necessary for the operations of the Facility; (b) dedicate or transfer unimproved portions of the Property for road, highway or other public purposes but only as may be necessary for the operation of the Facility; (c) execute petitions to have the Property annexed to any municipal corporation or utility district; and (d) execute amendments to any covenants, conditions, restrictions and equitable servitudes affecting the Property, but only if each such grant, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Tenant on the Property and does not materially reduce the value of the Property in Landlord's reasonable discretion.

            8.4 HAZARDOUS SUBSTANCES.

                  (a) All operations or activities upon, or any use or occupancy of the Property, or any portion thereof, by Tenant, or any agent, contractor, employee or subtenant of Tenant shall at all times during the Term be in all respects in strict compliance with any and all Legal Requirements and Insurance Requirements relating to Hazardous Substances, including, but not limited to, the discharge and removal of Hazardous Substances. Tenant shall not sell or otherwise provide to patients therein or permit to be kept, used or sold in, about, on or under the Property any Hazardous Substances or any other article which may be prohibited by the Legal Requirements or Insurance Requirements, except that Tenant may store, handle, process, maintain or dispose of any Hazardous Substances necessary to the Primary Intended Use and any other uses permitted hereunder in strict compliance with the Legal Requirements and the Insurance Requirements. Tenant shall pay all costs required properly to use, handle and dispose of all Hazardous Substance and shall keep the Property free and clear of any lien relating to Hazardous Substances which may be imposed pursuant to the Legal Requirements and Insurance Requirements. Neither Tenant, nor any agent, contractor, employee or subtenant of Tenant, shall allow the manufacture, storage, voluntary transmission or presence of any Hazardous Substances over or upon the Property (except in strict compliance with the Legal Requirements and Insurance Requirements). Landlord, at its sole cost and expense, shall have the right at any time with notice to Tenant (but not more often than once in any calendar year) to conduct an environmental audit of the Property and Tenant shall cooperate in the conduct of such environmental audit. Furthermore, neither Tenant, nor any agent, contractor, employee or any subtenant of Tenant, shall install or permit to be installed in or on the Property friable asbestos or any substance containing asbestos or similarly deemed hazardous by governmental authorities or the Legal Requirements respecting such materials, and with respect to any such materials currently present in the Property, shall promptly either (x) remove any material which such Legal Requirements deem hazardous and require be removed, at its sole cost and expense, or (y) otherwise comply with the Legal Requirements. Tenant shall promptly notify Landlord in writing of any order, receipt of any notice of violation or noncompliance with any applicable law, rule, regulation, standard or order, any threatened or pending action by any regulatory agency or other governmental authority or any claims made by any third party relating to Hazardous Substances on, emanations on or from, releases on or from, or threats of releases on or from any of the Property and shall promptly furnish Landlord with copies of any correspondence, notices or legal pleadings in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating on or from any part of the Property.

                  (b) Without limiting Section 22.1, Tenant shall, with the right to participate in the applicable proceedings, indemnify, protect, defend (with counsel reasonably approved by Landlord) and hold Landlord, and the directors, officers, shareholders, employees and agents of Landlord, harmless from any claims (including, but not limited to, third party claims for personal injury or real or personal property damage), or natural resources damage, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, including reasonable attorneys' and paralegals' fees and expenses (including any such fees and expenses incurred in enforcing the covenants and obligations of Tenant under this Lease or collecting any sums due hereunder), consultant fees, and expert fees, together with all other costs and expenses of any kind or nature ("COSTS") that arise directly or indirectly from or in connection with the presence, suspected presence, release or threatened release of any Hazardous Substance in or into or at, on, about, under or within the Property, to the extent that such Costs are not attributable to the gross negligence or willful misconduct of Landlord. The indemnification provided in this Section 8.4(b) shall specifically apply to and include claims or actions brought by or on behalf of employees or contractors of Tenant or employees or contractors of Tenant, and, solely for purposes of this indemnity, Tenant hereby expressly waives any immunity to which Tenant may otherwise be entitled under any industrial or workers' compensation laws. In the event Landlord shall suffer or incur any such Costs, Tenant shall pay to Landlord the total of all such Costs suffered or incurred by Landlord upon demand therefor by Landlord; provided, that Landlord shall not settle any claims for such Costs or confess judgment thereto without the approval of Tenant, which approval shall not unreasonably be withheld, and, provided, further, that in the event Tenant fails to approve any such settlement or confession of judgment, Tenant shall provide Landlord with sufficient security for such Costs, as determined by Landlord in its sole discretion. Without limiting the generality of the foregoing, the indemnification provided by this
Section 8.4(b) shall specifically cover Costs, including capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions, any cleanup, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any non-governmental entity or person because of the presence, suspected presence, release or suspected release of any Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Property (or any portion thereof), and any claims of third parties for loss or damage due to such Hazardous Substance, to the extent that such Costs are not attributable to the gross negligence or willful misconduct of Landlord. In addition, such indemnification shall include, but not be limited to, all loss or damage sustained by Landlord or any third party to whom Landlord may be liable due to any Hazardous Substance (i) that is present or suspected to be present on, about, under or within the Property or
(ii) that migrates, flows, percolates, diffuses or in any way moves onto, into or under the air, soil, groundwater, surface water or soil vapor at, on, about, under or within the Property, irrespective of whether such Hazardous Substance shall be present or suspected to be present on, about, under or within the Property as a result of any release, discharge, disposal, dumping, spilling or leaking (accidental or otherwise) onto the Property or caused by any person or entity; provided, however, that the indemnification obligation arising out of clauses (i) and (ii) above shall apply solely to the extent that such loss or damage results from events occurring during the Term of this Lease and are not attributable to the gross negligence or willful misconduct of Landlord.

                  (c) In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other such work ("REMEDIAL WORK") is required under any applicable Legal Requirements, including, but not limited to, any judicial order or order of any governmental entity, or in order to comply with any agreements affecting the Property because of, or in connection with, any occurrence or event described in Section 8.4(b), Tenant shall perform or cause to be performed the Remedial Work in compliance with such law, regulation, order or agreement and subject to the final review and approval of Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that Tenant may withhold such performance pursuant to a good faith dispute regarding the application, interpretation or validity of the law, regulation, order, or agreement, subject to the requirements of Section 8.4(d); provided, further, however, that Landlord shall reasonably cooperate with Tenant to the extent necessary to deliver such authorizations as may be required in order for Tenant to perform its obligations under this Section 8.4(c). All Remedial Work shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed, and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord, which approval shall not be unreasonably withheld or delayed. All costs and expenses of Remedial Work shall be paid by Tenant, including, but not limited to, the charges of such contractors and consulting engineer, and Landlord's reasonable attorneys' and paralegals' fees and other costs incurred in connection with the monitoring or review of such Remedial Work. In performing its obligations hereunder, Tenant shall be subrogated to any rights Landlord may have under any indemnifications or warranties from any present, future or former owners, tenants or occupants or users of the Property, to the extent available. In the event Tenant shall fail timely to commence, diligently to prosecute to completion or to complete to Landlord's reasonable satisfaction any necessary Remedial Work, Landlord may, but shall not be required to, cause such Remedial Work to be performed, and all costs and expenses thereof paid or incurred by Landlord in connection therewith shall be Costs within the meaning of Section 8.4(b). Landlord's disapproval of or dissatisfaction with any Remedial Work shall be deemed to be reasonable so long as Landlord's requirements for any Remedial Work are consistent with the then current requirements and standards imposed by prudent institutional investors in connection with their management of real property. All such Costs shall be due and payable upon demand therefor by Landlord. If Tenant fails to perform its obligations hereunder, Landlord shall be subrogated to any rights Tenant may have under any indemnifications from any present, future or former owners, tenants or other occupants or users of the Property relating to the matters covered by this Section 8.4.

                  (d) Notwithstanding any provision of this Section 8.4 to the contrary, but without limiting the provisions of Article XIII, Tenant shall be permitted to contest or cause to be contested, subject to compliance with the requirements of this Section 8.4(d) and Article XIII, by appropriate action any Remedial Work requirement, and Landlord shall not perform such requirement on its behalf, so long as Tenant has given Landlord written notice that Tenant is contesting or shall contest or cause to be contested the same, and Tenant actually contests or causes to be contested the application, interpretation or validity of the law, regulation, order or agreement pertaining to the Remedial Work by appropriate proceedings conducted in good faith with due diligence, provided that such contest shall not subject Landlord to civil liability whatsoever. Tenant shall give such security or assurances as may be reasonably required by Landlord to insure compliance with the Legal Requirements pertaining to the Remedial Work (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of such nonpayment or noncompliance.

                  (e) All of the obligations of Tenant under this Section 8.4 shall survive expiration or earlier termination of this Lease. The provisions of this Section may be enforced by Landlord without regard to any other rights and remedies Landlord may have against Tenant under this Lease and without regard to any limitations on Landlord's recourse as may be otherwise provided in this Lease. Tenant agrees that, notwithstanding any provision in this Lease to the contrary, a separate action or actions to enforce Tenant's obligations under this Section 8.4 may be brought and prosecuted against Tenant. Any costs and other payments required to be paid by Tenant to Landlord under this Section 8.4 which are not paid within fifteen days of demand therefor shall thereupon be considered delinquent. Tenant shall pay to Landlord immediately upon demand therefor interest on such overdue amounts, from the date when due until paid, at the Overdue Rate.

                                  ARTICLE IX.
                  LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS

            9.1 COMPLIANCE WITH LEGAL REQUIREMENTS, INSURANCE REQUIREMENTS AND INSTRUMENTS. Subject to the rights of Tenant as provided in Article XIII relating to permitted contests, Tenant, at its sole cost and expense, shall promptly (a) comply with all applicable Legal Requirements and Insurance Requirements with respect to the use, operation, maintenance, repair and restoration of the Property, whether or not compliance therewith shall require structural change in any of the Improvements or interfere with the use and enjoyment of the Property, and (b) procure, maintain and comply with all appropriate licenses, certificates of need, provider agreements and other permits, licenses, franchises and authorizations required for any use of the Property and Tenant's Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Property or any part thereof, including without limitation any Capital Additions.

            9.2 COVENANTS REGARDING LEGAL REQUIREMENTS. Tenant covenants and agrees that it shall not use the Property or Tenant's Personal Property for any purpose which violates the Legal Requirements. Tenant has obtained or duly applied for and shall maintain all appropriate licenses, certificates, permits, provider agreements, franchises, authorizations and approvals necessary to operate the Property in its customary manner for the Primary Intended Use, and any other use conducted on the Property by Tenant and permitted by Landlord hereunder. Tenant may, however, contest the legality or applicability of any such Legal Requirement as provided in Article XIII hereof.

            9.3 REPRESENTATIONS AND WARRANTIES. As a material inducement to Landlord to enter into this Lease with Tenant, Tenant hereby makes the following representations and warranties to Landlord that:

                  (a) Tenant is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Utah, and has all requisite and necessary power and authority to execute and deliver this Lease to Landlord, and any other documents referenced or required herein to be executed and delivered by Tenant to Landlord hereunder; and

                  (b) this Lease, and any other, documents referenced or required herein to be executed and delivered by Tenant to Landlord hereunder, do not and shall not violate any instrument, judgment, decree or order to which Tenant is a party or by which Tenant is bound.

                                   ARTICLE X.
                            CONDITION OF THE PROPERTY

            10.1 MAINTENANCE AND REPAIR.

                  (a) Tenant, at its sole cost and expense, shall keep the Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Tenant's control in good order, condition and repair and, except as otherwise expressly provided to the contrary in Article XIV, XV, or XVI with reasonable promptness, shall make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, or arising by reason of a condition existing prior to the commencement of the Term of this Lease and regardless of the cause necessitating repair. Tenant shall also be obligated at its expense to make all repairs, modifications and renovations necessary to comply with all licensing, safety and health and building code, regulations applicable to the Property so that it can be legally operated for its Primary Intended Use. All repairs by Tenant shall, to the extent reasonably achievable, be at least equal in quality to the original work. Tenant shall not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of all or any portion of the Property for the Primary Intended Use. Tenant shall give Landlord ten days' prior Notice of any repair, replacement, modification or renovation pursuant to this Section the cost of which exceeds $250,000 and, prior to commencing any such repair, replacement, modification or renovation, shall provide to Landlord either (i) a lien payment and completion bond in form and substance and issued by a surety reasonably acceptable to Landlord or (ii) a payment and completion guaranty in form and substance and executed by a guarantor reasonably acceptable to Landlord, as Tenant may elect. Notwithstanding the foregoing, if Tenant obtains Landlord's prior written approval of the general contractor performing such repair, replacement, modification or renovation, the foregoing requirements to obtain a completion bond or completion guaranty shall be deemed waived.

                  (b) Landlord shall not under any circumstances be required to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether interior or exterior, structural or non-structural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, nor shall Landlord under any circumstances be required to maintain the Property in any other way, except as specifically provided herein. Tenant hereby waives, to the fullest extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law or equitable principle in effect at the time of the execution of this Lease or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic's lien laws now or hereafter existing, and any other notices of a similar nature that Landlord may reasonably elect to give, record or post from time to time during the Term. If reasonably possible, any such notices shall be posted so as not to interfere with Tenant's business.

                  (c) Nothing contained in this Lease, and no action or inaction by Landlord, shall be deemed or construed in any manner as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to all or any portion of the Property or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such a manner as would permit the making of any claim against Landlord with respect thereto, or to make any agreement that may create, or in any way may be the basis for the assertion of any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in all or any portion of the Property.

                  (d) Unless Landlord conveys title to any of the Property to Tenant pursuant to the provisions of this Lease, Tenant shall, upon the expiration or earlier termination of this Lease, vacate and surrender the Property to Landlord in the condition in which the Property was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for ordinary wear and tear (but subject to the obligation of Tenant under this Section to maintain the Property in good order, condition and repair during the entire Term of this Lease) and except for damage or destruction by casualty or condemnation which Tenant is not required to repair by the provisions of this Lease.

            10.2 ENCROACHMENTS AND RESTRICTIONS. If any of the Improvements shall at any time during the Term violate any agreement or condition contained in any lawful covenant, condition, restriction, equitable servitude or other agreement affecting all or any portion of the Property, or shall impair the rights of others under any easement or right-of-way burdening the Property, provided that such agreement, covenant, condition, restriction or easement has not been created by Landlord, then promptly upon the request of Landlord, or at the behest of any person affected by violation or impairment and in such case, in the event of an adverse final determination, Tenant shall either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant, provided that Landlord shall consent to all such settlements or waivers or (b) make such changes in the Improvements and take such other actions as Tenant in the reasonable and good faith exercise of its judgment deems practicable to remove such encroachment and to end such violation or impairment, including, if necessary, the alteration of any of the improvements provided that Landlord shall consent to all such alterations and the changes are not the result of any condition created solely by Landlord. With respect to any encroachments identified on the ALTA surveys of the Property delivered by Paracelsus to Landlord's predecessor-in-interest pursuant to the Purchase Agreement, Landlord agrees that it shall not require Tenant to obtain a waiver of or otherwise correct any such encroachment unless and until an affected third party notifies Landlord of its objection to any such encroachment. In any event Tenant shall, subject to Landlord's consent, take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Primary Intended Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such violation or impairment. Tenant shall not be responsible for any claims covered by Landlord's title insurance policy, and Landlord agrees that any proceeds recovered under such title insurance policy shall be made available to Tenant to remedy the claimed violation or restriction.

                                  ARTICLE XI.
                               CAPITAL ADDITIONS

            11.1 CONSTRUCTION OF CAPITAL ADDITIONS.

                  (a) If no Event of Default shall have occurred and be continuing, Tenant may, subject to the terms and conditions contained in this Article, construct or install Capital Additions on the Property. All Capital Additions costing in excess of $250,000 shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed as expressly provided herein. It shall not be unreasonable for the Landlord to withhold its consent if any appraisal obtained by Landlord shows that the fair market value of the Capital Addition as proposed to be built is less than the cost of the Capital Additions. Tenant shall not be permitted to create any Encumbrance on the Property in connection with any such Capital Addition, without Landlord's prior written consent (which consent shall not be unreasonably withheld or delayed).

                  (b) Prior to commencing construction of any Capital Addition, Tenant shall submit to Landlord in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to Landlord such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Landlord may reasonably request. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition, the use or uses to which it will be put and a good faith estimate of whether any reduction in the Gross Revenues will be caused by such Capital Addition. Tenant shall not commence to build any Capital Addition unless Tenant shall first have provided Landlord with either (i) a lien payment and completion bond in form and substance and issued by a surety reasonably acceptable to Landlord in an amount equal to 150% of the reasonably anticipated cost of such Capital Additions or
(ii) a payment and completion guaranty in form and substance and executed by a guarantor reasonably acceptable to Landlord. Notwithstanding the foregoing, if Tenant obtains Landlord's prior written approval of the general contractor making such Capital Addition, the foregoing requirements to obtain a completion bond or completion guaranty shall be deemed waived.

                  (c) No Capital Addition shall be made which would tie in or connect any Improvements with any other improvements on property adjacent to the Property (and not part of the Property), including without limitation, tie-ins of buildings or other structures or utilities unless Tenant shall have obtained the prior written consent of Landlord, which consent Landlord may grant, withhold or delay in its sole discretion. All proposed Capital Additions shall be architecturally integrated and consistent with the Property.

                  (d) Notwithstanding anything to the contrary in this Section 11.1, Tenant covenants and agrees to commence, complete and perform timely all obligations of Tenant with respect to the 2002 Project as set forth in the Work Letter.

            11.2 CAPITAL ADDITIONS FINANCED OR PAID FOR BY LANDLORD.

                  (a) Tenant may request that Landlord provide or arrange financing for any Capital Addition expected to cost in excess of $250,000 by providing to Landlord such information about such Capital Addition as Landlord may reasonably request. Landlord may, but shall be under no obligation to, meet the request, and within 30 days of receipt of such information, Landlord shall notify Tenant as to whether it will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease (including, without limitation, the increase in Base Rent to compensate Landlord for the additional funds advanced by it). Notwithstanding the foregoing, Landlord shall not finance the cost of any proposed Capital Addition if such cost is less than $250,000. In no event shall the portion of the material, labor charges and fixtures of the Capital Additions Cost be less than seventy-five percent (75%) of the total amount of such cost. Tenant shall, within thirty (30) days of Tenant's receipt of Landlord's Notice that Landlord will finance the proposed Capital Addition, give Landlord a notice accepting or rejecting Landlord's proposed financing.

                  (b) If Landlord finances the Capital Additions Cost of the proposed Capital Addition, Tenant shall provide Landlord with the following (unless waived by Landlord in writing):

                        (i) prior to any disbursement of funds, such information, certificates, licenses, permits, authorizations, evidence of zoning and other documents reasonably requested by Landlord, or by any third party lender with whom Landlord has agreed or may agree to provide financing, as necessary to confirm that Tenant will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use for such Capital Addition, including all required federal, state or local government licenses, permits, authorizations and approvals;

                        (ii) prior to any disbursement of funds, an Officer's Certificate and, if requested, a certificate from Tenant's architect, setting forth in reasonable detail the projected (or actual, if available) Capital Additions Cost;

                        (iii) prior to or coincident with the first disbursement of funds, an amendment to this Lease (together with a memorandum thereof in recordable form), duly executed and acknowledged, in form and substance reasonably satisfactory to Landlord and Tenant, providing for an increase in the Base Rent on the terms and conditions determined in accordance with Section 11.2(a), along with the legal description of any land obtained in connection with such Capital Addition and such other provisions as may be necessary or appropriate;

                        (iv) prior to or coincident with the first disbursement of funds, a construction and development agreement setting forth the terms for Landlord's financing and Tenant's construction of such Capital Additions;

                        (v) prior to or coincident with payment for any land obtained in connection with such Capital Addition, a deed conveying to Landlord title to such land, or, if applicable, a ground lease on terms acceptable to Landlord, which title or leasehold shall be free and clear of any liens, encumbrances or other exceptions to or matters affecting title except those approved by Landlord, and, upon completion of the Capital Addition, a final as-built survey thereof reasonably satisfactory to Landlord;

                        (vi) during construction and following completion of the Capital Addition, endorsements to any outstanding policy of title insurance covering the Property, or commitments therefor reasonably satisfactory in form and content to Landlord (x) updating the same without any additional exception except such as may be reasonably permitted by Landlord and (y) adding to its coverage any land acquired or leased in connection with such Capital Addition and increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner's policy of title insurance referred to in subparagraph (vii) below);

                        (vii) following the advance of funds, if appropriate,
(x) an extended coverage owner's policy of title insurance insuring fee simple title to any land conveyed to Landlord pursuant to subparagraph (v), free and clear of all liens and encumbrances except those approved by Landlord, and (y) a lender's policy of title insurance reasonably satisfactory in form and substance to Landlord and to any Lender with whom Landlord has agreed or may agree to provide financing; and

                        (viii) during or following the advancement of funds, prints of architectural and engineering drawings relating to the Capital Addition and such other certificates (including, but not limited to, endorsements increasing the insurance coverage, if any, at the time required by
Section 14.1), documents, opinions of counsel, appraisals, surveys, certified copies of duly adopted resolutions of the board of directors of Tenant authorizing the execution and delivery of the lease amendment, construction and development agreement and any other instruments as may be reasonably required by Landlord and any lender from whom Landlord has agreed or may agree to obtain financing.

                  (c) Any new mortgage or supplement to any existing mortgage entered into by Landlord with any lending institution covering the Property or any land referred to in subparagraph (iv) above shall be subject to the rights of Tenant under this Lease, as this Lease may be amended from time to time.

                  (d) If Landlord finances the cost of any such Capital Addition, Tenant will reimburse Landlord for all reasonable fees, costs and expenses (including fees and costs of in-house and outside attorneys) incurred by Landlord in connection therewith.

                  (e) Notwithstanding anything to the contrary in this Section 11.2, the provisions of this Section 11.2 shall have no application to the 2002 Project.

            11.3 CAPITAL ADDITIONS PAID FOR BY TENANT. If Landlord does not finance the cost of a Capital Addition under the terms of Section 11.2 and Tenant elects nevertheless to construct or cause to be constructed such Capital Addition, (i) Tenant shall not commence any construction with respect to such Capital Addition without first obtaining the lien payment and completion bond or payment and completion guaranty described in Section 11.1, unless the same is not required by the terms of Section 11.1, (ii) Tenant shall pay the cost of such Capital Addition, and there shall be no adjustment in the Rent or Landlord's Total Investment by reason of any such Capital Addition; provided, however, that the foregoing shall not apply to the construction of the 2002 Project.

            11.4 DISPOSITION OF CAPITAL ADDITIONS UPON EXPIRATION OR TERMINATION OF LEASE. Upon the expiration or earlier termination of this Lease, all Capital Additions shall pass to and become the property of Landlord, free and clear of all encumbrances. Notwithstanding anything to the contrary in this Lease, upon the expiration or earlier termination of this Lease, Landlord shall not be obligated to reimburse Tenant for any replacements, rebuildings, alterations, additions, substitutions, and/or improvements that are surrendered as part of or with the Property or Capital Additions.

            11.5 NON-CAPITAL ADDITIONS. Tenant shall have the right to make additions, modifications or improvements to the Property which are not Capital Additions from time to time as it, in its reasonable discretion, may deem to be desirable for the Property's uses and purposes permitted hereunder, provided that such action does not (i) significantly and adversely alter the character or purpose or detract in any manner from the value or operating efficiency of the Property, (ii) significantly impair the revenue-producing capability of the Property, or (iii) materially and adversely affect the ability of Tenant to comply with the provisions of this Lease, and provided that, if the cost of such non-capital additions, modifications or improvements exceed $250,000, Tenant gives Landlord ten days' prior Notice of such addition, modification or improvement. The cost of such non-capital additions, modifications or improvements to the Property shall be paid by Tenant, and all such non-capital additions, modifications and improvements shall, without payment by Landlord at any time, be included under the terms of this Lease, and upon expiration or earlier termination of this Lease shall pass to and become the property of Landlord.

            11.6 SALVAGE. All materials which are scrapped or removed in connection with the construction of either Capital Additions permitted by
Section 11.1, non-capital additions permitted by Section 11.5, or repairs required by Article X shall be or become the property of the party which paid for, or provided the financing for such work.

            11.7 CONFLICTS WITH WORK LETTER. The provisions of the Work Letter shall govern any conflicting provisions of this Article XI.

                                  ARTICLE XII.
                                      LIENS

            Subject to the provisions of Article XIII relating to permitted contests, Tenant shall not directly or indirectly create or allow to remain and shall promptly discharge at its expense any lien, encumbrance, security interest, attachment, title retention agreement or claim upon the Property or any attachment, levy, claim or encumbrance in respect of Rent, not including, however, (a) this Lease, (b) Permitted Encumbrances, (c) restrictions, liens and other encumbrances which are created by, in favor of, or consented to in writing by Landlord or expressly permitted under Section 29.1(a) hereof, (d) liens for taxes or assessments or other governmental charges and levies if not yet delinquent, or if in good faith being contested or litigated, provided that Tenant maintains a reserve against such taxes, assessments, charges or levies in an amount deemed adequate by Landlord and furnishes security reasonably satisfactory to Landlord for the payment of such taxes, assessments, charges and levies, (e) subleases in existence as of the Commencement Date, and subleases permitted by Article XXIII, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as the same are not yet payable or are payable without the addition of any fine or penalty and are in the process of being contested as permitted by Article XIII, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (i) the payment of such sums shall not be postponed for more than five days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor or (ii) any such liens are in the process of being contested as permitted by Article XIII, (h) any liens which are the responsibility of Landlord pursuant to the provisions of Article XXVII, are directly created or permitted by Landlord, or are filed against the Property as a result of Landlord's acts or omissions and not related to or a consequence of Tenant's acts or omissions (i) purchase money security interests on equipment constituting Tenant's Personal Property and leases of such equipment, (j) judgment and other similar liens, provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings in accordance with the requirements of this Lease, (k) liens constituting renewals, extensions or replacements of liens described in the foregoing clauses, but only, in the case of each such renewal, extension or replacement lien, to the extent of the original principal amount of the obligation so secured, and to the extent that such renewal, extension or replacement lien is limited to all or part of :he property that secured the lien extended, renewed or replaced.

                                 ARTICLE XIII.
                                    CONTESTS

            Tenant, on its own or on Landlord's behalf (or in Landlord's name), but at Tenant's sole cost and expense, upon Notice to Landlord, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, without prejudice to Landlord's rights hereunder the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article XII, provided that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Property, (b) neither the Property nor any Rent therefrom nor any part thereof or interest therein would be subject to any risk of being sold, forfeited, attached, foreclosed, or lost, (c) in the case of a Legal Requirement, Landlord would not be in any danger of incurring any lien, charge, fine, penalty, or other civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) in the event that any such contest shall involve a sum of money or potential loss in excess of $100,000 then, in any such event, Tenant shall deliver to Landlord an Officer's Certificate to the effect set forth in clauses (a), (b) and (c), to the extent applicable, (e) in the case of a Legal Requirement or an Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be demanded by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected portion of the Property or the Rent by reason of such non-payment or noncompliance, which security may be a guaranty in form and substance acceptable to Landlord and executed by a guarantor acceptable to
Landlord: provided, however, the provisions of this Article shall not be construed to permit Tenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition) or any other sums payable by Tenant to Landlord hereunder, (f) in the case of an Insurance Requirement, the coverage required by Article XIV shall be maintained, and (g) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant's expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. Tenant shall indemnify and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.

                                  ARTICLE XIV.
                                    INSURANCE

            14.1 GENERAL INSURANCE REQUIREMENTS. Tenant shall at all times maintain policies of insurance insuring the Property, and all property located in or on the Property including, without limitation, all Capital Additions, Tenant's Personal Property and all other property located in or on the Property, all satellite clinics operated by Tenant on the Property; and the business operated by Tenant, against the kind of risks and in the amounts of coverage described below. All such insurance shall be written by companies of recognized responsibility authorized to conduct an insurance business in the State. All such insurance (other than insurance with respect to Tenant's Personal Property) shall name Tenant as the insured, and Landlord shall be named as an additional insured on all liability type policies. Proceeds of all property, loss of rental and business interruption type policies shall be payable to Landlord or Tenant as provided in Article XV. All such insurance shall name as an additional insured or loss payee, as appropriate, the holder (a "FACILITY MORTGAGEE") of any mortgage, deed of trust or other security agreement securing any Encumbrance placed on the Property in accordance with the provisions of Article XXVII ("FACILITY MORTGAGES") by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment or other settlement in excess of

$250,000 shall require the written consent of Landlord and each Facility Mortgagee and any other lender of Landlord or its Affiliates ("LANDLORD LENDER") having any contractual insurance requirements which would impact on the insurance requirements of this Lease to the extent so required and Landlord has given Tenant written notice thereof. Certificates or, if requested by Landlord, certified copies, of all insurance policies obtained pursuant to this Article shall be deposited with Landlord and, if requested, with any Facility Mortgagees) or Landlord Lender(s). The policies on the Property, including the Improvements, Fixtures and Tenant's Personal Property, shall insure against the following risks:

                  (a) loss or damage by fire, vandalism and malicious mischief, extended coverage perils ("all risk"), and all physical loss perils insurance including but not limited to sprinkler leakage, in an amount not less than 100% of the then full replacement cost thereof (as defined below in Section 14.2) or such lesser amount as is approved by Landlord in writing;

                  (b) loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility in such amounts with respect to any one accident as may be reasonably requested by Landlord from time to time of not less than full replacement cost;

                  (c) business interruption or loss of rental under a rental value insurance policy covering risk of loss during the lesser of the first 12 months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in Sections 14.1(a) or 14.1(b), in an amount sufficient to prevent Landlord from becoming a coinsurer;

                  (d) claims for personal injury or property damage under a policy of comprehensive general public liability insurance or commercial general liability insurance. Such coverage shall have a minimum combined single limit of liability of at least $5 million and a general aggregate limit of at least $5 million, with $5 million umbrella coverage. Any such policy shall be written to apply to all bodily injury, property damage, personal injury and other covered losses, however occasioned, subject to standard policy exclusions, occurring during the policy term, and shall be endorsed to provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; (iii) deleting any liquor liability exclusion; and (iv) providing for coverage of employer's automobile non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Tenant shall also maintain employers liability insurance with a limit of no less than $1 million per employee and $1 million per occurrence and workers' compensation insurance as required by law;

                  (e) claims arising out of medical malpractice in an amount not less than $2 million for each person and $2 million for each occurrence;

                  (f) flood (to the extent Improvements constituting a part of the Property are located in whole or in part within an area designated by an appropriate agency or authority of the United States as a flood plain) and such other hazards and in such amounts as may be customary for comparable properties in the area and as may be available from insurance companies, insurance pools, or other appropriate companies authorized to do business in the State;

                  (g) during any period during which any Capital Addition is under construction, course of construction insurance and all risks insurance in such amounts as Landlord shall reasonably require;

                  (h) such other hazards and in such amounts as may be customary for comparable properties in Salt Lake City, Utah and as may be available from insurance companies, insurance pools, or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered; and

                  (i) any other insurance in such form and in such amounts as Landlord tray reasonably request.

            14.2 REPLACEMENT COST. The term "full replacement cost" as used herein shall mean the actual replacement cost of the Property requiring replacement from time to time, less exclusions provided in a normal fire insurance policy (which, on the Commencement Date is agreed to be not more than $60,000,000). If either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Lease Term, it may have such full replacement cost redetermined by the insurer then providing the largest amount of fire insurance coverage carried on the Property.

            14.3 ADDITIONAL INSURANCE. In addition to the insurance described in
Section 14.1, throughout the Term Tenant shall maintain such additional insurance as may be required from time to time by Landlord provided that the types and amounts of any such additional insurance required by Landlord is then customarily maintained by the operators of similar health care facilities in Salt Lake County, Utah. Tenant shall further maintain adequate workers' compensation insurance coverage for all persons employed by Tenant on the Property. Such workers' compensation insurance shall be in accordance with the requirements of applicable local, state and federal law.

            14.4 WAIVER OF SUBROGATION. All property insurance policies carried by Landlord or Tenant covering the Property, the Fixtures, the Facility or Tenant's Personal Property shall expressly waive any right of subrogation on the part of the insurer against the other party. Landlord and Tenant agree that the respective policies of insurance carried by them will include such waiver clauses or endorsements so long as the same are available and obtainable without extra cost. If such clauses and endorsements are only available upon the payment of an extra charge, the other party, at its election, may pay the same, but shall not be obligated to do so; provided that the Tenant shall at all times be obligated to carry the policies of insurance required under this Article regardless of whether the waiver of subrogation required under this Section 14.4 is available.

            14.5 FORM OF INSURANCE. All of the policies of insurance referred to in this Article shall be written in a form, and issued by insurance companies, reasonably satisfactory to Landlord. Landlord agrees that it will not unreasonably withhold or delay its approval as to the form of the policies or the insurance companies selected by Tenant. Tenant shall pay all of the premiums therefor, and shall deliver an original or certified copy of any policy, or renewal thereof, to Landlord, any Facility Mortgagee and any Landlord Lender at least 10 days prior to the expiration of the existing policy to which such renewal policy relates. If Tenant either fails to effect such insurance as herein required or to pay the premiums therefor, or to deliver such policies or certified copies thereof to Landlord at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable to Landlord upon demand therefor in a Notice, and failure by Tenant to repay the same shall constitute an Event of Default within the meaning of Section 17.1(d). Each insurer mentioned in this Article shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord (and to any Facility Mortgagee and Landlord Lender of which Tenant has notice, if required) 30 days prior written notice before such policy or policies expire, are altered or are cancelled.

            14.6 CHANGE IN LIMITS. If either party shall at any time deem the limits of the personal injury or property damage public liability insurance or malpractice insurance then carried by Tenant to be insufficient or excessive, the parties shall endeavor in good faith to agree promptly upon the proper and reasonable limits for such insurance to be carried, and such insurance shall thereafter be carried with the limits thus agreed upon until further change pursuant to the provisions of this Section.

            14.7 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Article, Tenant's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant so long as (a) the coverage afforded to Landlord is not reduced or diminished or otherwise altered from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance and (b) the requirements of this Article are otherwise satisfied.

            14.8 NO SEPARATE INSURANCE. Tenant shall not obtain separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIV to be furnished by, or which may reasonably be required to be furnished by Tenant, nor shall Tenant increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are named therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the obtaining of any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

                                  ARTICLE XV.
                               INSURANCE PROCEEDS

            15.1 HANDLING OF INSURANCE PROCEEDS. Subject to Section 15.4 hereof, all proceeds from any policy of insurance required by Article XIV of this Lease shall be paid to Landlord and held in trust by Landlord (subject to the provisions of Section 15.7) and shall be made available for reconstruction, repair or replacement, as the case may be, of any damage to or destruction of all or any portion of the Property to which such proceeds relate, and shall be paid out by Landlord from time to time subject to the provisions hereof for the cost of such reconstruction, repair or replacement. Any unused portion shall be retained by Landlord free and clear upon completion of such repair and restoration but shall be applied by Landlord against Tenant's obligations for Rent next coming due under this Lease. If neither Landlord nor Tenant is required or elects to repair and restore, and the Lease is terminated without purchase by Tenant as described in Section 15.2(a), then all such insurance proceeds shall be retained by Landlord. All salvage resulting from any risk covered by insurance shall belong to Landlord, except that any salvage relating to Tenant's Personal Property shall be the property of Tenant.

            15.2 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION COVERED BY INSURANCE.

                  (a) Except as provided in Section 15.7, if during the Term a portion of the Property is totally destroyed or materially damaged by a risk covered by the insurance described in Article XIV so that the Facility is rendered unsuitable for its Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost) (the "IMPACTED FACILITY"), Tenant shall at its option either (i) restore the Impacted Facility to substantially the same condition as existed immediately before the damage or destruction and this Lease shall continue in full force and effect or (ii) offer to purchase the Property from Landlord for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value of the Property immediately prior to such damage or destruction. If Tenant restores the Impacted Facility, the insurance proceeds shall be paid out by Landlord to Tenant or its designee from time to time as reasonably requested by Tenant to pay for the reasonable costs of such restoration and any excess proceeds remaining after such restoration shall be retained by Tenant.

                  (b) Except as provided in Section 15.7, if during the Term, the Improvements or Fixtures are partially destroyed due to a risk covered by the insurance described in Article XIV but the Impacted Facility is not thereby rendered unsuitable for the Primary Intended Use, in Tenant's reasonable opinion (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), Tenant shall restore the Impacted Facility to substantially the same condition as existed immediately before the damage or destruction. Such damage or destruction shall not terminate this Lease; provided, however, that if Tenant cannot, with reasonable diligence and within a reasonable time, obtain all government approvals, including building permits, licenses, conditional use permits and any certificates of need, necessary to perform all required repair and restoration work and to operate the Impacted Facility in substantially the same manner and for the Primary Intended Use, Tenant shall either (i) offer to purchase the Property for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value immediately prior to such damage or destruction or (ii) continue to operate under the Lease which shall remain in full force and effect and Landlord shall be entitled to retain the insurance proceeds, less the amount needed to restore the Property so that the portion of the Facility unaffected by the casualty can be used as a complete architectural unit. If Tenant shall make such offer and Landlord does not accept the same within 120 days of Landlord's receipt of such offer, Tenant may either (x) withdraw such offer, in which case this Lease shall remain in full force and effect and Tenant shall proceed to restore the Impacted Facility as soon as reasonably practicable to substantially the same condition as existed immediately before such damage or destruction, or (y) terminate this Lease after recovery by Landlord of all insurance proceeds and the payment by Tenant of any shortfall in cash. If Tenant so restores the Impacted Facility, insurance proceeds shall be paid out by Landlord from time to time to pay for the reasonable costs of such restoration, and any excess proceeds remaining after such restoration shall be retained by Landlord.

                  (c) If Tenant elects to repair or restore any damage or destruction to the Property and the cost of any such repair or restoration exceeds the amount of proceeds received by Landlord from the insurance required under Article XIV, Tenant shall contribute any and all excess amounts necessary to repair or restore the Facility. Tenant shall provide Landlord with a payment or completion guaranty in form and substance reasonably acceptable to Landlord. If no acceptable guarantor is available, Tenant shall pay Landlord the amount of such difference, which amount shall be held in trust, together with any other insurance proceeds, for application to the cost of repair and restoration as such repair and restoration progresses.

                  (d) If Landlord accepts Tenant's offer to purchase the Property as set forth in this Section 15, this Lease shall terminate as to the Property upon payment of the purchase price therefor and Landlord shall thereupon remit to Tenant all insurance proceeds pertaining to the Property less Landlord's reasonable expenses, including attorneys' fees, and assign Landlord's rights in any uncollected insurance proceeds to Tenant.

            15.3 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION NOT COVERED BY INSURANCE. Except as provided in Section 15.7 below, if during the Term the Facility is totally destroyed or materially damaged (i) from a risk not covered by insurance described in Article XIV but that would have been covered if Tenant carried the insurance customarily maintained by, and generally available to, the operators of reputable facilities which are used for the Primary Intended Use in the region in which the Facility is located, (ii) from a risk for which insurance coverage is voided due to any act or omission by Tenant, or (iii) as result of an earthquake, whether or not such damage or destruction renders the Impacted Facility unsuitable for its Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), Tenant shall restore the Impacted Facility to substantially the same condition as existed immediately before such damage or destruction and not terminate this Lease. Except as provided in Section 15.7 below, if during the Term the Facility is totally destroyed or materially damaged from a risk not covered by insurance described in Article XIV and not described in clause (i), (ii) or (iii) of the immediately preceding sentence, whether or not such Facility is thereby rendered unusable for its Primary Intended Use (taking into account all relevant factors, including, but not limited to, the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), Tenant shall, at its option, either
(i) restore the Impacted Facility to substantially the same condition as existed immediately prior to such damage or destruction and this Lease shall continue in full force and effect or (ii) offer to purchase the Property from Landlord for a purchase price equal to the greater of the Minimum Repurchase Price or the Fair Market Value of the Property immediately prior to such damage or destruction. If this Lease continues in full force and effect, Tenant shall continue to pay Rent, in the manner and at the times herein specified, including the full amounts of Base Rent, Percentage Rent and Additional Charges, provided that during the period of restoration when the Facility is not suitable for its Primary Intended Use, Tenant shall pay Percentage Rent at a rate equal to the Percentage Rent for the immediately preceding Fiscal Year during which Percentage Rent accrued.

            15.4 PAYMENT OF PROCEEDS ON TENANT'S PROPERTY AND CAPITAL ADDITIONS PAID BY TENANT. Notwithstanding any provision herein, all insurance proceeds payable by reason of any loss of or damage to any of Tenant's Personal Property or Capital Additions paid for by Tenant shall be paid to Tenant and Tenant shall hold such insurance in trust to pay the cost of repairing or replacing damaged Tenant's Personal Property or Capital Additions paid for by Tenant; provided, however, that if the damaged Tenant's Personal Property or Capital Additions paid for by Tenant were no longer necessary to Tenant's operations prior to their destruction, Tenant shall not be obligated to repair or replace them.

            15.5 RESTORATION OF TENANT'S PROPERTY. Upon any restoration of the Impacted Facility as provided in Section 15.2 or 15.3, Tenant shall either (i) at Tenant's sole cost and expense, restore all alterations and improvements made by Tenant, Tenant's Personal Property and all Capital Additions paid for by Tenant, or (ii) at Tenant's sole cost and expense, replace such alterations and improvements, Tenant's Personal Property or Capital Additions with improvements or items of the same or better quality and utility in the operation of the Property; provided, however, that if the damaged Tenant's Personal Property or Capital Additions paid for by Tenant were no longer necessary to Tenant's operations prior to their destruction, Tenant shall not be obligated to replace them.

            15.6 ABATEMENT OF RENT. Unless and until Tenant shall pay the purchase price for the Property to Landlord in accordance with this Article XV (and this Lease is thereby terminated or otherwise terminated as provided in this Article XV), in the event of any damage or destruction of the Property, this Lease shall remain in full force and effect and Tenant's obligation to make rental payments and to pay all other charges required by this Lease shall not be abated by reason of any damage or destructions to the Property or the subsequent loss of Landlord's entitlement to the Property.

            15.7 DAMAGE NEAR END OF TERM. Notwithstanding the foregoing, if damage to or destruction of the Facility occurs during the last eight (8) months of the Fixed Term or the last twelve (12) months of any Extended Term, if Tenant has not elected to extend such term, and if such damage or destruction cannot be fully repaired and restored within six months immediately following the date of loss, then Tenant shall have the right to terminate this Lease by giving written Notice thereof to Landlord within 30 days after the date of such damage or destruction, in which event, Landlord shall collect any insurance proceeds to which it is entitled, and Tenant shall assign Tenant's rights in any additional insurance proceeds. In the event that the Facility is totally destroyed or damaged (i) from a risk not covered by insurance described in Article XIV but that would have been covered if Tenant carried the insurance customarily maintained by, and generally available to, the operators of reputable facilities which are used for the Primary Intended Use in the region in which the Facility is located, (ii) from a risk for which insurance coverage is voided due to any act or omission by Tenant, or (iii) as a result of an earthquake, whether or not such damage or destruction renders the Facility unsuitable for its Primary Intended Use (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant and the type and amount of Gross Revenues lost), then Tenant shall pay to Landlord a sum equal to the amount reasonably necessary to repair such damage or destruction if Tenant elects to terminate the Lease. Notwithstanding anything to the contrary in this Section 15.7, if any damage or destruction of the Facility occurs during the last eight (8) months of the Fixed Term, then the foregoing provisions shall not apply unless neither Landlord nor Tenant has elected to extend the Term of this Lease for the first (1st) Extended Term as provided in
Section 3.2 by the date that is ten (10) Business Days after the date of such damage or destruction.

            15.8 TERMINATION OF OPTION TO PURCHASE. Any termination of this Lease pursuant to this Article shall cause any option to purchase granted to Tenant under this Lease and the right to extend the Term by any Extended Term to be terminated and to be without further force or effect.

            15.9 WAIVER. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Facility which Landlord is obligated to restore or may restore under any of the provisions of this Lease.

                                  ARTICLE XVI.
                                  CONDEMNATION

            16.1 DEFINITIONS.

            For purposes of this Article XVI the following terms have the meanings specified in this Section 16.1.

                  (a) "CONDEMNATION" means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, or (b) a voluntary sale or transfer by Landlord with Tenant's consent (provided no Event of Default has occurred and is continuing at such time) to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

                  (b) "DATE OF TAKING" means the earlier of: (i) the first date the Condemnor has the right to immediate possession of the property being condemned, or (ii) the date on which Tenant's quiet possession is materially disturbed by a Condemnation proceeding such that it is impractical to continue operations of the Facility.

                  (c) "AWARD" means all compensation, sums and any other value awarded, paid or received on a total or partial condemnation.

                  (d) "CONDEMNOR" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

            16.2 PARTIES' RIGHTS AND OBLIGATIONS. If during the Term there is any Taking of all or any part of the Property or of any interest in this Lease by Condemnation, the rights and obligations of the parties with respect to such Condemnation shall be determined by this Article.

            16.3 TOTAL TAKING. If title to the whole of Tenant's interest in the Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking. If title to less than the whole of the Property shall be so taken or condemned, which nevertheless renders the Property unsuitable for its Primary Intended Use, in Tenant's reasonable opinion (taking into account all relevant factors, including but not limited to the number of useable beds, the amount of square footage reasonably available for use by Tenant, and the type and amount of Gross Revenues lost), Tenant and Landlord each shall have the option by Notice to the other, at any time prior to the taking of possession by, or the date of vesting of title in, such Condemnor, whichever first occurs, to terminate this Lease as of such earlier to occur date. Upon such earlier to occur date, if such Notice has been given, this Lease shall cease and terminate. In either of such events, all Rent paid or payable by Tenant hereunder shall be apportioned as of the date the Lease shall have been so terminated as aforesaid.

            16.4 ALLOCATION OF PORTION OF AWARD. Subject to the rights of any Facility Mortgagee, the total Condemnation Award made with respect to all or any portion of the Property shall be distributed to Landlord and Tenant ratably in accordance with the value of their respective interests in and to such Property as hereafter set forth in this Section 16.4. All of the Award shall be the sole and exclusive property of Landlord and shall be payable to Landlord, subject to the rights of any Facility Mortgagee; provided that any portion of such Condemnation Award which is expressly allocated by the Condemnor to the taking of Tenant's leasehold interest in the Property, any loss of business by Tenant during the remaining Term of this Lease, the taking of Tenant's Personal Property, or any removal and relocation expenses of Tenant in any such proceedings shall be the sole property of and payable to Tenant; provided, however, that in any event Landlord shall receive from such Condemnation Award, subject to the rights of the Facility Mortgagees, no less than the greater of the Fair Market Value of the portion of the Property subject to such Taking prior to the institution of the Condemnation and Landlord's Total Investment with respect to such property. In any Condemnation proceedings Landlord and Tenant each shall seek their own Award in conformity herewith, at their own expense.

            16.5 PARTIAL TAKING. If title to less than the whole of the Property shall be taken or condemned, and the Property is still suitable for its then Primary Intended Use, in Tenant's reasonable opinion, or if Tenant or Landlord shall be entitled (but shall not elect) to terminate this Lease as provided in
Section 16.3 hereof, Tenant at its own cost and expense shall with all reasonable diligence restore the untaken portion of any Improvements so that such improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Improvements existing immediately prior to such Condemnation or Taking. Landlord and Tenant shall each contribute to the cost of restoration that part of their Award specifically allocated to such restoration, if any (or if no such specific allocation is made, a just, fair and reasonable portion of its Award as reasonably determined by Landlord and Tenant or by arbitration in accordance with Section

28.14 if Landlord and Tenant are unable to agree within 30 days of the Award), together with any and all severance and other damages awarded for any taken Improvements; provided, however, the amount of such contribution shall not exceed such cost. If such amounts are not sufficient to cover the cost of restoration Landlord and Tenant shall contribute any additional amounts needed for restoration in proportion to the amounts already contributed by them, provided that in no event shall Landlord contribute any amount to such restoration in excess of its Award. Thereafter, any excess restoration cost shall be borne solely by Tenant. Landlord agrees that Tenant shall be entitled to an equitable abatement of Base Rent in the event of a partial taking of the Property, but such abatement shall be strictly limited to any amount of excess Award paid to Landlord after the restoration cost has been paid.

            16.6 TEMPORARY TAKING. If the whole or any part of the Property or of Tenant's interest under this Lease shall be taken or condemned by any Condemnor for its temporary use or occupancy for a period of not more than one hundred-eighty (180) days, this Lease shall not terminate, and Tenant shall continue to pay, in the manner and at the times herein specified, the full amounts of Base Rent, Percentage Rent, if any, and Additional Charges, provided that during any such Temporary Taking Tenant shall pay Percentage Rent at a rate equal to the average Percentage Rent during the three immediately preceding Fiscal Years (or if three Fiscal Years shall not have elapsed, the average during the last preceding Fiscal Years occurring during the Term). Except to the extent Tenant may be prevented from so doing pursuant to the terms of the order of the Condemnor, Tenant shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Tenant to be performed and observed as though such Taking or Condemnation had not occurred. Upon any such Taking or Condemnation described in this Section, the entire amount of any such Award made for such Taking or Condemnation allocable to the Term of this Lease, whether paid by way of damages, Rent or otherwise, shall be paid to Tenant. Tenant covenants that upon the termination of any such Taking or Condemnation set forth in this Section, Tenant will, at its sole cost and expense (subject to any contribution by Landlord as set forth in Section 16.5), restore the Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Taking or Condemnation, unless such period of temporary use or occupancy shall expire less than six months prior to termination of this Lease or extend beyond the expiration of the Term, in which case Tenant shall not be required to make such restoration.

                                 ARTICLE XVII.
                              DEFAULTS AND REMEDIES

            17.1 EVENTS OF DEFAULT. Any one or more of the following events shall be deemed an "EVENT OF DEFAULT" hereunder:

                  (a) Tenant shall fail to pay Rent payable by Tenant under this Lease when the same becomes due and payable;

                  (b) Any representation or warranty made by the Tenant in connection with this Lease or the Security Agreement or the Absolute Assignment of Subleases and Rents, or in any report, certificate, financial statement or other instrument furnished in connection herewith or therewith, from time to time, whether under Article XXIV of this Lease or otherwise, shall prove to be false or misleading in any material respect, provided, that Tenant shall have a period of 15 days after Notice thereof from Landlord to take whatever action that may be necessary such that the subject representation or warranty would no longer be false or misleading;

                  (c) Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within a period of 15 days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of 15 days, in which case such failure shall not be deemed to continue if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof;

                  (d) Tenant shall: (i) admit in writing its inability to pay its debts generally as they mature, (ii) make a general assignment for the benefit of its creditors, (iii) have appointed a trustee, receiver or liquidator pursuant to an order of a court of competent jurisdiction of itself or of the whole or any part of its property which is not discharged in sixty (60) days,
(iv) terminate or suspend its business, (v) have any of its assets executed upon, attached or judicially seized and such execution, attachment or seizure is not vacated or set aside within sixty (60) days;

                  (e) Tenant shall: (i) file a voluntary case under any applicable bankruptcy, insolvency, debtor relief or other similar law or statute of the United States of America or any State thereof now or hereinafter in effect ("BANKRUPTCY LAWS"), or (ii) consent to or acquiesce in the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official of itself or of the whole or any part of its property) which is not discharged in sixty (60) days;

                  (f) Tenant shall, on a petition filed against it under any applicable Bankruptcy Laws, be adjudicated a bankrupt or have an order for relief thereunder entered against it or fail to oppose any such proceeding or if a court of competent jurisdiction shall enter an order or decree appointing, without its consent, a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of itself or of the whole or any part of its property and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

                  (g) Tenant shall be liquidated or dissolved, or shall voluntarily begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets in a manner not permitted by this Lease;

                  (h) an Event of Default under the terms of the Security Agreement, or the Absolute Assignment of Subleases and Rents shall occur and be continuing (after the expiration of any cure periods, if any, set forth therein);

                  (i) Tenant shall fail to make when due any scheduled payment with respect to indebtedness unless such failure is being diligently contested in good faith and such failure shall continue for five days following its receipt of written advice with respect thereto, if the effect of such failure could reasonably be anticipated to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of Tenant;

                  (j) any Notification Event described in Section 29.2(e) shall occur, which is reasonably likely to result in liability to the Tenant having a material adverse effect on the business, operations, properties or condition (financial or otherwise) of Tenant and Tenant shall fail to cure (to Landlord's reasonable satisfaction) the events or state of affairs constituting such Notification Event within thirty days after notice thereof was due from Tenant pursuant to Section 29.2(e);

                  (k) the estate or interest of Tenant in the Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of 60 days after commencement thereof or 30 days after Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in compliance with this Lease;

                  (l) except to the extent impractical due to damage, destruction or a partial Condemnation, Tenant voluntarily ceases to operate the majority of the Property for its Primary Intended Use and other uses permitted under this Lease;

                  (m) Except as otherwise permitted under Article XXIII, Iasis should cease to own, beneficially or as of record, directly or indirectly through one or more subsidiaries, all of the capital stock of Tenant.

            No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (c) above during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Tenant immediately shall remedy such default.

            Tenant shall immediately notify Landlord of the occurrence of any event set forth in subsections 17.1(b) through (m) of which Tenant has actual knowledge and the failure to do so shall constitute an immediate Event of Default.

            17.2 CERTAIN REMEDIES. Upon any Event of Default, Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease, at common law or in equity, or by statute or otherwise.

            Without limiting the foregoing, if an Event of Default occurs, is not cured within the period, if any, for any such cure provided in Section 17.1, and is continuing, Tenant shall, to the extent permitted by law and if required by Landlord so to do, immediately surrender to Landlord the Property and quit the same. To the extent permitted by applicable law, Landlord may enter upon and repossess the Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and any and all personal property from the Property subject to rights of any residents or patients and to any requirement of law. Tenant hereby assents to and waives all legal notice to vacate the Property. Landlord may so terminate Tenant's right of possession and may repossess the Premises without liability for trespass or conversion, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord may, but shall be under no obligation to, relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. Neither the repossession of the Property, the failure of Landlord to relet the Property, nor the reletting of all or any portion of the Property, shall relieve Tenant of its liability and obligation hereunder, all of which shall survive any such repossession or reletting.

            17.3 TERMINATION AND DAMAGES.

                  (a) Upon the occurrence of any Event of Default, Landlord shall have the right, to the extent permitted by applicable law, to terminate this Lease and Tenant's right to possession of the Property by any lawful means, upon ten days' Notice of such termination (which Notice shall run concurrent with any Notice required to be given by Section 17.1 and during which time Tenant shall have the opportunity to cure any such Event of Default), in which case, if Tenant shall fail to cure all Events of Default within the foregoing ten-day period, this Lease shall terminate and all of Tenant's rights hereunder shall cease and Tenant shall immediately surrender possession of the Property to Landlord and, in such event, Landlord shall be entitled to recover from Tenant all damages incurred by reason of Tenant's default. Furthermore, Landlord shall also have all rights and remedies provided in Section 17.2 and Section 17.3(d). If any litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, its reasonable attorneys' fees, and all costs and expenses incurred in connection therewith. Neither the termination of this Lease pursuant to this Section 17.3, the repossession of the Property, the failure of Landlord, notwithstanding reasonable good faith efforts to relet the Property, nor the reletting of all or any portion of the Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Upon any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Property to and including the date of such termination. Thereafter Tenant shall promptly pay to Landlord the full amount of Landlord's damages suffered by reason of Tenant's breach of this Lease, which damages shall include, but are not limited to the sum of:

                        (i) the worth at the time of the award of the unpaid Rent earned at the time of such termination, repossession or reletting;

                        (ii) the worth at the time of the award, of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

                        (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

                        (iv) any other amount necessary to compensate Landlord for the costs incurred in regaining possession and reletting the Property, including, but not limited to, brokerage fees and commissions, construction costs, rent concessions, and all legal costs and expenses.

                  (b) the "worth at the time of the award" of the amounts referred to in clauses (i) and (ii) of subsection (a) of this Section 17.3 shall be computed by allowing interest at the Overdue Rate. The "worth at the time of the award" of the amount referred to in clause (iii) of subsection (a) of this
Section 17.3 shall be determined by a Court having jurisdiction thereof


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
using the lowest rate of capitalization (highest present worth) reasonably applicable at the time of such determination and allowed by applicable law.

                  (c) Percentage Rent, for the purposes of this Section 17.3, shall be a sum equal to the Percentage Rent for the Fiscal Year immediately preceding the Fiscal Year in which the termination, re-entry or repossession takes place and during which Percentage Rent accrued.

                  (d) Alternatively, if Landlord does not elect to terminate this Lease, then Tenant shall pay to Landlord, at Landlord's option, as and for agreed damages for such Event of Default without termination of Tenant's right to possession of the Property or any portion thereof, each installment of said Rent and other sums payable by Tenant to Landlord under the Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease.

            17.4 APPLICATION OF FUNDS. Any payments which are made to and received by Landlord under any of the provisions of this Lease during the continuance of any Event of Default shall be applied to Tenant's obligations in the order which Landlord may determine or as may be prescribed by applicable laws.

            17.5 FAILURE TO CONDUCT BUSINESS. For the purpose of determining rental loss damages or Percentage Rent, if Tenant fails to conduct business upon the Property, and thereby causes the exact damages or the amount of Percentage Rent to be unascertainable, Percentage Rent for such period shall be deemed to be the Percentage Rent during the immediately preceding Fiscal Year during which Percentage Rent accrued.

            17.6 LANDLORD'S RIGHT TO CURE TENANT'S DEFAULT. If an Event of Default occurs under this Lease and is not cured within the time provided under this Lease with respect to such Event of Default, Landlord, without waiving or releasing any obligation of Tenant, and without waiving any such Event of Default, may (but shall be under no obligation to) at any time thereafter cure such default for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Property for such purpose and take all such action thereon as, in Landlord's sole judgment, may be necessary or appropriate with respect thereto. No such entry by Landlord on the Property shall be deemed an eviction of Tenant. All sums so paid by Landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, in each case as permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) computed at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord until the date reimbursed, shall be reimbursed by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

            17.7 WAIVER. If this Lease is terminated pursuant to the provisions of this Article, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article, and (c) the benefit of any laws now or hereafter enforced exempting property from liability for rent or for debt.

                                 ARTICLE XVIII.
                       CURE BY TENANT OF LANDLORD DEFAULTS

            Landlord shall be in default of its obligations under this Lease if Landlord shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of 30 days after Notice thereof from Tenant (or such shorter time as may be necessary in order to protect the health or welfare of any patient or other resident of the Property), unless such failure cannot be cured with due diligence within a period of 30 days (or the above described shorter time, as applicable), in which case such failure shall not be deemed to continue if Landlord, within said 30 day period (or the above described shorter time, as applicable), proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. If Landlord fails to commence or complete such cure as provided herein, Tenant may cure such default, and for so long as Tenant continues to pay Rent, Tenant shall have the right by separate and independent action to pursue any claim it may have against Landlord for monetary damages for Landlord's failure to cure such default, including, without limitation, all costs and expenses of Tenant (including attorneys' fees and expenses). In the event Tenant acquires the Property pursuant to the option granted hereunder, Tenant, at its option, shall be entitled to offset against the purchase price the amount of any damages owing from Landlord to Tenant.

                                  ARTICLE XIX.
                         PURCHASE OF PROPERTY BY TENANT

            19.1 PURCHASE OF THE PROPERTY. If Tenant purchases the Property from Landlord pursuant to any of the terms of this Lease, Landlord shall, except as otherwise expressly provided, upon receipt from Tenant of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of such purchase, deliver to Tenant an ALTA Owner Policy of Title Insurance or such equivalent policy of title insurance as may be available in the State and which is reasonably acceptable to Tenant, together with such endorsements, reinsurance agreements and direct access agreements as Tenant may reasonably request, together with an appropriate special warranty deed or other conveyance conveying marketable fee simple title in and to the Property to Tenant in the condition set forth in Article XXVI, except that the Property shall be free and clear of all mortgages and encumbrances other than (a) those Tenant has agreed hereunder to pay or discharge, (b) those mortgages which Tenant has agreed in writing to accept and to take title subject to on the date the Property was originally conveyed to Landlord and which are not in default, (c) encumbrances required to be imposed on the Property under Section 8.3, and (d) any other encumbrances permitted to be imposed on the Property under the provisions of Article XXVII which are assumable at no cost or expense to Tenant or to which Tenant may take subject without cost or expense to Tenant. The difference between the applicable purchase price and the total amount of the encumbrances assumed or taken subject to, if a positive number, shall be paid in cash to Landlord or as Landlord may direct, in federal or other immediately available funds, unless otherwise mutually agreed by Landlord and Tenant; provided, that Landlord shall be obligated to pay to Tenant in cash any negative difference between the applicable purchase price and the total amount of the encumbrances so assumed or taken subject to by Tenant. All


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
reasonable expenses of conveying the Property to Tenant, including, without limitation, the cost of the aforementioned title insurance and attorneys' fees incurred by Landlord in connection with such conveyance and release, and documentary transfer and similar taxes, recording fees and expenses of Tenant's counsel, shall be paid by Tenant.

            19.2 FAILURE TO CLOSE PURCHASE. The closing of any such sale shall be contingent upon and subject to Tenant obtaining all required governmental consents and approvals for such transfer. If such sale shall fail to be consummated by reason of the inability of Tenant to obtain all such approvals and consents and if the Term would otherwise expire, then this Lease shall remain in effect on a month-to-month basis (on the terms of the Lease in effect upon the expiration of such Term and notwithstanding any provision of Article
XX) until the earlier of: (i) the consummation of the purchase or (ii) the 90th day following the end of the Term. In the event Tenant is unable to consummate the purchase during the Term or such 90 day extension of the Term for any reason which is beyond the control of the Tenant, Tenant's option under Section 3.2 herein to elect Extended Terms shall be reinstated during the last 90 days of the Term or, such 90 day extension, as applicable, to prevent Tenant's forfeiture of its leasehold under this Lease due to the failure to close the Purchase of the Property, provided Tenant exercises such option by delivering a Notice to Landlord prior to the expiration of the Term, or such 90 day extension, as applicable, and such Extended Term shall commence or shall be deemed to have commenced immediately following the last day of the Term.

                                  ARTICLE XX.
                                  HOLDING OVER

            If Tenant for any reason remains in possession of the Property after the expiration or earlier termination of the Term, such possession shall be a month-to-month tenancy during which time Tenant shall pay to Landlord as rental each month the aggregate of (i) one and one half (1-1/2) times one-twelfth of the aggregate total Base Rent and Percentage Rent (if any) payable with respect to the last 12-month period of the Term just expired or terminated, (ii) all Additional Charges accruing during the month with respect to which such payment relates, and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of the Term.

                                  ARTICLE XXI.
                                  RISK OF LOSS

            During the Term of this Lease, Tenant shall bear the risk of loss or of decrease in the enjoyment and beneficial use of the Property resulting from the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or any other cause, or resulting from foreclosures, attachments, levies or executions (other than those caused by Landlord and those claiming from, through or under Landlord) and, in the absence of the gross negligence, willful misconduct or breach of this Lease by Landlord, Landlord shall in no event be responsible


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
therefor nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent except as specifically provided in this Lease.

                                 ARTICLE XXII.
                              LIABILITY OF PARTIES

            22.1 INDEMNIFICATION BY TENANT. Notwithstanding the existence of any insurance provided for in Article XIV, and notwithstanding the policy limits of any such insurance, Tenant shall, subject to applicable law, indemnify, defend, save and hold Landlord harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses ("CLAIMS") (including, without limitation, reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon, incurred by or asserted against Landlord arising out of, connected with or incidental to:

                  (a) any Hazardous Substance located at, in, on, under or about the Property due to the act or omission of Tenant, including any improvements, repairs, handling, removal or other actions taken by Tenant in order to comply with all rules and regulations promulgated by any applicable federal, state, or local government rule and regulation with respect to any such Hazardous Substance or related problems that Landlord or Tenant becomes aware of;

                  (b) any accident, injury to or death of persons, or loss of or damage to property, occurring on or about the Property or adjoining sidewalks, alleys or roadways, including without limitation any claims of malpractice;

                  (c) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant of the Property or Tenant's Personal Property and any litigation, proceeding or claim by governmental entities or other third parties to which Landlord is made a party or other participant related to the Property or Tenant's Personal Property or such use, misuse, non-use, condition, management, maintenance or repair thereof, including but not limited to any failure to perform obligations (other than condemnation proceedings) to which Landlord is made a party;

                  (d) any Impositions which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease;

                  (e) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; and

                  (f) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Property to be performed by Tenant thereunder.

            Any amounts payable by Tenant under this Section shall be paid within ten days after Tenant's liability therefor is determined by litigation or otherwise. If such amounts are not timely paid, they shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord, or may compromise or otherwise dispose of the same as Tenant sees fit. Nothing herein shall be


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
construed as requiring Tenant to indemnify, defend or hold Landlord harmless against Landlord's own sole gross negligence or willful misconduct.

            22.2 INDEMNIFICATION BY LANDLORD. Landlord shall indemnify, defend, save and hold Tenant harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon, incurred by or asserted against Tenant arising out of, connected with or incidental to the sole or gross negligence or willful misconduct of Landlord; provided, however, that Tenant's right to indemnification as provided herein shall be subject to the limitation set forth in Article XXVIII.

            22.3 CONTINUING LIABILITY. Tenant's and Landlord's liability under this Article shall survive any termination of this Lease and shall continue for the term provided herein or as permitted by the laws of the State, whichever is longer.

                                 ARTICLE XXIII.
                            ASSIGNMENT AND SUBLETTING

            23.1 ASSIGNMENT AND SUBLETTING. Subject to the provisions of Section
23.3 below and any other express conditions or limitations set forth in this Lease, Tenant may, without the consent of Landlord, and in addition to leases and subleases in effect on the Commencement Date, (a) sublet up to an aggregate of 25% of the rentable square footage of the Facility, to concessionaires or other third party users or operators thereof, provided that (i) any subletting to any party shall not individually as to any one such subletting, or in the aggregate, materially diminish the actual or potential Percentage Rent payable under this Lease and (ii) Tenant, at the request of Landlord, executes a Collateral Assignment of Subleases and Rents in favor of Landlord in a form reasonably acceptable to Landlord as security for the obligations of Tenant hereunder, or (b) transfer or assign its rights hereunder (iii) to a joint venture, partnership or other entity in which Tenant holds a controlling interest and, in the case of a partnership, Tenant is the general partner, or
(iv) in connection with a public offering of equity interests in an Affiliate of Tenant, to such Affiliate, provided that Landlord reasonably determines that such Affiliate has a Tangible Net Worth at least equal to that of Tenant.

            23.2 ATTORNMENT. Tenant shall insert in each sublease permitted under Section 23.1 provisions reasonably satisfactory to Landlord which provide for the benefit of Landlord that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Landlord's option, either attorn to Landlord and waive any right the sublessee may have to terminate the sublease or surrender possession under such sublease, and (c) in the event the sublessee receives Notice from Landlord or Landlord's assignees, if any, stating that Tenant is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may otherwise direct. All rentals received from the sublessee by Landlord or Landlord's assignees, if any, as the case may be, shall be credited against the amounts owed to Landlord under this Lease.

            23.3 REIT PROTECTION. Anything contained in this Lease to the contrary notwithstanding, (i) no Transfer (as defined below) shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the occupant, assignee, manager or other transferee; (ii) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); and (iii) Tenant shall not consummate a Transfer with any person or in any manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

            23.4 PROHIBITION OF TRANSFERS. Except as expressly permitted by Sections 23.1, 23.5, 23.6 and 23.7, or any of such Sections, Tenant shall not, without Landlord's prior written consent, which may be withheld in Landlord's sole and absolute discretion, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, sublease, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Tenant's leasehold estate hereunder, (ii) convey, sell, assign, transfer or dispose of any stock or partnership, membership or other interests (whether equity or otherwise) in Tenant (which shall include any conveyance, sale, assignment, transfer or disposition of any stock or partnership, membership or other interests (whether equity or otherwise) in any Controlling Person(s)), if such conveyance, sale, assignment, transfer or disposition results, directly or indirectly, in a change in control of Tenant (or in any Controlling Person(s)),
(iii) dissolve, merge or consolidate Tenant (which shall include any dissolution, merger or consolidation of any Controlling Person) with any other person, if such dissolution, merger or consolidation, directly or indirectly, results in a change in control of Tenant or in any Controlling Person(s), (iv) sell, convey, assign, or otherwise transfer all or substantially all of the assets of Tenant (which shall include any sale, conveyance, assignment, or other transfer of all or substantially all of the assets of any Controlling Person(s)), or (v) enter into or permit to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any person to do any of the foregoing (each of the aforesaid acts referred to in clauses (i) through (v) being referred to herein as a "TRANSFER").

            23.5 HIGH CAPITALIZATION HOSPITAL COMPANIES. Notwithstanding anything that may be to the contrary in this Lease, but subject to the provisions of Section 23.3, Landlord's consent shall not be required in connection with any assignment of this Lease or subletting of the Property in its entirety to any third party, so long as each of the following conditions is satisfied:

                  (i) such proposed assignee or subtenant is a corporation specializing and primarily focusing on the provision of health care services, and a substantial portion of its business is the operation and management of acute care hospitals;

                  (ii) the common stock of such proposed assignee or subtenant is publicly traded on the New York Stock Exchange, NASDAQ, or other comparable securities exchange;

                  (iii) the market value of such publicly traded common stock is not less than One Billion Five Hundred Million Dollars ($1,500,000,000.00) as of the effective date of such transaction;

                  (iv) in connection with such assignment or subletting there is no change in the Primary Intended Use of the Property and no material change in the business conducted at or from the Property;

                  (v) any sublease shall be subject to all of the terms and provisions of this Lease and shall be in accordance with the other provisions of this Section 23;

                  (vi) any assignee shall assume all of the obligations of the Tenant hereunder accruing subsequent to the effective date of such assignment by an instrument in writing in form and substance reasonably satisfactory to Landlord. A copy of such executed assumption shall be delivered to Landlord along with the notice specified in clause (viii) below;

                  (vii) within ten (10) days after the effective date of such assignment or subletting, Tenant shall notify Landlord in writing of the occurrence of such event, the effective date thereof, the facts placing the same within the provisions of this Section 23.5 and any change in the address for billings and Notices to Tenant pursuant to this Lease, accompanied by an executed copy of any assumption or sublease required pursuant to this Lease; and

                  (viii) no Event of Default or other event or circumstance which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

Upon the effective date of any assignment effected in compliance with this
Section 23.5, Tenant and Iasis shall be released from their respective obligations under this Lease and Guaranty to which Iasis is a party to the extent such obligations accrue on or after the date of such assignment. Furthermore, provided that a replacement Fixed Term Security Letter of Credit or Security Letter of Credit, as applicable, has been delivered to Landlord by the applicable assignee in compliance with Article XXIX, Landlord shall return the Fixed Term Security Letter of Credit or Security Letter of Credit, as applicable, previously delivered by Tenant within ten (10) days after Landlord's receipt of the notice and document described in subparagraph (vii) above.

            23.6 CERTAIN SALE OF BUSINESS TYPE TRANSACTIONS. Notwithstanding anything that may be to the contrary in this Article XXIII, but subject to the provisions of Section 23.3, so long as Iasis at the time of a transaction hereinafter described has other significant assets other than its interest (whether direct or indirect) in this Lease and the Facility, Landlord shall not unreasonably withhold or condition its consent to any (a) sale or transfer of all or substantially all of the outstanding capital stock of Iasis or a sale or transfer of all or substantially all of the assets of Iasis, in each case to a single purchaser or transferee in a single transaction or (b) a merger, consolidation or stock exchange to which Iasis is a party so long as the same does not effect an assignment of this Lease or a subletting of the Property otherwise prohibited by this Lease.

Among the factors which Landlord may consider in determining whether to grant its consent to such transaction are the following (all of which are deemed reasonable for Landlord to consider):

                  (i) Whether the Consolidated Net Worth of the purchaser or transferee resulting from a transaction of the type described in clause
      (a) above or the surviving party resulting from a sale or transaction of the type described pursuant to clause (b) above, as the case may be, following the effectiveness of such event will be greater than the higher of (A) the average Consolidated Net Worth of Iasis for the twelve (12) month period immediately prior to the effectiveness of such event, or (B) the Consolidated Net Worth of Iasis as of December 31, 2001, in either case as determined in accordance with GAAP.

                  (ii) The debt to equity ratio of the purchaser or transferee resulting from a transaction of the type described in clause (a) above or the surviving party resulting from a Transfer pursuant to clause (b) above, as the case may be, following the effectiveness of such event shall be less than the lesser of (A) the average debt to equity ratio of Iasis for the twelve (12) month period immediately prior to the effectiveness of such event, or (B) the debt to equity ratio of Iasis as of December 31, 2001, in each case as determined by GAAP. For purposes of this clause
      (ii), "debt" shall include the capitalized value of any leases required to be capitalized in accordance with GAAP to which Iasis and/or such transferee or surviving entity (and/or their consolidated Subsidiaries) are parties and the same shall be demonstrated by financial statements prepared in accordance with GAAP.

                  (iii) Whether such party assumes the obligations of Iasis under the Guaranty pursuant to a written assumption in form and substance reasonably acceptable to Landlord, and whether Iasis remains liable under the Guaranty. No such assumption of the Guaranty by such party shall, however, release Iasis of any of its duties, covenants or obligations thereunder.

                  (iv) Whether an Event of Default or other event or circumstance which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing hereunder.

                  (v) Such other information as Landlord reasonably deems relevant to such decision.

            As used in this Section 23.6, "other significant assets" shall mean that Iasis has either (1) at least five (5) acute care hospitals under lease, ownership or management, other than the Facility or (2) other net current assets, whether direct or indirect, other than its interests (whether direct or indirect) in this Lease, which in the aggregate total not less than One Hundred Million Dollars ($100,000,000).

            23.7 PUBLIC OFFERING/PUBLIC TRADING. Notwithstanding anything that may be to the contrary in this Article XXIII, this Lease shall not restrict any Transfer of any stock of Tenant or any Controlling Person(s) as a result of a public offering of Tenant's or such Controlling Person's stock which (a) constitutes a bona fide public distribution of such stock pursuant to a firm commitment underwriting or a plan of distribution registered under the Securities Act of 1933 and (b) results in such stock being listed for trading on the American Stock Exchange or the New York Stock Exchange or authorized for quotation on the NASDAQ National Market immediately upon the completion of such public offering. In addition, so long as such stock of Tenant or any such Controlling Person(s) is listed for trading on any such exchange or authorized for quotation on such market, the transfer or exchange of such stock over such exchange or market shall not be deemed a Transfer hereunder unless the same (whether in one transaction or in any step or series of transactions) results, directly or indirectly, in a change in control of Tenant or such Controlling Person(s) (including pursuant to a tender or similar offer to acquire the outstanding and issued securities of Tenant or such Controlling Person(s)).

                                 ARTICLE XXIV.
                             INFORMATION FROM TENANT

            24.1 OFFICER'S CERTIFICATES. At any time and from time to time, upon not less than 20 days' Notice by Landlord, Tenant shall furnish to Landlord an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether there exists any Event of Default or any situation which, with the giving of notice, passage of time, or both, would constitute an Event of Default hereunder based upon Tenant's current knowledge, whether Tenant contends that Landlord is in default hereunder, and if Tenant so contends, the basis for such contention, the date upon which the Term terminates, and such other information as Landlord reasonably may request. The failure by Tenant to deliver such estoppel certificate to Landlord within 20 days of Landlord's request therefor shall be conclusively deemed to be Tenant's certification (i) that this Lease is in full force and effect, without modification except as represented by Landlord; (ii) that there are no uncured defaults in Landlord's performance hereunder, and (iii) that not more than one month's rent has been paid in advance. Any such certificate furnished pursuant to this Section 24.1 may be relied upon by Landlord, any prospective purchaser of the Property, and any Facility Mortgagee or Landlord Lender.

            24.2 FINANCIAL INFORMATION. Tenant shall furnish, the following statements to Landlord:

                  (a) within 120 days after the end of each Fiscal Year a balance sheet and statements of revenues and expenses and changes in retained earnings and cash flows for Tenant, all certified by independent public accountants of recognized standing reasonably acceptable to Landlord, such statements to be prepared in accordance with GAAP consistently applied, to be for such Fiscal Year and the immediately preceding Fiscal Year and to be in comparative columnar form; provided, however, that if Tenant's certified balance sheet and statements are consolidated with any Affiliates of Tenant, then such consolidated balance sheet and statements shall be deemed satisfactory for purposes of this Section 24.2(a);

                  (b) within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, financial statements similar to those referred to in clause (a) above, but only certified by the principal financial or other appropriate officer of Tenant as having been prepared in accordance with GAAP consistently applied (but which may exclude footnote disclosures),


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such financial statements to be for the period from the beginning of such Fiscal
Year (and immediately preceding Fiscal Year) to the end of such quarter (and comparable quarter); provided, however, that if Tenant does not prepare such financial statements on a basis not consolidated with any Affiliates of Tenant, then such consolidated financial statements shall be deemed satisfactory for purposes of this Section 24.2(b);

                  (c) concurrent with the statements furnished pursuant to clauses (a) and (b) above, an Officer's Certificate stating that, after making due inquiry, no Event of Default has occurred and is continuing under this Lease, or if such Event of Default has occurred, to such officer's knowledge, specifying all such Events of Default, the nature of such Events of Default, and the steps being taken to remedy the same;

                  (d) within 45 days after the end of each fiscal quarter, quarterly and year-to-date operating statistics;

                  (e) as requested in a Notice by Landlord, within 30 days after the end of each month during the Term or Extended Term, any and all operational, statistical and/or financial statements, as prepared and distributed by Tenant in the ordinary course of business; and

                  (f) with reasonable promptness, such other information respecting the financial condition and affairs of Tenant as Landlord may reasonably request from time to time.

            24.3 LICENSING INFORMATION. Tenant shall promptly furnish to Landlord complete copies of all surveys, examinations, inspections, compliance certificates and similar reports of any kind issued to Tenant by any governmental agencies or authorities having jurisdiction over the licensing of the operation of the Property which are material to the Property or the Facility, their ownership or operation.

            24.4 CONFIDENTIALITY. Landlord acknowledges that pursuant to or in connection with this Lease Landlord may receive from Tenant information regarding Iasis and the subsidiaries of Iasis (including Tenant) that may be confidential or that otherwise may not have been made available to the public. Accordingly, Landlord agrees to maintain the confidentiality of all information regarding Iasis and its subsidiaries that is provided to Landlord pursuant to or in connection with this Lease, and not to disclose any such information to any persons other than its accountants, attorneys, underwriters, investors, prospective lenders or purchasers, or as otherwise required by law.

                                  ARTICLE XXV.
                           APPRAISALS OF THE PROPERTY

            25.1 APPRAISERS. If at any time it becomes necessary to determine the Fair Market Value or Fair Market Rental of the Property for any purpose under this Lease, and the parties are unable to agree thereupon, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within ten days after such Notice, Landlord or Tenant, as the case may be, shall by Notice to Tenant or Landlord, as the case may be, either agree to the appointment of the appraiser identified in such initial Notice, in which case such appraiser shall be the sole


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appraiser for purposes of determining the Fair Market Value or Fair Market
Rental, as the case may be, or shall appoint a second person as an appraiser on its behalf. Any appraiser appointed pursuant to this Section must (i) be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto), (ii) have at least five years' experience in the valuation of private hospitals and (iii) be neither an employee nor former employee of Landlord or Tenant or their Affiliates. The appraiser(s) thus appointed shall, within 45 days after the date of the Notice appointing the first appraiser, proceed to appraise the Property to determine the Fair Market Value or Fair Market Rental thereof (as the case may be) as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date). In the case of two appraisers, except as provided in Section 25.2, the two appraisals shall be averaged to determine the Fair Market Value or Fair Market Rental, as the case may be. In any event, the appraised value determined in accordance with this Section shall be final and binding on Landlord and Tenant.

            25.2 METHOD OF APPRAISAL. Any appraisal required or permitted by the terms of this Lease shall be conducted in a manner consistent with sound appraisal practice, taking into account the market, cost and business enterprise (income) approaches. Notwithstanding the provisions of Section 25.1, if the difference between the appraisal amounts determined by the appraisers appointed pursuant to Section 25.1 exceeds ten percent of the lesser of such appraisal amounts, then the two appraisers shall have 20 days to appoint a third appraiser. If no such appraiser is appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value or Fair Market Rental (as the case may be), whichever is earlier, either Landlord or Tenant may refer the matter to arbitration as set forth in Section 30.13. Any appraiser appointed by the original appraisers or through arbitration shall be instructed to determine the Fair Market Value or Fair Market Rental (as the case may be) within 45 days after the appointment of such appraiser. The determination of the three appraisers which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be the appraised value, which appraised value shall be final and binding upon Landlord and Tenant as the Fair Market Value or Fair Market Rental of the Property, as the case tray be. If the lowest and highest appraised values are equidistant in amount from the middle appraised value, then such middle appraised value shall be the Fair Market Value or Fair Market Rental (as the case may be). The provisions of this Article shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant each shall pay the fees and expenses of the appraiser appointed by it, and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                 ARTICLE XXVI.
                               OPTIONS TO PURCHASE

            26.1 LANDLORD'S OPTION TO PURCHASE TENANT'S PERSONAL PROPERTY; TRANSFER OF LICENSES. Provided Tenant has not exercised its option pursuant to
Section 26.2 hereof, effective upon not less than ninety (90) days prior notice given at any time within one hundred eighty (180) days prior to the expiration of the Term of this Lease, or upon such shorter Notice as shall be reasonable if this Lease is terminated prior to its expiration date, Landlord shall have


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
the option to purchase all (but not less than all) of Tenant's Personal Property, if any, at the expiration or termination of this Lease, for an amount equal to the then fair market value thereof (as determined by the appraisal process set forth in Section 25), taking into account, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which such Tenant's Personal Property is subject. Upon the expiration or termination of the Lease and such purchase by Landlord, Tenant shall use good faith efforts, at Landlord's sole cost and expense, to transfer and assign to Landlord or its designee, or assist Landlord or its designee in obtaining, any contracts, licenses, and certificates required for the then operation of the Facility.

            26.2 FIRST OFFER TO PURCHASE. Provided no Event of Default, or event which, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing hereunder, Tenant shall have a first offer option to purchase not less than all of the Property upon the same terms and conditions as Landlord shall propose to sell the Property, or upon the same terms and conditions of any offer from a third party to purchase the Property which Landlord intends to accept (or has accepted subject to Tenant's right of first offer herein); provided, however that such first offer option shall not apply to (a) any sale, transfer or other conveyance of the Property or any interest therein by Landlord to an Affiliate of Landlord, (b) a sale or transfer of all or substantially all of the outstanding capital stock of Landlord or a sale or transfer of all or substantially all of the assets of Landlord, in each case to a single purchaser or transferee in a single transaction, (c) a merger, consolidation or share exchange to which Landlord is a party, or (d)(i) a conveyance of the Property or portion thereof as security to a bona fide lender for value, or (ii) a transfer of the Property or portion thereof to any such lender or any subsequent holder of the indebtedness secured by an interest in the Property by reason of foreclosure or deed in lieu of foreclosure. If, during the Term, Landlord reaches such agreement with a third party or proposes to offer the Property for sale, Landlord shall promptly notify Tenant of the purchase price and all other material terms and conditions of such agreement or proposed sale. Tenant shall have thirty (30) days after receipt of such notice from Landlord within which time to exercise Tenant's option to purchase. Tenant may exercise such option by (i) giving written notice to Landlord within such thirty (30)-day period and (ii) delivering to Landlord concurrent with such notice a reaffirmation of the Guaranty executed by Guarantor stating, in substance, that Guarantor's obligations under the Guaranty shall extend to the purchase contract formed by Landlord and Tenant upon proper and timely exercise of such option. If Tenant exercises its option within the time and in the manner herein provided, then such transaction shall be consummated within sixty (60) days (or such longer period as may be permitted under the terms and conditions of any offer from a third party, if applicable) after the date of receipt by Landlord of notice of such exercise in the manner herein provided, at the price to Tenant and in accordance with the terms and conditions of such agreement, if any, and the provisions of Article XIX. If Tenant shall not exercise Tenant's option to purchase within said thirty (30) day period after receipt of said notice from Landlord and within the manner herein provided, Landlord shall be free for a period of six (6) months after the expiration of said thirty (30)-day period to sell the Property to any third party at a price and upon terms no less favorable in any material respect to Landlord than those so offered to Tenant. (For purposes of this Section 26.2, a price shall not be deemed materially less favorable to Landlord if such price is equal to or greater than ninety-seven percent (97%) of the price offered to Tenant.) If such sale is not


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
consummated, Tenant's right of first offer as provided in this Section shall be reinstituted, as to any subsequent proposed sale of the Property during the Term of this Lease.

            26.3 INCLUSION OF THE PROPERTY WITH OTHER PROPERTY. Notwithstanding anything to the contrary herein in this Section 26, except with respect to transactions of the type described in clauses (a) through (d) in Section 26.2 above as to which Tenant shall not have a right of first offer, if and only if,
(1) Landlord proposes to sell the Property, or receives an offer from a third party to purchase the Property which Landlord intends to accept (or has accepted subject to Tenant's right of first offer herein), and such proposed sale includes property in addition to the Property, or (2) in connection with the proposed sale of the Property, Landlord or an Affiliate of Landlord is also proposing to sell concurrent or substantially concurrent with the sale of the Property other property of Landlord or an Affiliate of Landlord to the same third-party and/or its Affiliates, then the following shall apply:

                  (x) Tenant's right of first offer as herein provided, shall apply only with respect to the Property.

                  (y) If the terms of the proposed sale do not specifically allocate a purchase price to the Property, Landlord shall reasonably determine the same and include such allocation in Landlord's written notice to Tenant of the proposed sale or third party offer.

            26.4 LANDLORD'S ELECTION OF 1031 EXCHANGE. In the event that Tenant exercises its right of first offer to purchase as provided in this Article XXVI, Landlord may elect to sell the Property to Tenant in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended ("1031 EXCHANGE"). In the event that Landlord shall so elect, Landlord shall give written notice to Tenant and any escrow holder of such election and the following shall apply:

                  (a) Simultaneous Exchange. Landlord may attempt to identify before the closing other property which qualifies as "like-kind" property for a 1031 Exchange (the "TARGET PROPERTY") by giving written notice to Tenant and any escrow holder and identifying to such escrow holder the Target Property prior to the closing.

                  (b) Non-simultaneous Exchange. If Landlord has not so identified the Target Property before the closing, then Landlord shall proceed with the closing unless Landlord at its option enters into an exchange agreement with an accommodation party ("ACCOMMODATOR") in order to facilitate a non-simultaneous or so-called "Starker deferred" exchange. If an Accommodator is so designated, Landlord shall cause the Accommodator (i) to acquire title to the Property from Landlord at or before the closing and, (ii) to transfer title in the Property to Tenant on the closing.

                  (c) Expenses and Documents. Tenant shall fully cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents requested or approved by Landlord; provided, that Tenant shall not be required to incur any additional costs or liabilities or financial obligations as a consequence of any of the foregoing exchange transactions.


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            26.5 SPECIFIC PERFORMANCE OF OPTIONS. The parties acknowledge that:

                  (a) The irrevocable right and options herein granted by one party to the other are a moving consideration and a principal cause of this transaction without which neither party would have entered it.

                  (b) The parties hereto agree that damages for breach of the option provisions hereof are insusceptible of reasonable measure, and accordingly they agree that specific performance and injunctive relief are appropriate remedies for nonperformance.

            If either party shall fail or refuse to consummate the sale and transfer of Tenant's Personal Property or the Property, as the case may be, pursuant to the options granted by Section 26.1 or 26.2 or extend the Term hereof under Section 19.2, then the aggrieved party may forthwith apply to a court of competent jurisdiction for a decree of specific performance ordering the transfer of Tenant's Personal Property or the Property, as the case may be, upon payment of the applicable purchase price therefor, or the extension of the Term hereof upon payment of the applicable monthly rent. If Landlord rejects Tenant's tender of the applicable purchase price or the applicable monthly rent, as the case may be, then Tenant's tender of such funds into the court registry shall be deemed equivalent to payment.

                                 ARTICLE XXVII.
                               FACILITY MORTGAGES

            Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth below in this Section, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance, security interest or title retention agreement ("ENCUMBRANCE") upon the Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any such Encumbrance (i) shall contain the right to prepay (whether or not subject to a prepayment penalty, which penalty shall be paid by Landlord); (ii) shall be paid in full and released and reconveyed in the event Tenant purchases the Property pursuant to the applicable provisions of this Lease; and (iii) shall not provide for negative capitalization of interest. Tenant agrees that it shall subordinate this Lease to any mortgage, security interest or deed of trust that may hereafter from time to time be recorded on Landlord's interest in the Property, and to any and all advances made or to be made thereunder, and to renewals, replacements and extensions thereof. Tenant's failure to deliver any reasonable written subordination document requested by Landlord in accordance with the preceding sentence within ten Business Days after Notice thereof shall constitute an Event of Default hereunder. Any such subordination, however, shall be subject to the condition precedent that the mortgagee under such mortgage or the beneficiary under such deed of trust enter into a written non-disturbance and attornment agreement with Tenant, in form and content satisfactory to Tenant, whereunder it is agreed that in the event of a sale or foreclosure under such mortgage or deed of trust, the purchaser of the Property (including the mortgagee or beneficiary under such mortgage or deed of trust), shall acquire or hold the Property subject to this Lease so long as no Event of Default has occurred and is continuing hereunder, and so long as Tenant recognizes such purchaser as the landlord under this Lease and agrees, if requested to do so, to attorn to such purchaser and, if instructed to do so by such purchaser, to make rental payments directly to it. Landlord represents and warrants to Tenant that as of the date of this Lease, there are no


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mortgages or deeds of trust executed by Landlord or under which Landlord has assumed liability encumbering the Property.

                                ARTICLE XXVIII.
                             LIMITATION OF LIABILITY

            Tenant specifically agrees that neither Landlord nor any officer, shareholder, employee or agent of Landlord (each of which shall, for purposes of this Article XXVII, be considered an Affiliate of Landlord) shall be held to any personal liability, jointly or severally, for any obligation of, or claims against Landlord, Tenant agreeing to look solely to Landlord's equity interest in the Property or to Landlord's interests or interests of subsidiaries of Landlord in other properties leased to Tenant or Affiliates of Tenant for recovery of any judgment from Landlord, except that Landlord's obligations under
Section 19.1 and Article XXVII, clause (ii) shall be a general and unlimited liability of Landlord. The provisions contained in the foregoing sentence are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord's successors in interest, or any action not involving the personal liability of Landlord (original or successor). In no event shall Landlord (original or successor) or any Affiliate of Landlord be required to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord or any Affiliate of Landlord (original or successor) ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

                                 ARTICLE XXIX.
                         ADDITIONAL COVENANTS OF TENANT

            29.1 ADDITIONAL NEGATIVE COVENANTS. Tenant covenants and agrees with Landlord that, during the Term hereof, Tenant shall not, either directly or indirectly:

                  (a) FIXED CHARGE COVERAGE RATIO. Prior to the expiration of the Fixed Term, permit the ratio of: (i) (a) Tenant's Cash Flow to (b) the sum of Total Rent payable hereunder and principal and interest payments payable by Tenant for any calendar quarter to be less than 2.0 to 1.0; provided, however, that the failure of Tenant to comply with the foregoing ratio shall not constitute an Event of Default if a Fixed Term Security Letter of Credit in the amount of twelve monthly installments of Base Rent is in effect or is obtained within ten Business Days after such failure.

                  (b) SALE OF ASSETS. Other than in the ordinary course of business, sell, lease, transfer or otherwise dispose of all or any substantial part of its properties, equipment or assets, except for (x) equipment or properties which are no longer useful in its business or have been replaced, (y) during any 12-month period, equipment or property with an aggregate market value not exceeding $250,000, and (z) other transfers permitted by Article XXIII of this Lease.

                  (c) CONSOLIDATION OR MERGER. Consolidate with or merge into any other entity or permit any other corporation to merge into it unless (i) it is the survivor or (ii) after giving pro forma effect to the merger, based on its financial statements and the financial statements of the other entity or entities participating in the merger, for, in each case, its most


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
recently completed fiscal year or quarter, there is no violation of any of the covenants of this Lease to be observed or performed by Tenant.

                  (d) [INTENTIONALLY OMITTED].

                  (e) TRANSACTIONS WITH AFFILIATES. Except as permitted under
Article XXIII above, commencing as of the Commencement Date, unless and until Tenant's obligation to maintain the Fixed Term Security Letter of Credit or the Security Letter of Credit as provided in Section 29.3 hereof has been extinguished, sell, lease, transfer or otherwise dispose of any of its properties or assets (relating to the Property) to, or enter into any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of Tenant, except (i) in the ordinary course of business and on terms that are no less favorable than those that could have been obtained in a comparable transaction with an unrelated person, and (ii) involving an aggregate amount not exceeding $250,000 for all Affiliates of Tenant in any twelve month period.

                  (f) ADDITIONAL FINANCIAL COVENANT. Prior to the expiration of the Fixed Term, permit the ratio of its current assets, excluding any encumbered (other than in favor of Landlord) and legally restricted current assets, to current liabilities (both determined in accordance with GAAP) to be less than one-to-one; provided, however, that the failure of Tenant to comply with the foregoing ratio shall not constitute an Event of Default if a Fixed Term Security Letter of Credit in the amount of twelve monthly installments of Base Rent is in effect or is obtained within ten Business Days after such failure.

                  (g) LIMITATION ON BUSINESS. Change or alter the operations of the Facility as presently conducted if the effect thereof could reasonably be anticipated to have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of the Facility.

                  (h) NON-COMPLYING USES. With such exceptions as are not material in the aggregate, use the Property or permit the Property to be used in violation of any Legal Requirements or Insurance Requirements or in a manner which will cause the cancellation of any insurance policy covering the Property or any part thereof or any provider agreement.

            29.2 ADDITIONAL AFFIRMATIVE COVENANTS. Tenant covenants and agrees with Landlord that, during the Term hereof, Tenant shall:

                  (a) MAINTENANCE OF PROPERTIES AND INTANGIBLE ASSETS.

                        (i) Maintain its corporate existence in good standing.

                        (ii) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and, with such exceptions, if any, as are not material in the aggregate, to obtain and, having obtained, preserve, renew and keep in full force and effect all customary accreditation, rights, licenses and permits and, with such exceptions, if any, as are not material in the aggregate, comply with all laws and regulations applicable to it and conduct and operate the Facility in substantially the manner, with such changes as may from time to time be considered by management as necessary or appropriate, in which it is presently


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
conducted and operated, and at all times, with such exceptions as are not material in the aggregate, to obtain, maintain, preserve and protect all necessary franchises, provider agreements, contract rights, trademarks and trade names used or useful in its operations and preserve all its assets which are used or useful in the conduct of its operations, and keep the same in working order and condition, and, with such exceptions as are not material in the aggregate, from time to time to make, or cause to be made, all necessary repairs, renewals, replacements, betterments and improvements thereto, so that the operation of the Facility may be properly and advantageously conducted at all times. Without limiting the generality of the foregoing, Tenant shall use or cause the Property to be used for the Primary Intended Use and only for such other uses as may be necessary in connection with or incidental to said use or as may be agreed to by Landlord in accordance with the terms of this Lease. With such exceptions as are not material in the aggregate, no use shall be made or permitted to be made of the Property and no acts shall be done which violate any Legal Requirements or Insurance Requirements or which will cause the cancellation of any insurance policy covering the Property or any part thereof or any provider agreements. Tenant shall comply in all material respects with all Legal Requirements and all Insurance Requirements.

                        (iii) Tenant, immediately upon obtaining knowledge of facts which are reasonably likely to result in an action by any Federal, state or local agency (or the staff thereof) to revoke, withdraw or suspend any permit, license, conditional use permit, variance certificate, certificate of need, letter of nonreviewability, provider agreement or other governmental approval, or an action of any other type, which would have a material adverse effect on the Tenant or the operations of the Facility, shall notify the Landlord thereof immediately.

                  (b) OBLIGATIONS AND TAXES. With such exceptions as are not material individually or in the aggregate, none of which exceptions results in the creation of a lien prohibited by this Lease on any property of Tenant, pay all indebtedness and obligations in accordance with customary trade practices and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed on it or upon its income and profit, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as pay before they shall become in default all lawful claims for labor, material and supplies or otherwise which, if unpaid, might become a lien or charge upon such Property or any part thereof.

                  (c) LITIGATION NOTICE. Give Landlord prompt notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined, would materially adversely affect the business, operations, properties, assets or condition (financial or otherwise) of Tenant.

                  (d) NOTICE OF CERTAIN EVENTS. Give Landlord prompt Notice of any Event of Default of which it has actual knowledge or any event of which it has actual knowledge which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

                  (e) PENSION PLANS. Tenant shall notify Landlord within ten business days of the occurrence of any of the following events ("NOTIFICATION EVENTS") with respect to


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Tenant's Plans (as defined in ERISA) and within ten days of obtaining knowledge of any Notification Event with respect to Plans of its Affiliates: (i) the termination of a Plan, unless such Plan can be terminated without material adverse effect on the business, properties or condition (financial or otherwise) of Tenant; (ii) the failure to make contributions to any of Tenant's Plans (including any Multiemployer Plans) in a timely manner and in sufficient amount to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (iii) the failure to comply with all material requirements of ERISA and the Code which relate to such Plans and Multiemployer Plans (as defined by ERISA), where such failure to comply would have a material adverse effect on the business, properties or condition (financial or otherwise) of Tenant; (iv) receipt by Tenant of any notice of the institution of any proceeding or other action which may directly result in the termination of any Plans or Multiemployer Plans; (v) a Termination Event or Reportable Event (as defined by ERISA) with respect to a Plan; and (vi) any event or condition which would cause the lien provided for under Section 4068 of ERISA to attach to the assets of Tenant. Tenant shall not fail to make any payments to any Multiemployer Plan that Tenant may be required to make under any agreement relating to any Multiemployer Plan, ERISA or any other law pertaining thereto, except for any payments being contested in good faith in accordance with Article XIII with respect to which Tenant has established adequate reserves or which, if not made, would not have a material adverse effect on the business, properties or condition (financial or otherwise) of Tenant.

            29.3 SECURITY FOR THE LEASE.

                  (a) SECURITY AGREEMENT. On or before the Commencement Date, Tenant shall execute and deliver to Landlord the Security Agreement.

                  (b) SECURITY LETTER OF CREDIT - FIXED TERM. As security for the timely and faithful performance by Tenant of each and every one of Tenant's obligations under this Lease, Tenant shall, on the Commencement Date and continuing through the expiration of the Fixed Term, deliver and maintain an irrevocable standby letter of credit which (A) is issued or confirmed by a bank having capital or surplus of at least $1 billion and whose senior unsecured debt securities are rated "A2" or better by Moody's Investors Service or "A" or better by Standard & Poor's Rating Service, provided none of such securities is subject to a "credit watch with negative implications," (B) is payable, in whole or in part, "at sight" upon Landlord's presentation to the issuing or confirming bank of a draft or other document in the amount therein stated to be due and (C) is otherwise in form and substance reasonably satisfactory to Landlord (such security letter of credit, as the same may be augmented, increased, renewed or replaced as hereinafter provided, is referred to herein as the "FIXED TERM SECURITY LETTER OF CREDIT"), and which contains the undertaking of such bank in the amount of the sum of twelve monthly installments of Base Rent. If Landlord shall draw any amount, representing an amount equal to the obligation or obligations of Tenant hereunder, against the Fixed Term Security Letter of Credit, which it shall be entitled to do if an Event of Default has occurred and is continuing (and any applicable cure period, if any, has expired), and apply the proceeds of such drawing against any obligation or obligations of Tenant hereunder in such amount or amounts as Landlord, in its sole discretion, shall decide, Tenant shall cause either (i) an additional Fixed Term Security Letter of Credit to be issued or (ii) the bank's undertaking under the original Fixed Term Security Letter of Credit to be increased, in either case, in an amount equal to the amount of such drawing within five Business Days following Tenant's receipt of notice of such drawing. Tenant


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shall (x) renew the Fixed Term Security Letter of Credit at least annually and shall deliver to Landlord such renewal Fixed Term Security Letter of Credit at least 30 days prior to the expiration of the previous Fixed Term Security Letter of Credit and (y) replace the Fixed Term Security Letter of Credit with a new Fixed Term Security Letter of Credit in favor of any permitted assignee of Landlord's interest under this Lease (provided Tenant shall have received 30 days' prior notice of such assignment) and shall deliver to Landlord's assignee such replacement Fixed Term Security Letter of Credit in time for the scheduled closing of Landlord's assignment of its interest under this Lease. After the Fixed Term Security Letter of Credit is established, Tenant may reduce the amount of the Fixed Term Security Letter of Credit to six monthly installments of Base Rent if, for the period of four consecutive calendar quarters most recently completed as of the date of determination, Tenant is in compliance with Sections 29.1(a) and 29.1(f) hereof, as reflected in financial statements prepared in accordance with GAAP as set forth in an Officer's Certificate delivered not later than sixty (60) days after the end of such most recent quarter. Such Officer's Certificate shall be accompanied by an appropriate cash flow statement and a compilation report thereon, without material qualification, of Tenant's independent public accountants. If and after Tenant's obligation to maintain the Fixed Term Security Letter of Credit has been so reduced, Tenant will be obligated to increase such letter to twelve monthly installments of Base Rent within ten (10) business days after each time it delivers financial information to Landlord pursuant to Section 24.2 hereof which indicates that Tenant has failed to comply with any requirement of Sections 29.1(a) or 29.1(f) for the most recent period of two consecutive calendar quarters and such obligation will remain in effect until Tenant has subsequently satisfied the requirements of Sections 29.1(a) and 29.1(f) for another period of four consecutive calendar quarters.

            Tenant's failure to timely deliver or maintain any Fixed Term Security Letter of Credit in accordance with this Section 29.3(b) shall constitute an immediate Event of Default (which shall not require the giving of Notice) and, in such event, Landlord shall have the right to draw the entire balance of the Fixed Term Security Letter of Credit, as the case may be, and apply the proceeds against any obligation or obligations of Tenant hereunder in such amount or amounts as Landlord, in its sole discretion, shall decide and exercise any other remedies permitted Landlord hereunder, at law or in equity. Landlord shall not be deemed to hold any funds drawn under the Fixed Term Security Letter of Credit in trust but shall not commingle such funds with other assets of Landlord. Tenant shall not be entitled to any interest with respect to any such funds held by Landlord.

                  (c) LETTERS OF CREDIT - EXTENDED TERM.

                        (i) During each Extended Term, as additional security for the timely and faithful performance by Tenant of each and every one of Tenant's obligations under this Lease at the times, in the amounts and for the purposes set forth below, Tenant shall, deliver and maintain an irrevocable standby letter of credit which (A) is issued or confirmed by a bank having capital or surplus of at least $1 billion and whose senior secured debt securities are rated "A2" or better by Moody's Investors Service or "A" or better by Standard and Poor's Rating Service, provided none of such securities is subject to a "credit watch with negative implications," (B) is payable, in whole or in part, "at sight" upon Landlord's presentation to the issuing or confirming bank of a draft or other document in the amount therein stated to be due and (C) is in the amount specified below and otherwise in form and substance reasonably satisfactory to Landlord (such security letter of credit, as the same may be augmented, increased, renewed or replaced as hereinafter provided, is referred to herein as the "SECURITY LETTER OF CREDIT"). Each Security Letter of Credit shall provide that it will be honored upon a signed statement by Landlord that Landlord is entitled to draw upon any Security Letter of Credit under this Lease, and shall require no signature or statement from any party other than Landlord. No notice to Tenant shall be required to enable Landlord to draw upon the Security Letter of Credit. Each Security Letter of Credit shall also provide that following the honor of any drafts in an amount less than the aggregate amount of the Security Letter of Credit, the financial institution shall return the original Security Letter of Credit to Landlord and Landlord's rights as to the remaining amount of the Security Letter of Credit will not be extinguished. In the event of a transfer of Landlord's interest in the Property, Landlord shall have the right to transfer the Security Letter of Credit to the transferee and thereupon shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the Security Letter of Credit to a new Landlord. The Security Letter of Credit may be assigned as security in connection with a Facility Mortgage. If the financial institution from which Tenant has obtained a Security Letter of Credit shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency act, make a general assignment for the benefit of its creditors, or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, then Tenant shall obtain a replacement Security Letter of Credit within thirty (30) days of such act from another financial institution satisfactory to Landlord.

                        (ii) The initial Security Letter of Credit required under this Section 29.3(c) shall be obtained and delivered to Landlord on or prior to that date which is thirty (30) days prior to the commencement of the first (1st) Extended Term. Each Security Letter of Credit covering a subsequent period shall be obtained and delivered to Landlord not less than thirty (30) days prior to the expiration of the then existing Security Letter of Credit ("LETTER OF CREDIT DATE"). Promptly after the delivery to Landlord of any Security Letter of Credit in compliance with this Section 29.3(c), Landlord shall return any existing Fixed Term Security Letter of Credit or Security Letter of Credit then in its possession. The term for each such Security Letter of Credit shall begin no later than the expiration date of the previous Security Letter of Credit and shall comply with all requirements of this Section 29.3(c).

                        (iii) The amount of the Security Letter of Credit shall be determined as follows:

                              (A) The Security Letter of Credit in effect during
any Lease Year shall be in an amount equal to the annual Base Rent payable by Tenant under this Lease for such Lease Year.

                              (B) Notwithstanding clauses (i) and (ii) above,
Tenant shall be entitled to reduce the amount of the Security Letter of Credit for the then current Lease Year to the following percentage of the amount otherwise required by subclause (A) above if the senior unsecured debt issued by Iasis is rated as follows (or higher) by Moody's Investors Service and Standard and Poor's Rating Service:

                Moody's Rating/Standard and Poor's        Percentage
                ----------------------------------        ----------
                           B1   /   B+                        75%

                           Ba3  /   BB-                       50%

                           Ba2  /   BB                         0%

                                    In the event that following any such
reduction of such Security Letter of Credit to such percentage of the amount otherwise required by subclause (A) above, such senior unsecured debt rating for either Moody's or Standard and Poor's decreases below such applicable rating, then the applicable percentage (including 100%, if applicable) of the amount of the Security Letter of Credit otherwise required by subclause (A) above and this subclause (B) shall be reinstated and Tenant shall immediately deliver to Landlord such Security Letter of Credit in such increased amount.

                        (iv) Landlord shall have the right to draw upon a Security Letter of Credit up to its full amount whenever (A) an Event of Default hereunder has occurred, or (B) an event or circumstance has occurred which with notice would constitute an Event of Default hereunder, but the transmittal of any such notice is barred by applicable law. In addition, if Tenant fails to obtain a satisfactory Security Letter of Credit prior to the applicable Letter of Credit Date, Landlord may draw upon the full amount of the then existing Security Letter of Credit without giving any notice or time to cure to Tenant. No such draw shall cure or constitute a waiver of an Event of Default, be deemed to fix or determine the amounts to which Landlord is entitled to recover under this Lease or otherwise, or be deemed to limit or waive Landlord's right to pursue any remedies provided for in this Lease. If all or any portion of a Security Letter of Credit is drawn against by Landlord, Tenant shall, within two
(2) business days after demand by Landlord, cause the issuer of such Security Letter of Credit to issue Landlord, at Tenant's expense, a replacement or supplementary Security Letter of Credit in the form required pursuant to this
Section 29.3(c) such that at all times during the Term, Landlord shall have the ability to draw on one or more Security Letters of Credit totaling, in the aggregate, the amount required pursuant to clause (iii) above; provided, however, that simultaneously with the delivery of any such replacement supplementary Security Letter of Credit, Landlord shall return to Tenant any proceeds of any prior drawing that have not been applied to the cure of any Event of Default.

                                  ARTICLE XXX.
                                  MISCELLANEOUS

            30.1 LANDLORD'S RIGHT TO INSPECT. Landlord and its authorized representatives may, at any time and from time to time, upon reasonable notice to Tenant, inspect the Property during usual business hours subject to any security, health, safety or patient business confidentiality requirements of Tenant or any governmental agency, or created by any Insurance Requirement or Legal Requirement relating to the Property.

            30.2 NO WAIVER. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy provided hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by applicable law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

            30.3 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

            30.4 ACCEPTANCE OF SURRENDER. No surrender to Landlord of this Lease or of all or any portion of or interest in the Property shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender by Tenant.

            30.5 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby if the same person, firm, corporation or other entity acquires, owns or holds, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and the fee estate in the Property.

            30.6 CONVEYANCE BY LANDLORD. Simultaneously with any transfer of interest in the Property (except pursuant to Article XXVII), Landlord shall cause to be transferred to the same transferee a similar interest in all properties owned by Landlord or its Affiliates and leased to Tenant or its Affiliates. If Landlord or any successor owner of the Property conveys the Property in accordance with the terms hereof (other than as security for a debt), and the grantee or transferee of the Property expressly assumes all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, thereupon shall be released from all liabilities and obligations of Landlord under this Lease.

            30.7 QUIET ENJOYMENT. So long as Tenant pays all Rent as the same becomes due and fully complies with all of the terms of this Lease and fully performs its obligations hereunder, Landlord warrants, represents and covenants that Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail or refuse to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action, to pursue any claim it may have against

Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section and, in the event Tenant acquires the Property pursuant to the option granted hereunder, offset, at Tenant's option, against the purchase price the amount of any damages owing from Landlord to Tenant.

            30.8 NOTICES. All notices, demands, requests, consents, approvals and other communications ("NOTICE" or "NOTICES") hereunder shall be in writing and delivered by personal delivery, courier or messenger service, express or overnight mail, or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile, addressed to the respective parties as follows:

            If to Landlord:           Health Care Property Investors, Inc.
                                      4675 MacArthur Court, Ste. 900
                                      Newport Beach, California 92660
                                      Attn: Legal Department
                                      Fax: (949) 221-0607

            with a copy to:           Latham & Watkins
                                      650 Town Center Drive, 20th Floor
                                      Costa Mesa, California 92626
                                      Attn: David C. Meckler
                                      Fax: (714) 755-8190

            If to Tenant:             Pioneer Valley Hospital, Inc.
                                      3460 South Pioneer Parkway
                                      West Valley City, Utah 84120
                                      Attn: Chief Operating Officer
                                      Fax: (801) 964-3247

            with a copy to:           Iasis Healthcare Corporation
                                      113 Seaboard Lane, Suite A200
                                      Franklin, Tennessee 37067
                                      Attn: General Counsel
                                      Fax: (615) 846-3006

            and a copy to:            Bass, Berry & Sims PLC
                                      315 Deaderick Street, Suite 2700
                                      Nashville, Tennessee 37238-3001
                                      Attn: Leigh Walton
                                      Fax: (615) 742-6293

or to such other address as either party may hereafter designate. Personally delivered Notices sent by courier or messenger service or by express or overnight mail or by facsimile shall be effective upon receipt, and Notices given by mail shall be complete at the time of deposit in the U.S. mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five (5) days.

            30.9 SURVIVAL OF TERMS; APPLICABLE LAW. Anything contained is this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination for two years, except for third party claims based on alleged tortious actions and omissions of Tenant during the term of this Lease, which third party claims shall survive the term of this Lease. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable for any reason whatsoever, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charge or any interest rate provided for in any provision of this Lease based upon a rate in excess of the maximum rate permitted by applicable law, such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged, modified or terminated except by an instrument in writing and in recordable form, signed by Landlord and Tenant. Subject to any limitations on assignment contained in this Lease, all the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, BUT NOT INCLUDING ITS CONFLICTS OF LAWS RULES.

            30.10 EXCULPATION OF LANDLORD'S AND TENANT'S OFFICERS AND AGENTS. This Lease is made on behalf of Landlord and Tenant by an officer thereof, not individually, but solely in such officer's capacity in such office as authorized by the directors of Landlord or Tenant. The obligations of this Lease are not binding upon, nor shall resort be had to, the private property of any of the directors, shareholders, members, officers, employees or agents of Landlord or Tenant personally, but bind only Landlord's and Tenant's property. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Landlord or Tenant might otherwise have to obtain injunctive relief against the other party or its successors in interest, or any action not involving the personal liability of the directors, shareholders, members, officers, employees or agents of Landlord or Tenant. Except as otherwise expressly provided herein, in no event shall either party ever be liable to the other party for any indirect or consequential damages suffered by a party from whatever cause.

            30.11 TRANSFERS FOLLOWING TERMINATION. Upon the expiration or earlier termination of the Term, Tenant shall use good faith efforts to transfer to Landlord or Landlord's nominee, or to cooperate with Landlord or Landlord's nominee in connection with the processing by Landlord or Landlord's nominee of any applications for, all licenses, operating permits and other governmental authorizations and all contracts (including contracts with governmental or quasi-governmental entities) which may be necessary for the operation of the Facility; provided, however, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord's nominee.

            30.12 TENANT'S WAIVERS. Tenant waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

            30.13 MEMORANDUM OF LEASE. Landlord and Tenant shall, upon the request of either party, enter into a short form memorandum of this Lease and all options contained herein, in form suitable for recording under the laws of the State in which the Property is located. Tenant shall pay all costs and expenses of recording such memorandum of this Lease.

            30.14 ARBITRATION. Any controversy arising out of, connected with or incidental to this Lease (except disputes concerning determinations of Fair Market Value which shall be resolved exclusively as provided in Article XXV) shall be decided by binding arbitration in Salt Lake City, Utah, under the expedited procedures of the American Arbitration Association, provided that claim is within the applicable period of limitation. Depositions to obtain discovery may be taken upon good cause, upon leave to do so granted by the arbitrator.

            30.15 MODIFICATIONS. No provision of this Lease may be amended, supplemented or otherwise modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

            30.16 ATTORNEYS' FEES. If either party commences an action against the other to interpret or enforce any of the terms of this Lease or because of the breach by the other party of any of the terms hereof, the losing or defaulting party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action.

            30.17 TIME IS OF THE ESSENCE. Time is hereby expressly made of the essence with respect to each and every term and provision of this Lease, including, but in no way limiting the generality of the foregoing, each and every time constraint and deadline imposed by the terms of this Lease and the obligation of the Tenant to exercise the options set forth in this Lease, including, without limitation, the rights and options set forth in Articles III, XIX and XXVI within the respective time periods set forth herein. The parties intend that they be strictly bound by the provisions concerning the timing of performance of their respective obligations contained in this Lease. Further, if any attempt is made by either party to perform an obligation required by it to be performed or comply with a provision of this Lease required by it to be complied with, in any manner, other than in strict compliance with the time constraints applicable thereto, even if such purported attempt is but one day late, then such purported attempt at performance or compliance shall be deemed
(i) violative of this "Time is of the Essence" clause, (ii) in contravention of the intent of the parties hereto, and (iii) null and void and of no force and effect.

            30.18 COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed an original but when taken together shall constitute one and the same instrument.

            30.19 BROKERS. Tenant warrants that it has not had any contact or dealings with any person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

            30.20 PUBLIC DISCLOSURE. Any release to the public of information with respect to the construction contemplated herein or any matters set forth in this Lease or the Work Letter, other than as required by law, will be made only in a form approved by Landlord and Tenant. The provisions of this Section 30.20 shall survive the expiration or earlier termination of this Lease.

            30.21 GUARANTY. Landlord and Tenant acknowledge that a material consideration to Landlord for its execution and delivery of this Lease is the guaranty of Tenant's obligations hereunder by Iasis. Accordingly, concurrently with Tenant's execution and delivery of this Agreement, Tenant shall deliver to Landlord the Guaranty executed by Iasis.

            30.22 AMENDED AND RESTATED LEASE. This Lease amends and restates in its entirety the Original Lease.

                                 ARTICLE XXXI.
                         PRESERVATION OF FACILITY VALUE

            Tenant acknowledges that a fair return to Landlord on its investment in the Property is dependent, in part, on the concentration on the Property and all Capital Additions during the Term of the hospital business of Tenant and its Affiliates in the geographical area described below. Accordingly, Landlord and Tenant agree that during the Term and for a period of two (2) years thereafter, neither Tenant nor any of its Affiliates, directly or indirectly, shall operate, own, manage or have any interest in or otherwise participate in or receive revenues from any other facility or institution providing services or similar goods to those provided in connection with the Facility and its Primary Intended Use, within a three and one-half (3 1/2)-mile radius outward from the outside boundary of the Property. All distances shall be measured on a straight line rather than on a driving distance basis. In the event that any portion of such other facility or institution is located within such restricted area the entire facility or institution shall be deemed located within such restricted area.

            IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

                                        HEALTH CARE PROPERTY INVESTORS, INC.,
                                        a Maryland corporation

                                        By:        /s/ Edward J. Henning
                                           -------------------------------------
                                        Name:        Edward J. Henning
                                             -----------------------------------
                                        Title:     Senior Vice President
                                             -----------------------------------


                                        PIONEER VALLEY HOSPITAL, INC.
                                        a Delaware corporation

                                        By:         /s/ David R. White
                                           -------------------------------------
                                        Name:         David R. White
                                             -----------------------------------
                                        Title:              CEO
                                             -----------------------------------

                                   EXHIBIT A


                              Pioneer Fee Property


PARCEL 1:

BEGINNING at a point South 89(degrees)56'54" West 1054.1 feet and North 0(degrees)04'58" West 173.0 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, (said point also being on the Westerly line of 4155 West Street), which point is also the Northeast corner of the HCA Properties, Inc. property contained in that certain Warranty Deed recorded September 11, 1981 as Entry No. 3603565, in Book 5291, at Page 153 of the Official Records; and running thence West along said HCA Properties, Inc., North boundary line, 100.00 feet to the Northwest corner of the HCA Properties, Inc. property; thence along the West boundary of the said HCA Properties, Inc. property South 0(degrees)04'58" East 140.0 feet to the North line of 3500 South Street; thence along said North line of said 3500 South Street South 89(degrees)56'54" West 171.0 feet to a point on the West line of the Southeast quarter of the Southeast quarter of said Section 30; thence along said West line North 1295 feet to the 1/16 Section line; thence East 425.88 feet, more or less, to a point on the West line of vacated 4155 West Street; thence along said West line South 0(degrees)05' East 150.24 feet, more or less, to a point of tangency with a 144.69 foot radius curve to the right; thence Southwesterly 124.27 feet along said curve to a point of tangency; thence South 49(degrees)07'42" West 38.22 feet to a point of tangency with a 205.32 foot radius curve to the left; thence Southwesterly 175.79 feet along said curve to a point of tangency; thence South 723.44 feet to the point of BEGINNING.

TOGETHER WITH the West one-half of the vacated street (4155 West Street) abutting a portion of the said property on the East.

EXCEPTING THEREFROM the following described property conveyed to National Health Investors, Inc. in that certain Special Warranty Deed recorded March 2, 1993 as Entry No. 5445234, in Book 6613, at Page 1040 of the Official Records, to-wit:
BEGINNING at a point on the West line of the Southeast quarter of the Southeast quarter of Section 30, said point being South 89(degrees)56'54" West along the Section line 1323.97 feet and North 0(degrees)08'49" West 1093.53 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 0(degrees)08'49" West along said West line 234.16 feet to the Northwest corner of the Southeast quarter of the Southeast quarter of said Section 30; thence North 89(degrees)57'12" East along the North line of said Southeast quarter of the Southeast quarter 279.72 feet; thence South 0(degrees)08'49" East 113.80 feet; thence South 45(degrees)08'49" East 43.64 feet; thence South 00(degrees)08'49" East 6.02 feet; thence North 89(degrees)51'11" East 6.02 feet; thence South 45(degrees)08'49" East 109.16 feet to a point on a curve to the right, the radius point of which bears North 53(degrees)23'53" West 144.69 feet; thence Southwesterly along the arc of said curve 31.63 feet to a point of tangency; thence South 49(degrees)07'42" West
38.22 feet to a point of a 205.32 foot radius curve to the left; thence Southwesterly along the arc of said curve 37.77 feet; thence North 45(degrees)08'49" West 186.99 feet; thence South 89 (degrees) 51' 11" West 5.23 feet; thence South
0 (degrees) 08' 49" East 62.88 feet; thence South 89 (degrees) 51' 11"
West 179.63 feet to the point of BEGINNING.

PARCEL 2:

BEGINNING at a point on the North right of way line of 3500 South Street and the West right of way line of 4155 West Street, said point being South 89 (degrees) 56' 54" West 1057.25 feet, more or less, and North 0 (degrees) 03' 06" West 33 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 0 (degrees) 03' 06" West along said West right of way line 140.0 feet, more or less, to the Southerly boundary line of the Valley West Hospital, Inc. property as described in that certain Warranty Deed recorded January 26, 1979 as Entry No. 3229774, in Book 4806, at Page 585, Salt Lake County Recorder's Office; thence South 89 (degrees) 56' 54" West along said South boundary line 100.0 feet, more or less, to an Easterly boundary line of Valley West Hospital's property as described in the Warranty Deed described hereinabove; thence South 0 (degrees) 03' 06" East along said East boundary line 140.0 feet, more or less, to the North right of way line of 3500 South Street; thence North 89 (degrees) 56' 54" East along said North right of way line 100.00 feet, more or less, to the point of BEGINNING.

PARCEL 3:

BEGINNING at a point 885.275 feet West and 33 feet North from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence West along the North line of 3500 South Street
108.525 feet, more or less, to the East line of 4155 West Street; thence North 0 (degrees) 04' 58" West along said East line 167 feet; thence North 89 (degrees) 56' 54" East 108.525 feet, more or less; thence South 167 feet to the point of BEGINNING.

PARCEL 4:

BEGINNING at a point South 89 (degrees) 56' 54" West 994.1 feet and North 0 (degrees) 04' 58" West 283.0 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, (which point of beginning is on the Easterly line of 4155 West Street); and running thence North 0 (degrees) 04' 58" West 365 feet; thence East 300 feet; thence North 0 (degrees) 04' 58" West 320.0 feet; thence West 275.99 feet to a point on a
145.32 foot radius curve to the right; thence Northeasterly 39.70 feet along said curve to a point of tangency; thence North 49 (degrees) 07' 42" East 38.22 feet to a point on a 204.69 foot radius curve to the left; thence Northeasterly
175.81 feet along said curve to a point of tangency; thence North 0 (degrees) 05' West 150.28 feet, more or less, to the 1/16 Section line; thence East 343.88 feet, more or less; thence South 710.0 feet; thence West 32.88 feet; thence South 265.255 feet; thence South 89 degrees 56' 54" West 285.00 feet; thence South 0 (degrees) 04' 58" East 70.00 feet; thence South 89 (degrees) 56' 54" West 180.53 feet to the point of BEGINNING.

EXCEPTING THEREFROM that portion located within the bounds of 3390 South Street (also known as Pioneer Parkway).

TOGETHER WITH the East one-half of the vacated street (4155 West Street) abutting a portion of said property on the West.

PARCEL 5:
BEGINNING at a point North along the Section line 796.505 feet and West 170.35 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence West 324.65 feet; thence North
178.25 feet; thence East 324.65 feet; thence South 178.25 feet to the point of BEGINNING.

PARCEL 6:
BEGINNING at point in the center of 4000 West Street 618.255 feet North of the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 178.25 feet; thence West 495 feet; thence South 178.25 feet; thence East 495 feet to the point of BEGINNING.

EXCEPTING THEREFROM those portions located within the bounds of 4000 West Street and 3390 South Street (also known as Pioneer Parkway).

PARCEL 7:
BEGINNING at a point on the East line of 4000 West Street, said point being North 0 (degrees) 02'10" West along the section line 788.49 feet and East 33.0 feet from the Southwest corner of Section 29, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 0 (degrees) 02'10" West along said East line 200.00 feet; thence East 420.00 feet; thence South 0 (degrees) 02'10" East 200.00 feet; thence West 420.00 feet to the point of BEGINNING.

PARCEL 8:
BEGINNING North 0 (degrees) 02'10" West 788.1 feet and North 89 (degrees) 57'50" East 40 feet from the Southwest corner of Section 29, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 0 (degrees) 02'10" West 1.78 feet; thence East 413 feet; thence South to the North line of Rockwood Way; thence Westerly along said North line to the point of BEGINNING.

DESCRIPTIONS OF RAISED PLANTED PORTIONS OF THE DESIGNATED THREE MEDIAN ISLANDS "A", "B" AND "C" LOCATED TOTALLY WITHIN DEDICATED 3390 SOUTH STREET BOUNDARY AND REMAINING IN PRIVATE OWNERSHIP ARE AS FOLLOWS:

                               PLANTED MEDIAN 'A'

Beginning at a point North 651.27 feet and West 860.12 feet from the Southeast corner of Section 30, T 1 S, R 1 W, SLB & M; thence Southwesterly 29.59 feet along a curve to the left having a radius of 109.63 feet and a central angle of 15(degrees) 27'58"; thence Southwesterly 10.76 feet along a curve to the right having a radius of 111.30 feet and a central angle of 5(degrees) 32'17"; thence South 2.00 feet; thence East 44.21 feet; thence Northeasterly 29.59 feet along a curve to the left having a radius of 109.63 feet and a central angle of 15(degrees) 27'58"; thence Northeasterly 10.76 feet along a curve to the right having a radius of 111.30 feet and a central angle of 5(degrees) 32'17"; thence North 2.00 feet; thence West 44.21 feet to the point of beginning, containing
0.012 acres +/-.

                               PLANTED MEDIAN 'B'

Beginning at a point North 651.27 feet and West 653.76 feet from the Southeast corner of Section 30, T 1 S, R 1 W, SLB & M; thence Southwesterly 29.59 feet along a curve to the left having a radius of 109.63 feet and a central angle of 15(degrees) 27'58"; thence Southwesterly 10.76 feet along a curve to the right having a radius of 111.30 feet and a central angle of 5(degrees) 32'17"; thence South 2.00 feet; thence East 58.15 feet; thence Northeasterly 29.59 feet along a curve to the left having a radius of 109.63 feet and a central angle of 15(degrees) 27'58"; thence Northeasterly 10.76 feet along a curve to the right having a radius of 111.30 feet and a central angle of 5(degrees) 32'17"; thence North 2.00 feet; thence West 58.15 feet to the point of beginning, containing
0.014 acres +/-.

                               PLANTED MEDIAN 'C'

Beginning at a point North 651.27 feet and West 461.45 feet from the Southeast corner of Section 30, T 1 S, R 1 W, SLB & M; thence Southwesterly 13.09 feet along a curve to the left having a radius of 4.17 feet and a central angle of 180(degrees) 00'00"; thence East 95.74 feet; thence Northeasterly 80.72 feet along a curve to the left having a radius of 154.17 feet and a central angle of 30(degrees) 00'00"; thence N 60(degrees) 00'00" E 94.24 feet; thence Northeasterly 17.78 feet along a curve to the left having a radius of 99.17 feet and a central angle of 10(degrees) 16'24"; thence N 49(degrees) 43'36" E
22.89 feet; thence Northeasterly 4.20 feet along a curve to the right having a radius of 100.83 feet and a central angle of 2(degrees) 23'03"; thence N 30(degrees) 00'00" W 2.00 feet; thence S 60 (degrees) 00'00" W 138.59 feet;
thence Southwesterly 76.36 feet along a curve to the right having a radius of
145.83 feet and a central angle of 30(degrees) 00'00"; thence West 95.74 feet to the point of beginning, containing 0.058 acres +/-.

Excepting therefrom the following real property:

                                                               Order No. 96-1526

PARCEL 1:

Beginning at a point on the East line of 4000 West Street, said point being North 0 (degrees) 02'10" West along the section line 788.49 feet and East 33.0 feet from the Southwest corner of Section 29, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 0 (degrees) 02'10" West along said East line 200.00 feet; thence East 420.00 feet; THENCE SOUTH 0 (degrees) 02'10" East 200.00 feet thence West 420.00 feet to the point of beginning.

PARCEL 2:

Beginning North 0 (degrees) 02'10" West 788.1 feet and North 89 (degrees) 57'50" East 40 feet from the Southwest corner of Section 29, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence North 0 (degrees) 02'10" West 1.78 feet; thence East 413 feet; thence South to the North line of Rockwood Way; thence West along said North line to the point of beginning.

                                   EXHIBIT D

                           To Pioneer Hospital Lease

                         Pioneer Permitted Encumbrances

8.   (Affects a portion of Parcel 2)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer show that taxes for the year 1995 have been paid in the amount of $2,558.08. (Sidwell No. 15-30-476-007 and Tax District No. 24)

     (Affects a portion of Parcel 2)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer show that taxes for the year 1995 have been paid in the amount of $246,882.15. (Sidwell No. 15-30-476-008 and Tax District No. 24)

     (Affects Parcel 3)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer show that taxes for the year 1995 have been paid in the amount of $1,613.38. (Sidwell No. 15-30-477-003 and Tax District No. 24)

     (Affects Parcel 4)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer show that taxes for the year 1995 have been paid in the amount of $1,980.93. (Sidwell No. 15-30-478-016 and Tax District No. 24)

     (Affects Parcel 5)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer show that taxes for the year 1995 have been paid in the amount of $25,046.46. (Sidwell No. 15-30-478-023 and Tax District No. 24)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer shown that taxes for the year 1995 have been paid in the amount of $21,502.35. (Sidwell No. 15-30-478-024 and Tax District No. 24)

     (Affects Parcel 7)
     Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake County Treasurer show that taxes for the year 1995 have been paid in the amount of $4,007.61. (Sidwell No. 15-30-478-027 and Tax District No. 24)

9. Said property lies within the boundaries of West Valley City, and is subject to any and all charges and assessments thereof. (Phone No. 966-3600)

     NOTE: Delinquent Special Assessment charges may have been reported to Salt Lake County by West Valley City. It is recommended that when checking with the said City care should be taken to specifically ask if any delinquent charges have been certified to the Salt Lake County Treasurer.

10. Said property lies within the boundaries of Granger-Hunter Improvement District, and is subject to any and all charges and assessments thereof. (Phone No. 968-3551)

     NOTE: Delinquent Special Assessment charges may have been reported to Salt Lake County by Granger-Hunter Improvement District. It is recommended that when checking with the said District care should be taken to specifically ask if any delinquent charges have been certified to the Salt Lake County Treasurer.

11. A right of way and easement for a water ditch and incidental purposes as disclosed by mesne instruments of record, including that certain Warranty Deed recorded August 25, 1943 as Entry No. 958185, in Book 354, at Page 218 of the Official Records, through and across said property as follows:

     Commencing 618.255 feet North of the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, and running thence West 495 feet; thence North 356.50 feet; thence East 3 feet; thence South 353.50 feet; thence East 492 feet; thence South 3 feet to beginning.

12. A right of way as disclosed by that certain Warranty Deed recorded October 24, 1962 as Entry No. 1877142, in Book 1978, at Page 261 of the Official Records, through and across said property as follows:

     Beginning at a point on the North line of a 4 rod street which is South 89(degrees)56'54" West 993.80 feet and North 00(degrees)04'58" West 33.00 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, and running thence North 00(degrees)04'58" West 1008.00 feet; thence South 89(degrees)56'54" West
     60.00 feet; thence South 00(degrees)04'58" East 498.00 feet; thence South 89(degrees)56'54" West 169.90 feet to point of tangency with a 20 foot radius curve to the right; thence along said curve for an arc distance of
     15.50 feet to a point of tangency with a 50 foot radius reverse curve to the left; thence along said curve for an arc distance of 234.60 feet to a point of tangency with a 20 foot radius reverse curve to the right; thence along said curve for an arc distance of 15.50 feet; thence North 89(degrees)56'54" East 169.92 feet; thence South 00(degrees)04'58" East
     450.00 feet to the North line of said street; thence North 89(degrees)56'54" East 60.00 feet along said street to the point of beginning.


13. A right of way and easement 60 feet in width to lay, maintain, operate, repair, inspect, protect, remove and replace pipe lines, valves, valve boxes and other gas transmission and distribution facilities, as created in favor of MOUNTAIN FUEL SUPPLY COMPANY by instrument recorded March 5, 1963 as Entry No. 1903412, in Book 2023, at Page 365 of the Official Records, through and across said property as follows:

     The land of the Grantor, located in the Southeast quarter of the Southeast quarter of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; the center line of said right of way and easement shall extend through and across the above described land and premises as follows, to-wit: Beginning at a point 1020 feet West and 33 feet North from the Southeast corner of said Section 30; thence North 0(degrees)04'58" West 1008.00 feet.

14. A right of way and easement for the erection and continued maintenance, repair, alteration, and replacement of electric transmission, distribution, and telephone circuits, and 4 guy anchors and 5 poles, with the necessary guys, stubs, cross-arms and other attachments thereon, or affixed thereto, for the support of said circuits, as created in favor of UTAH POWER & LIGHT COMPANY by instrument recorded March 27, 1963 as Entry No. 1908451, in Book 2031, at Page 621 of the Official Records, through and across said property as follows:

     Beginning at the South boundary line of the Grantors' land at a point 33 feet North and 992 feet West, more or less, from the Southeast corner of
     Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence North 21(degrees) 22' West 24 feet, more or less; thence North 0(degrees) 05' West 644 feet; thence East 53 feet on said land and being in the Southeast quarter of the Southeast quarter of said Section 30.

15. A right of way and easement for the erection and continued maintenance, repair, alteration, and replacement of electric transmission, distribution, and telephone circuits, and one guy anchor and 2 poles, with the necessary guys, stubs, crossarms and other attachments thereon, or affixed thereto, for the support of said circuits, as created in favor of UTAH POWER & LIGHT COMPANY by instrument recorded January 20, 1964 as Entry No. 1973580, in Book 2145, at Page 234 of the Official Records, through and across said property as follows:

     Beginning on the East boundary fence of the Grantors' land at a point 1319 feet North and 495 feet West, more or less, from the Southeast corner of
     Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence South 89(degrees) 57' West 471.5 feet; thence South 50(degrees) 42' West 34 feet to the West boundary fence of said land and being in the Southeast quarter of the Southeast quarter of said Section 30.

16. A right of way and easement for the erection and continued maintenance, repair, alteration, and replacement of electric transmission, distribution, and telephone circuits, and one guy anchor and 2 poles, with the necessary guys, stubs, crossarms and other attachments thereon, or affixed thereto, for the support of said circuits, as created in favor of UTAH POWER & LIGHT COMPANY by instrument recorded January 20, 1964 as Entry No. 1973581, in Book 2145, at Page 235 of the Official Records, through and across said property as follows:

     Beginning on the East boundary fence of the Grantors' land at a point 1300 feet North and 990 feet West, more or less, from the Southeast corner of
     Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence South 50(degrees) 42' West 10.4 feet; thence South 0(degrees) 05' East 245 feet, more or less, to the South boundary line of said land and being in the Southeast quarter of the Southeast quarter of said Section 30.

17. A right of way and easement for the erection and continued maintenance, repair, alteration, and replacement of electric transmission, distribution and telephone circuits, and no guy anchors and 1 pole, with the necessary guys, stubs, crossarms and other attachments thereon, or affixed thereto, for the support of said circuits, as created in favor of UTAH POWER & LIGHT COMPANY by instrument recorded January 20, 1964 as Entry No. 1973582, in Book 2145, at Page 236 of the Official Records, through and across said property as follows:

     Beginning on the North boundary line of the Grantors' land at a point 1050 feet North and 1000 feet West, more or less, from the Southeast corner of
     Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence South 0(degrees)05' East 355 feet, more or less, to an existing pole on said land and being in the Southeast quarter of the Southeast quarter of said Section 30.

18.  Intentionally omitted.









19. A right of way and easement as disclosed by means instruments of record, including that certain Quit-Claim Deed recorded as Entry No. 2885193, in Book 4424, at Page 297 of the Official Records, through and across said property as follows:

     Beginning at a point on the North line of a 4 rod Street which is South 89(degrees)56'54" West 993.80 feet and North 00(degrees)04'58" West 33.00 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, and running thence North 00(degrees)04'58" West 1008.00 feet; thence South 89(degrees)56'54" West
     60.00 feet; thence South 00(degrees)04'58" East 1008.00 feet to the North line of said street; thence North 89(degrees)56'54" East 60.00 feet along said street to the point of beginning.

20. A right of way and easement 6 feet in width to construct, operate, maintain and remove communication and other facilities, as created in favor of THE MOUNTAIN STATES TELEPHONE AND TELEGRAPH COMPANY by instrument recorded April 15, 1981 as Entry No. 3554551, in Book 5237, at Page 70 of the Official Records, through and across said property as follows:

     An easement six (6) feet in width described by a center line with three (3) feet on each side as follows: Commencing 885.275 feet West and North 197 feet from Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence South 89(degrees)56'54" West 108.525 feet to end.

21.  (Affects Parcel 2)
     Any existing easements for utilities which may have been constructed through, over or under that portion of the herein described property shown as being a portion of vacated 3420 South Street, as disclosed by Ordinance recorded August 19, 1982 as Entry No. 3703755, in Book 5403, at Page 2835 of the Official Records.

22. A right of way and easement 16 feet in width to lay, maintain, operate, repair, inspect, protect, remove and replace pipe lines, valves, valve boxes and other gas transmission and distribution facilities, as created in favor of MOUNTAIN FUEL SUPPLY COMPANY by instrument recorded December 22, 1982 as Entry No. 3742037, in Book 5427, at Page 336 of the Official Records, through and across said property as follows:

     Land of the Grantor located in the Southeast quarter of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, the center line of said right of way and easement shall extend through and across the above described land and premises as follows, to-wit: Beginning at a point North 31.90 feet and West 1317.15 feet from the Southeast corner of said
     Section 30; thence North 382.00 feet; thence East 35.00 feet.

23. Notes and other matters set forth in that certain Dedication Plat for 3390 South Street recorded March 28, 1983 as Entry No. 3773932, in Book 83-3 of Plats, at Page 41 of the Official Records.

24. A right of way and easement 16 feet in width to lay, maintain, operate, repair, inspect, protect, remove and replace pipe lines, valves, valve boxes and other gas transmission and distribution facilities, as created in favor of MOUNTAIN FUEL SUPPLY COMPANY by instrument recorded May 6, 1983 as Entry No. 3789802, in Book 5457, at Page 99 of the Official Records, through and across said property as follows:

     Land of the Grantor located in the East half of the Southeast quarter of
     Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian, the center line of said right of way and easement shall extend through and across the above described land and premises as follows to-wit: Beginning at a point North 762.51 feet and West 43.74 feet from the Southeast corner of said Section 30; thence West 50.01 feet; thence on a curve to the left with a central angle of 30 (degrees) 00'00" and a radius of 150.00 feet and a length of 78.54 feet; thence South 60 (degrees) 00'00" West 143.77 feet; thence on a curve to the right with a central angle of 30 (degrees) 00'00", a radius of 127.00 feet a length of 66.50 feet; thence West 160.00 feet to Grantor's West property line.

     Also beginning at a point North 708.76 feet and West 234.20 feet from the Southeast corner of said Section 30; thence North 245.00 feet; thence West
     225.00 feet; thence South 115.00 feet.

25. Any existing easements for utilities which may have been constructed through, over or under that portion of the herein described property shown as being a portion of vacated 4155 West Street, as disclosed by Ordinance recorded March 26, 1984 as Entry No. 3920620, in Book 5541, at Page 1626 of the Official Records.

26. A right of way and easement for ingress and egress as disclosed by mesne instruments, including that certain Quit-Claim Deed recorded April 8, 1986 as Entry No. 4226795, in Book 5753, at Page 2326 of the Official Records, through and across said property as follows:

     Beginning at a point where the centerline of 4155 West Street intersects the North line of 3390 South Street extended West, said point being South 89 (degrees) 56'54" West 1023.80 feet and North 0 (degrees) 04'24" East
     676.02 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; and running thence West 30.00 feet; thence North 0 (degrees) 04'24" East 220.46 feet to a point of a
     205.321 foot radius curve to the right; thence Northeasterly along the arc of said curve 74.06 feet; thence East 66.19 feet to a point on a curve to the left the radius point of which is South 59 (degrees) 58'45" East
     145.321 feet, thence Southwesterly along the arc of said curve 75.96 feet to a point of tangency; thence South 0 (degrees) 04'24" West 220.38 feet; thence West 30.00 feet to the point of beginning.

27. A right of way and easement to construct, operate, maintain and remove communications and other facilities, as created in favor of THE MOUNTAIN STATES TELEPHONE AND TELEGRAPH COMPANY by instrument recorded August 28, 1990 as Entry No. 4958403, in Book 6247, at Page 2629 of the Official Records, through and across said property as follows:

     Commencing at a point on the North line of 3500 South Street said point being South 89 (degrees) 56'54" West 1325.1 feet and North 0 (degrees) 04'58" West 33.00 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence North 62.00 feet; thence East 4.0 feet; thence South 37.0, thence East 6.0 feet; thence South
     25.0 feet more or less to the North line of 3500 South Street; thence along North line South 89 (degrees) 56'54" West 10.0 feet to the point of beginning.

28. The Recitals, Covenants, Conditions, Restrictions, and Easements and/or Rights of Way contained in that Special Warranty Deed recorded March 2, 1993 as Entry No. 5445234, in Book 6613, at Page 1040 of the Official Records.

29. A right of way and easement to lay, maintain, operate, repair, inspect, protect, remove and replace pipelines, valves, valve boxes and other gas transmission and distribution facilities, as created in favor of MOUNTAIN FUEL SUPPLY COMPANY by instrument recorded October 8, 1993 as Entry No. 5626108, in Book 6773, at Page 1447 of the Official Records, through and across said property as follows:

     Beginning at a point South 89 (degrees) 56'54" West 994.10 feet and North 0 (degrees) 04'58" West 676.00 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence South 89 (degrees) 56'54" West 30.00 feet; thence North 0 (degrees) 04'58" West
     212.00 feet; thence Northeasterly on a 205.32 foot radius curve to the right 175.79 feet; thence North 49 (degrees) 07'42" East 38.22 feet; thence Northerly on a 144.69 foot radius curve to the left 124.27 feet; thence North 0 (degrees) 05'00" West 141.99 feet; thence North 89 (degrees) 57'12" East 30.00 feet; thence South 0 (degrees) 05'00" East 142.00 feet; thence Southwesterly on a 174.69 foot radius curve to the right 150.04 feet; thence South 49 (degrees) 07'42" West 38.22 feet; thence Southerly on a
     175.32 foot radius curve to the left 150.11 feet; thence South 0 (degrees) 04'58" East 212.00 feet to the point of beginning.

30. A right of way and easement to lay, maintain, operate, repair, inspect, protect, remove and replace pipelines, valves, valve boxes and other gas transmission and distribution facilities, as created in favor of MOUNTAIN FUEL SUPPLY COMPANY by instrument recorded November 1, 1993 as Entry No. 5644734, in Book 6791, at Page 1283 of the Official Records, through and across said property as follows:

     Beginning at a point South 89 (degrees) 56' 54" West 994.10 feet and North 0 (degrees) 04' 58" West 676.00 feet from the Southeast corner of Section 30, Township 1 South, Range 1 West, Salt Lake Base and Meridian; thence South 89 (degrees) 56' 54" West 30.00 feet; thence North 0 (degrees) 04' 58" West 212.00 feet; thence Northeasterly on a 205.32 foot radius curve to the right 175.79 feet; thence North 49 (degrees) 07' 42" East 38.22 feet; thence Northerly on a 144.69 foot radius curve to the left 124.27 feet; thence North 0 (degrees) 05' 00" West 141.99 feet; thence North 89 (degrees) 57' 12" East 30.00 feet; thence South 0 (degrees) 05' 00" East
     142.00 feet; thence Southwesterly on a 174.69 foot radius curve to the right 150.04 feet; thence South 49 degrees 07' 42" West 38.22 feet; thence Southerly on a 175.32 foot radius curve to the left 150.11 feet; thence South 0 (degrees) 04' 58" East 212.00 feet to the point of beginning.

31. (Affects Parcel 6 and that portion of Parcel 2 assessed under Sidwell No. 15-30-476-007)

     There is no recorded means of ingress and egress to a public road from said property, and it is assumed that there exists a valid and subsisting easement for that purpose over adjoining properties, but the Company does not make any representation as to the existence and/or adequacy of access to and from said property.

EXCEPTIONS NO. 32 THROUGH NO. 35, INCLUSIVE, AFFECT PARCEL 8 AND PARCEL 9

32. Taxes for the year 1996 and thereafter, not yet due or payable. The records of the Salt Lake City Treasurer show that taxes for the year 1995 have been paid in the amount of $4,916.89. (Sidwell No. 15-29-351-004 and Tax District No. 24)

33. Said property lies within the boundaries of West Valley City, and is subject to any and all charges and assessments thereof. (Phone No. 966-3600)

     NOTE: Delinquent Special Assessment charges may have been reported to Salt Lake County by West Valley City. It is recommended that when checking with the said City care should be taken to specifically ask if any delinquent charges have been certified to the Salt Lake County Treasurer.

34. Said property lies within the boundaries of Granger-Hunter Improvement District, and is subject to any and all charges and assessments thereof. (Phone No. 698-3551)

     NOTE: Delinquent Special Assessment charges may have been reported to Salt Lake County by Granger-Hunter Improvement District. It is recommended that when checking with the said District care should be taken to specifically ask if any delinquent charges have been certified to the Salt Lake County Treasurer.

35. A right of way and easement to construct, operate, maintain and remove communication and other facilities, as created in favor of THE MOUNTAIN STATES TELEPHONE AND TELEGRAPH COMPANY by instrument recorded May 15, 1972 as Entry No. 2456184, in Book 3072, at Page 399, and re-recorded July 10, 1973 as Entry No. 2553313, in Book 3369, at Page 277 of the Official Records, through and across said property (exact location not given).

EXCEPTION NO. 36 AND EXCEPTION NO. 37 AFFECT PARCELS 2 THROUGH 9, INCLUSIVE

36. Matters disclosed by that certain ALTA/ACSM Land Title Survey, dated August 8, 1995, bearing certificate date of November 6, 1995, prepared by Larsen & Malmquist, Inc., as Job No. 03094-955, certified by Carl M. Larsen, License No. 142765.

37.  Water rights, claims, or title to water.

                                    EXHIBIT E

                            2002 PROJECT WORK LETTER

            In connection with that certain Amended and Restated Pioneer Hospital Lease dated as of June 28, 2002 (the "Agreement"), by and between HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation ("Landlord"), and PIONEER VALLEY HOSPITAL, INC., a Delaware corporation ("Tenant"), to which this 2002 Project Work Letter (this "Work Letter") is attached, Landlord and Tenant hereby agree to the terms and conditions set forth in this Work Letter relating to the construction, performance, and payment of the 2002 Project (as defined below). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

            1. Definitions. The definitions set forth in this Section 1 shall apply with respect to this Work Letter, the 2002 Project, and the Lease. For all purposes of this Work Letter, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section 1 have the meanings assigned to them in this Section 1 and shall include the plural as well as the singular; (ii) all references in this Work Letter to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of this Work Letter; (iii) the word "including" shall have the same meaning as the phrase "including, without limitation," and other similar phrases; and (iv) the words "herein," "hereof" and "hereunder" and other similar words refer to this Work Letter as a whole and not to any particular Section or other subdivision.

            2002 Project: An addition/expansion to and remodeling of the Facility as more particularly depicted on and to be constructed/performed in accordance with the 2002 Project Plans, including (A) the fixtures referred to in and/or shown thereon, (B) to the extent not shown on the 2002 Project Plans, additions to the parking facilities so as to provide sufficient parking spaces to comply with all Legal Requirements and as otherwise necessary for the operation of the Facility (including the 2002 Project) for its Primary Intended Use, (iii) all Offsite Improvements and (iv) any and all site preparation, landscaping and drainage works and all other improvements necessary to comply with all Legal Requirements and/or for the operation of the Facility (including the 2002 Project) for its Primary Intended Use.

            2002 Project Budget: The budget approved by Landlord and Tenant pursuant to Section 2.3 of this Work Letter, together with (i) a detailed estimate report to be prepared by Tenant or its General Contractor and delivered to and approved by Landlord prior to, on or promptly following the execution and delivery of the Lease and this Work Letter, which report shall also provide a detailed cost breakdown of all hard construction costs for the 2002 Project and
(ii) any other detailed budget information as Landlord may reasonably request and approve from Tenant, including a further breakdown of such hard construction costs to a level of detail that will allow Landlord to determine the actual cost and percentage of completion of construction as of the date of any Request for Advance.

            2002 Project Costs: All the costs and expenses incurred in connection with the construction/performance of the 2002 Project, as contemplated by the 2002 Project Budget, including the costs of constructing/performing work depicted by the 2002 Project Plans and otherwise in accordance with applicable provisions of this Work Letter, costs for bonds, costs and fees for surveys, costs for title work and premiums for title insurance, environmental fees and expenses, architect fees, engineering costs, the cost of purchase and installation of any fixtures or other property included as part of the 2002 Project and all governmental licenses and fees. Without limiting the foregoing, 2002 Project Costs shall include, without duplication, all amounts funded or advanced by Landlord pursuant to this Work Letter on account of the 2002 Project.

            2002 Project Plans: (i) The final plans and specifications for the construction/performance of the 2002 Project as prepared by the Architect and approved by Landlord and Tenant in accordance with Section 2 of this Work Letter, and (ii) all amendments, modifications and supplements thereto which do not require the approval of Landlord or Tenant or which have been approved by Landlord and Tenant subsequent to the approval of the plans and specifications described in clause (i).

            Approved Preliminary Plans: As defined in Section 2.1 of this Work Letter.

            Architect: An architect and/or engineer selected by Tenant in connection with the design and construction of the 2002 Project and approved by Landlord, which approval shall not be unreasonably withheld or delayed so long as such architect is licensed in the State and has experience with the type and scope of the project for which he/she is being retained.

            Completion Date: The date on which the construction and performance of the 2002 Project have been substantially completed such that Landlord has received the following: (i) a certificate of substantial completion from the Architect in the form attached hereto as Schedule 1, (ii) a certificate of occupancy or its equivalent issued in accordance with all Legal Requirements and by the appropriate Governmental Authority having jurisdiction over the Property which permits the occupancy and use of the improvements constructed as part of the 2002 Project, and (iii) all other licenses, authorizations and permits, if any, required by any Governmental Authority for the use and operation of the 2002 Project as part of the Facility for its Primary Intended Use. For purposes of this Work Letter, "substantially completed" shall mean that the improvements being constructed/performed as part of the 2002 Project and all other work which Tenant is obligated to perform under this Work Letter with respect to the 2002 Project have been completed in accordance with the 2002 Project Plans and the applicable provisions of this Work Letter and the Lease, notwithstanding the fact that Punch-List Items remain to be performed.

            Construction Contracts: The contracts between Tenant and the General Contractor, Tenant and the Architect and/or Tenant and any other contractor (including subcontractors) relating to rendering of services or furnishing of materials in connection with the construction/performance of the 2002 Project, and contracts between the General Contractor and any subcontractor and contracts between any of the foregoing and any other Person relating to rendering of services or furnishing of materials in connection with construction/performance of the 2002 Project.

            General Contractor: The general contractor selected by Tenant and approved by Landlord in connection with the construction/performance of any approved Capital Additions, including the 2002 Project, which approval of such general contractor shall not be unreasonably withheld or delayed so long as such general contractor has all required State and local licenses and permits, is bondable and has sufficient experience with the size, type and scope of the 2002 Project.

            Governmental Authority: The United States, the state, county, city and political subdivisions in which the Property is located or which exercise jurisdiction over the Property or the construction/performance of the 2002 Project, and any court administrator, agency, department, commission, board, bureau or instrumentality of any of them which exercises jurisdiction over the Property or the construction/performance of the 2002 Project.

            Landlord's Maximum Cost: The sum of Twelve Million Dollars ($12,000,000.00).

            Major Subcontractors: Subcontractors, materialmen and other vendors with Construction Contracts in excess of Fifteen Thousand Dollars ($15,000.00). Each subcontractor, materialmen or any other vendors proposed by Tenant or General Contractor to be Major Subcontractors hereunder shall be subject to the approval of Landlord, which approval may be conditioned upon Landlord's review of competing bids for work proposed to be performed by such subcontractor, materialmen or other vendors.

            Offsite Improvements: (i) Any streets, roads, walks, curbs and the like (whether or not ultimately dedicated for public use and/or maintenance) necessary to provide access to public roads, streets and highways, (ii) any improvements and other works necessary or desirable for the provision of utilities to the 2002 Project and/or the existing Facility and (iii) any other improvements on property other than the Land that are (A) required by Legal Requirements, (B) necessary for the construction/performance of the 2002 Project in accordance with the 2002 Project Plans and the applicable provisions of the Lease or this Work Letter, and/or (C) necessary for operation of the Facility (including the 2002 Project) for its Primary Intended Use.

            Outside Completion Date: June 30, 2005, as such date may be extended by the mutual agreement of Landlord and Tenant.

            Proposed Budget: As defined in Section 2.3 of this Work Letter.

            Proposed Final Plans: As defined in Section 2.2 of this Work Letter.

            Proposed Preliminary Plans: As defined in Section 2.1 of this Work Letter.

            Punch List Items: Minor details of construction, mechanical adjustments or decorations which remain to be completed with respect to the 2002 Project following the Completion Date and which do not (i) prevent the issuance of a certificate of occupancy (or the local equivalent thereof) for the 2002 Project and/or (ii) materially interfere with Tenant's use of the Facility (including the 2002 Project) for its Primary Intended Use.

            Remaining Funds: The unadvanced portion of Landlord's Maximum Cost, if any.

            Request for Advance: Certificates of Tenant and, to the extent applicable, the Architect, in each case on the appropriate American Institute of Architects ("AIA") form, including form G702 together with attached AIA form G703 (or equivalent, which AIA form

G703 or equivalent shall be modified to include columns for the original estimate of scheduled values for each line item, changes to the scheduled values for each line item and a revised scheduled value for each line item after any such change) and/or such other form(s) as Landlord may hereafter reasonably request, which shall: (i) set forth the Persons to whom money is owed and the amount owed each; (ii) certify among other things that such amounts represent payments due for services actually rendered or materials actually acquired or furnished in connection with the construction/performance of the 2002 Project;
(iii) state that the sum requested is 2002 Project Cost within the 2002 Project Budget for such item; (iv) be accompanied by copies of billing statements, fee schedules, documentation supporting all costs to date, copies of all subcontracts not previously submitted and vouchers or invoices from the Persons named therein, in form reasonably satisfactory to Landlord; (v) refer to an attached schedule, to be verified by the Architect (if any) or other reliable Person reasonably acceptable to Landlord prior to the advance being requested, identifying in a manner reasonably satisfactory to Landlord all materials not yet affixed or incorporated into the 2002 Project but which have been covered by certificates submitted to date, including the current certificate; (vi) contain a statement, to be verified by the Architect (if any) or other reliable Person reasonably acceptable to Landlord prior to the advance being requested, that all such materials not yet affixed or incorporated into the 2002 Project have been stored at the Property or at one or more other bonded locations approved by Landlord identified therein (specifying the materials located at each location) under adequate safeguards to minimize the possibility of loss, damage or commingling with other materials or projects, and that builder's risk insurance coverage for such materials stored off the Property is not less than the full insurable value of such materials then being stored off the Property; and (vii) be accompanied by appropriate waivers of lien rights (to the extent not previously received and approved by Landlord) with respect to work and materials for which funds have already been advanced pursuant to this Work Letter, or which were performed or were supplied prior to the Commencement Date, executed by the General Contractor (if any) and all Major Subcontractors no more than one month in arrears. Notwithstanding anything set forth herein to the contrary, the Request for Advance for the first advance of funds by Landlord hereunder and/or for each advance that is for an item on the 2002 Project Budget that is not a hard cost shall mean such certificate with respect thereto as Landlord may reasonably request. To the extent that any payment, funding or accrual of 2002 Project Costs by Landlord hereunder is attributable or allocable to one or more of the categories comprising the 2002 Project, Landlord shall allocate such 2002 Project Costs among such categories as Landlord shall reasonably determine.

            Tenant's Affidavit: A sworn affidavit of Tenant, in form and substance satisfactory to Landlord, stating that to the best of Tenant's knowledge, all labor and material bills of every kind and character incurred by Tenant to the date of such affidavit in connection with the 2002 Project have been paid in accordance with the payment provisions of the applicable Construction Contracts except for the unpaid bills to be paid from the proceeds of the current Request for Advance and disputed items for which funds have been reserved by Landlord, and that the builder's risk insurance described in Section 3.4(d)(i) contains sufficient coverage for the construction/performance of the 2002 Project, including the value of materials stored off the Property.

            2. Preparation of 2002 Plans. The following shall apply with respect to the preparation and approval of the 2002 Plans:

                  2.1 Approval of Preliminary Plans. Promptly after the execution of this Work Letter, Landlord and Tenant or their designated representatives shall meet to determine the design, layout and materials to be used in constructing the 2002 Project. During such discussions, Tenant and its consultants shall supply to Landlord and its consultants and the Architect as much detailed information as reasonably available regarding Tenant's requirements and desires for the 2002 Project. At the conclusion of such discussions, Tenant will cause the Architect to prepare plans, specifications, and working drawings (the "Proposed Preliminary Plans"). When prepared, copies of the Proposed Preliminary Plans shall be supplied to Landlord and the General Contractor for review and comment. The Proposed Preliminary Plans shall contain sufficient detail to identify the location of all interior improvements to the Improvements, all interior and exterior ADA/Title 24 compliance work, all internal structural systems, exterior facade, landscape and parking areas and any roof installation. Approval of the Proposed Preliminary Plans shall not be unreasonably withheld, delayed or conditioned by Landlord. The Proposed Preliminary Plans will be deemed approved by Landlord unless Landlord gives written notice of disapproval to Tenant and the Architect within thirty (30) days following the giving of the Proposed Preliminary Plans to Tenant, specifying in reasonable detail the matters disapproved. In the event of timely and proper disapproval of the Proposed Preliminary Plans, Landlord and Tenant shall promptly meet so as to reach agreement on any changes and Tenant shall cause the Architect to revise the same to meet such objections or comments received from Landlord, and to resubmit the same for approval pursuant to this same process. Such process shall continue until the Proposed Preliminary Plans are approved or deemed approved by all parties. Approved plans, specifications and working drawings resulting from such process are referred to herein as the "Approved Preliminary Plans."

                  2.2 Approval of Final Plans. Promptly upon approval of the Approved Preliminary Plans, Tenant shall cause the Architect to prepare and submit for approval by Landlord proposed final plans, specifications and working drawings for the 2002 Project (the "Proposed Final Plans"). The Proposed Final Plans shall include all exterior and interior portions of the 2002 Project (including but not limited to all ADA/Title 24 compliance work, all mechanical, utilities and heating, ventilating and air conditioning systems, the exterior facade, landscape and irrigation work, parking areas, and any roof installations). Such Proposed Final Plans shall be in sufficient detail to permit bidding thereon by the General Contractor (which schedule shall be deemed to be a part of the Proposed Final Plans), and the obtaining of all governmental permits and approvals. Copies of the Proposed Final Plans shall be delivered to Landlord for review pursuant to the process detailed in Section 2.1 of this Work Letter. Approval of the Proposed Final Plans shall not be unreasonably withheld, delayed or conditioned by Landlord. Landlord may not disapprove the Proposed Final Plans with respect to any matter included in the Approved Preliminary Plans. The Proposed Final Plans will be deemed approved by Landlord unless Landlord gives written notice of disapproval to Tenant and the Architect within ten (10) business days after the delivery of the Proposed Final Plans to Landlord, specifying in reasonable detail the items disapproved. If Landlord timely and properly disapproves the Proposed Final Plans, Landlord and Tenant shall promptly meet so as to reach agreement on any changes and Tenant shall cause the Architect to revise the same to meet such objections (to the extent agreed upon) and to resubmit the same for approval within the same time periods as provided above. The foregoing process shall continue until the Proposed Final

Plans are approved or deemed approved by Landlord, and the resulting product from the foregoing process, and subject to any changes approved by Landlord in connection with the approval of the Proposed Budget, shall be called the "2002 Project Plans." Tenant shall submit the 2002 Project Plans to General Contractor for pricing, and General Contractor will prepare a schedule itemizing the costs thereof.

                  2.3 Approval of Budget. Promptly upon approval of the 2002 Project Plans, Tenant shall prepare and submit for approval by Landlord a proposed budget for the 2002 Project (the "Proposed Budget"). Approval of the Proposed Budget shall not be unreasonably withheld, delayed or conditioned by Landlord. The Proposed Budget will be deemed approved by Landlord unless Landlord gives written notice of disapproval to Tenant within twenty (20) days after the delivery of the Proposed Budget to Landlord, specifying in reasonable detail the items disapproved. If Landlord timely and properly disapproves the Proposed Budget, Landlord and Tenant shall promptly meet so as to reach agreement on any changes and Tenant shall revise the same to meet such objections (to the extent agreed upon) and to resubmit the same for approval within the same time periods as provided above. The foregoing process shall continue until the Proposed Budget is approved or deemed approved by Landlord, and the resulting product from the foregoing process is herein called the "2002 Project Budget."

            3. 2002 Project. Without limiting or duplicating any other obligation or liability of Tenant under the Lease, the following shall apply with respect to the 2002 Project and the construction/performance and funding thereof:

                  3.1 Obligations of Tenant.

                      (a) Construction/Performance of 2002 Project. Tenant shall be responsible to arrange, supervise, coordinate and carry out all services necessary for the construction, performance and completion of the 2002 Project in accordance with the 2002 Project Plans and the applicable provisions of this Work Letter, and Tenant undertakes and accepts such responsibility with the understanding that all 2002 Project Costs up to Landlord's Maximum Cost will be funded by Landlord to Tenant or its designee pursuant to, but subject to the applicable terms of, this Section 3. Subject to the performance by Landlord of its obligations under Section 3.7, Tenant shall cause the 2002 Project to be completed substantially in accordance with the 2002 Project Plans and the terms of the Construction Contracts for an amount not to exceed the Landlord's Maximum Cost and the Completion Date to occur by the Outside Completion Date (subject to Unavoidable Delays). If and to the extent total 2002 Project Costs exceed the Landlord's Maximum Cost, Tenant shall pay and shall not be reimbursed for such excess. If total 2002 Project Costs do not exceed Landlord's Maximum Cost, Tenant shall not be entitled to any portion of the difference between Landlord's Maximum Cost and total 2002 Project Costs.

                      (b) Duties and Responsibilities. Without limiting or duplicating Tenant's obligations under the Lease, the duties and responsibilities of Tenant with respect to the 2002 Project shall specifically include the following:

                          (i) Subject to the other provisions of this Work
Letter, to negotiate and enter into Construction Contracts and other agreements necessary for construction/performance of the 2002 Project in accordance with the 2002 Project Plans, which such contracts, by their terms, may be assigned by Tenant to Landlord;

                          (ii) To establish operating procedures and a system of
records and accounts suitable for record keeping during construction/performance satisfactory to Landlord;

                          (iii) To administer and monitor the performance under
all Construction Contracts and other agreements relating to the construction/performance of the 2002 Project and the monthly reporting of the status of estimated costs of completing the same in relation to the 2002 Project Budget and other applicable budgets;

                          (iv) To manage and coordinate contractors, engineers,
architects and other consultants and monitor their compliance with their respective contracts or agreements;

                          (v) To monitor and review and, when in the judgment of
Tenant it is in the best interest of Landlord, propose changes in the 2002 Project Plans or in any budget relating to the construction/performance of the 2002 Project;

                          (vi) To review and make a recommendation to Landlord
with respect to payment of all applications for payment under the Construction Contracts and other agreements relating to the construction/performance of the 2002 Project and make payments of any and all bills, invoices or other matters calling for payment by Tenant or Landlord or for the Landlord's account in connection with the construction/performance of the 2002 Project, all in accordance with the provisions of this Section 3;

                          (vii) To coordinate with the Architect and any
inspector or other consultant employed or engaged by Landlord in the performance of periodic inspections of the Property in order to confirm that the materials furnished and work performed are in accordance with the 2002 Project Plans and that the work on the 2002 Project is progressing on schedule;

                          (viii) To stop the work and cause the correction of
any defect in the materials or workmanship furnished by any contractor or of any failure by any contractor to perform its obligations under its Construction Contract and to promptly inform Landlord of any instances of faulty materials and/or workmanship, all when, as and if known by Tenant;

                          (ix) To make available to Landlord, upon request, the
identities of and copies of contracts with all subcontractors and any other Person supplying labor or materials for the construction/performance of the 2002 Project;

                          (x) To obtain all approvals necessary to
construct/perform the 2002 Project and to operate the Facility for its Primary Intended Use; and

                          (xi) To notify Landlord promptly upon the occurrence
of any event constituting an Unavoidable Delay.

                      (c) Performance of Duties. Tenant agrees that, subject to the performance by Landlord of its obligations under this Section 3, Tenant shall act with prudence and diligence in performing its duties and responsibilities under this Work Letter, with respect to the 2002 Project and in good faith in the best interests of Landlord, Tenant and the Facility.

                  3.2 Completion Guarantee. Subject to the performance by Landlord of its obligations under Section 3.7, the following shall apply:

                      (a) Construction and Cost Guarantee. Tenant unconditionally guarantees to Landlord (i) the construction/performance of the 2002 Project in accordance with the 2002 Project Plans and all covenants and obligations of Tenant under the Lease and this Work Letter, by the Outside Completion Date (subject only to the performance by Landlord of its obligations under this Section 3 and Unavoidable Delays) and (ii) the payment without demand, and without right to reimbursement therefor, of all development, construction and related costs of the 2002 Project incurred for any reason whatsoever in excess of the Landlord's Maximum Cost.

                      (b) Failure to Construct. Without limiting any other right or remedy of Landlord under the Lease, if for any reason or under any contingency the General Contractor or any Major Subcontractor shall default under a Construction Contract, fail to commence, or abandon construction of, the 2002 Project, or fail to complete the 2002 Project within the maximum construction time in accordance with the terms of the Construction Contracts, then in any such event, without the need of any demand by Landlord, Tenant shall assume all responsibility for and control over the construction, performance and completion of the 2002 Project and shall cause the 2002 Project to be fully completed in accordance with this Work Letter on or before the Outside Completion Date (subject only to the performance by Landlord of its obligations under this Section 3 and Unavoidable Delays), other than Punch List Items. Without limiting any other right or remedy of Landlord under the Lease, if Tenant fails to cause the 2002 Project to be completed in accordance with the 2002 Project Plans prior to the Outside Completion Date other than the Punch List Items, Landlord, at Landlord's option, shall have the right to complete the 2002 Project in accordance with the 2002 Project Plans and expend such sums as Landlord reasonably deems proper in order so to complete the 2002 Project. The amount of any and all expenditures made by Landlord pursuant to this clause (b) which, when combined with all 2002 Project Costs previously funded by Landlord, are in excess of Landlord's Maximum Cost, shall be immediately due and payable by Tenant to Landlord as an Additional Charge, together with interest thereon from the date of such expenditure to the date paid by Tenant at the Overdue Rate (but in no event greater than the maximum rate of interest then permitted by law). Said interest shall accrue on a daily basis. Upon any assumption by Landlord of the obligation to complete the 2002 Project as provided herein, Tenant shall forthwith surrender and deliver to Landlord, or Landlord's designee, any funds which have been received from Landlord but have not been disbursed by Tenant, and all records, plans, specifications, permits and other governmental approvals, purchase agreements, contracts, receipts for deposits, unpaid bills and all other records, papers and documents in the possession of Tenant relating to the 2002 Project.

                      (c) Completion of Punch List Items. All Punch List Items, other than those reasonably requiring more than thirty (30) days to complete due to long scheduling or ordering time or other reasonable factors, shall be completed within thirty (30) days after the Completion Date, but in no event later than thirty (30) days after the Outside Completion Date. Any Punch List Items reasonably requiring more than thirty (30) days to complete shall be diligently pursued and completed as promptly as practicable, but in no event later than ninety (90) days after the Outside Completion Date.

                  3.3 [Intentionally Deleted]

                  3.4 Other Covenants of Tenant. Subject to the performance by Landlord of its obligations under Section 3.7, the following shall apply:

                      (a) Construction/Performance of the 2002 Project. Tenant will cause the construction/performance of 2002 Project to be prosecuted by Tenant in accordance with the 2002 Project Plans in a good and workmanlike manner and in accordance with sound building and engineering practices and all applicable Legal Requirements and all restrictive covenants affecting the Property. All materials, fixtures or articles used in the construction/performance of the 2002 Project, or to be used in the operation thereof shall be substantially in accordance with the 2002 Project Plans as approved by Landlord. Tenant shall ensure that no asbestos or asbestos-containing materials or other Hazardous Substances will be contained in the completed 2002 Project. Tenant will cause the construction/performance of the 2002 Project to be completed substantially in accordance with the 2002 Project Plans on or before the Outside Completion Date (subject only to the performance by Landlord of its obligations under this Section 3 and Unavoidable Delays), free and clear of liens or claims for liens for material supplied and for labor or services performed in connection with the construction of the 2002 Project (except for permitted contests pursuant to Article XIII of the Lease).

                      (b) Legal Requirements. Tenant will cause all Legal Requirements and all restrictive covenants affecting the Property to be complied with promptly, and Landlord will be furnished, on demand, evidence of such compliance.

                      (c) Change Orders, Defects.

                          (i) Tenant may, without obtaining the prior written
approval of Landlord, change the 2002 Project Plans, permit the 2002 Project Plans to be changed or permit construction/performance of the 2002 Project other than in accordance with the 2002 Project Plans; provided, however, that if (1) any such change would (w) change the basic structure or character of the Facility; (x) materially change the appearance of the Facility; (y) change or reduce the quality of the basic building systems, including the mechanical, electrical, sprinkler, plumbing, life-safety, heating, air conditioning and ventilation systems within the Facility or (z) result in a material item of the 2002 Project not being performed, (2) any single change in the 2002 Project Plans would involve an amount in excess of Fifteen Thousand Dollars ($15,000.00), (3) any number of changes in the 2002 Project Plans would involve in the aggregate an amount not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), or (4) any such change in the 2002 Project Plans would result in the 2002 Project Costs exceeding the Landlord's Maximum Cost, then in any such event Tenant must obtain the prior written approval of Landlord prior to implementing such change, which approval may be given or withheld in the sole and absolute discretion of Landlord.

                          (ii) Tenant will at its sole cost and expense and not
as part of the 2002 Project Costs correct or cause to be corrected any defect in the 2002 Project or any departure from the 2002 Project Plans not approved by Landlord or permitted herein without such approval or any encroachment by any part of the 2002 Project on or over any building lines, easements, property lines or other restricted areas which any survey or inspection reflects.

                      (d) Construction Insurance. To the extent not already maintained or covered by Tenant pursuant to Article XIV of the Lease, Tenant will at all times maintain or cause to be maintained the following insurance during the construction/performance of the 2002 Project (including through the date of completion of the Punch List Items):

                          (i) Builder's risk insurance covering the
construction/performance of the 2002 Project, in a face amount of not less than the full insurable value of the 2002 Project and materials supplied in connection therewith, with appropriate provisions made to include coverage of materials stored off the Property in an amount not less than the full insurable value of such materials stored off the Property from time to time.

                          (ii) Errors and omissions insurance by any Architect
in an amount at least equal to One Million Dollars ($1,000,000.00) which can be applied to the construction/performance of the 2002 Project, covering the entire period of design and construction/performance of the 2002 Project, including completion of the Punch-List Items.

All such insurance maintained or caused to be maintained by Tenant pursuant to clauses (i) and (ii) of this clause (c) shall name Landlord as an additional insured. All insurance maintained or caused to be maintained by Tenant pursuant to clause (i) of this clause (c) shall name Tenant, Landlord and any General Contractor or other contractor, jointly, as loss payee. In addition, all such insurance to be maintained or caused to be maintained by Tenant shall otherwise, to the extent applicable, comply with the provisions of and shall be in addition to the insurance specified in Article XIV of the Lease.

                      (e) [Intentionally Omitted].

                      (f) Liens on Materials. Tenant shall not at any time during the performance of the work, make or cause to be made, or permit any General Contractor or any other contractor to make, any contract for materials or equipment of any kind or nature whatsoever to be incorporated in or to become a part of the Property, title to which is not good or which is subject to any lien or title retention arrangement other than inchoate mechanic's liens. Tenant will deliver to Landlord, on demand, true copies of any contracts, bills of sale, statements, receipted vouchers, or agreements, under which Tenant claims title to any materials, fixtures, or articles used in the construction/performance of the 2002 Project.

                      (g) Storage of Materials. Tenant will cause all materials acquired or furnished in connection with the construction/performance of the 2002 Project, but not affixed or incorporated into the Property, to be stored at the Property or at bonded locations approved by Landlord, in each case under adequate safeguards to minimize the possibility of loss, theft, damage or commingling with other materials or projects. Tenant will employ suitable means to protect from theft or vandalism the Property and all tools and building materials stored on the Property.

                      (h) Inspections. Without limiting any of Landlord's rights or remedies under the Lease, at any time during regular business hours, Landlord and/or its representatives will be permitted to enter upon the Property and any other location where materials for the 2002 Project are being stored to inspect the same and all materials to be used in the construction/performance thereof, and to examine all detailed plans and shop drawings which are or may be kept at the construction site, provided that in so doing, Landlord shall not unreasonably interfere with the construction/performance of the 2002 Project. Upon request, Landlord will be furnished with reasonable information regarding the construction/performance of the 2002 Project from Tenant, any Architect, any General Contractor and any other contractors or subcontractors.

                      (i) Notices. Without limiting any other obligation of Tenant under the Lease, Tenant will furnish Landlord with a copy of any (A) notice or claim made by any Governmental Authority pertaining to the Property,
(B) any notice of any termination, late payment or other material aspect of any Construction Contract involving more than Fifteen Thousand Dollars ($15,000.00), together with a copy of each such Construction Contract and (C) any fire, casualty, notice of any condemnation or other event materially affecting the Property.

                      (j) Use of Funds, Deficiency.

                          (i) Tenant shall expend all the proceeds of each
advance hereunder for 2002 Project Costs in amounts and for the purposes provided in the 2002 Project Budget and for no other purpose whatsoever.

                          (ii) Tenant will promptly advise Landlord if and when
(1) 2002 Project Costs shall exceed or appear likely to exceed the Landlord's Maximum Cost or (2) 2002 Project Costs with respect to any particular item in the 2002 Project Budget shall exceed or appear likely to exceed the amount specified for any such item in the 2002 Project Budget, and shall give Landlord sufficiently detailed information with respect thereto.

                          (iii) If, in the reasonable good faith judgment of
Landlord, it appears at any time or from time to time that the Remaining Funds will be insufficient to complete the construction/performance of the 2002 Project substantially in accordance with the 2002 Project Plans on or before the Outside Completion Date, and to pay for all 2002 Project Costs incurred in connection with such construction/performance, or if any other expenses are required for such completion which were not scheduled in the 2002 Project Budget, Landlord may request that Tenant demonstrate that the Remaining Funds are sufficient for such completion and payment. If Tenant does not so demonstrate to Landlord's reasonable satisfaction within five (5) Business Days of receipt of Landlord's request to do so, then Tenant shall make arrangements for additional monies to be made available as shall, in the reasonable good faith judgment of Landlord, when added to the Remaining Funds, be sufficient so as to complete and/or pay for the construction/performance of the 2002 Project. Such additional monies of Tenant shall be applied for payment of costs prior to Landlord advancing any additional funds under this Work Letter.

                      (k) Documents at Completion. Without limiting any provisions of this Work Letter, from time to time as requested by Landlord and as soon as practicable following the Completion Date, Tenant shall supply or cause to be supplied to Landlord such reasonable documents and information pertaining to the 2002 Project and the construction, performance and/or completion of the same as Landlord reasonably shall request.

                      (l) Assignment of Construction Contracts. At the request of Landlord, Tenant shall assign to Landlord each Construction Contract to which Tenant is a party utilizing an assignment instrument in form and substance reasonably acceptable to Landlord and shall cause each other party to such Construction Contract to consent to such assignment, if required by the terms thereof.

                  3.5 Additional Events of Default. In addition to and without limiting the "Events of Default" set forth in the Lease, any one or more of the following shall also constitute an "Event of Default" under the Lease:

                      (a) Tenant fails to perform any of the obligations to be performed by Tenant under this Work Letter with respect to the 2002 Project, and such failure is not cured within thirty (30) days after notice thereof from Landlord or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period as reasonably may be required to remedy such default as long as Tenant has commenced such cure within such thirty (30) day period, thereafter diligently prosecutes such cure and completes such cure not later than sixty (60) days after notice from Landlord but in any event prior to the Outside Completion Date (subject to Unavoidable Delays); or

                      (b) Tenant fails to satisfy any condition to an advance under this Work Letter for a period in excess of thirty (30) days, or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period as reasonably may be required to remedy such failure as long as Tenant has commenced such cure within such thirty (30) day period, thereafter diligently prosecutes such cure and completes such cure within ninety (90) days but in any event prior to the Outside Completion Date.

                      (c) Tenant uses any monies advanced by Landlord under this Work Letter for any purpose other than as allowed or contemplated under this Work Letter; or

                      (d) Except as a result of a casualty, Condemnation or other Unavoidable Delay, work on the 2002 Projects ceases for thirty (30) consecutive days for any reason; or

                      (e) Except as a result of a casualty, Condemnation or other Unavoidable Delay, the Completion Date does not occur by the Outside Completion Date, free and clear of mechanics', materialmen's and other liens (except for permitted contests pursuant to Article XIII of the Lease); or

                      (f) Except for change orders allowed pursuant to the provisions of this Work Letter, Tenant modifies, amends or terminates any Construction Contract without Landlord's written consent; or

                      (g) Any mechanics', materialmen's or other lien is filed or asserted against the Property, or any part thereof, or any suit or other proceeding is instituted to enforce or foreclose such a lien (except for permitted contests pursuant to Article XIII of the Lease).

                  3.6 Advances of Funds by Landlord.

                      (a) Funding. Subject to the satisfaction by Tenant of the conditions set forth in Section 3.7 of this Work Letter and the other provisions of this Work Letter, Landlord will advance to Tenant funds up to the Landlord's Maximum Cost (less all costs, fees, allowances and charges of Landlord which are included within 2002 Project Costs) for the purpose of paying or reimbursing Tenant for the payment of the 2002 Project Costs.

                      (b) Limitation of Funding Obligation. Landlord shall not be obligated to advance to Tenant any sums (i) in excess of the Landlord's Maximum Cost or for which a Request for Advance is received more than one hundred twenty (120) days after the Outside Completion Date, (ii) when any of the conditions set forth in Section 3.7 of this Work Letter have not been met or fulfilled.

                      (c) Advances of Funds by Landlord. Draw requests will be reviewed monthly and will be based on the percentage of completion to date of each construction line item listed in the 2002 Project Budget. All advances of funds under this Work Letter shall be made by Landlord in accordance with a Request for Advance. Each Request for Advance shall be honored within ten (10) Business Days of receipt of the same delivered in accordance with the Notice provisions of the Lease together with the information required therein, subject, however, to the limitations herein. In no event shall Landlord be required to make any advance for a particular line item which, when aggregated with prior advances, is in excess of the 2002 Project Budget for such line item except to the extent amounts from contingency line items are unused and/or to the extent savings, in Landlord's reasonable good faith discretion, in other budget line items remain unused. Landlord shall issue checks payable to, or otherwise advance funds to, Tenant, the payees designated in a Request for Advance or jointly to Tenant and such payees, as Landlord shall reasonably determine; provided, however, that notwithstanding the foregoing, at Tenant's request, all disbursements of 2002 Project Costs by Landlord in excess of $5,000.00 shall be disbursed directly to such payees rather than to Tenant or jointly with Tenant. Advances of funds to such payees or jointly to Tenant and any such payee shall constitute an advance hereunder as though advanced directly to Tenant.

                      (d) Holdbacks. Any advances for costs and expenses of labor and materials connected with the construction/performance of the 2002 Project shall be limited to Ninety Percent (90%) of such costs and expenses (or such other amounts, if any, as reasonably approved by Landlord and negotiated in the applicable Construction Contracts) and shall be made in accordance with the payment schedule of the Construction Contract with any General Contractor or other contractor. The final advance of proceeds representing the applicable retainage for any particular item will not be made until the last to occur of
(i) the Completion Date, (ii) completion of all Punch List Items and (iii) the date Landlord receives, as applicable, (1) all final lien releases and waivers provided for herein, (2) an "As-Built" set of plans and specifications (if reasonably requested by Landlord based upon the nature of the 2002 Project), (3) an ALTA "As-Built" survey (if reasonably requested by Landlord based upon the nature of the 2002 Project), and (4) such other documents as Landlord may reasonably request. Notwithstanding the foregoing, if (i) any subcontractor has completed the work required of such subcontractor pursuant to such subcontractor's applicable Construction Contract, and (ii) such subcontractor has executed and delivered to Landlord a lien release and waiver with respect to such work, then Landlord shall, in addition to the foregoing amounts, disburse to Tenant an amount necessary to compensate a subcontractor for such work in accordance with the terms of the applicable Construction Contract. Except as provided herein, in no event shall any portion of such retainage be paid if any mechanics' and/or materialmen's liens or other encumbrances have been filed and remain on the Property (except for permitted contests pursuant to Article XIII of the Lease); provided, however, that if Landlord has received all required materials other than those listed in item (1) above with respect to an item because a mechanics' and/or materialmen's lien or other encumbrance has been filed and remains on the Property, which lien or encumbrance is being contested by Tenant in accordance with Article XIII of the Lease, then Landlord shall release to Tenant such funds, if any, necessary to reduce the retainage for a particular item to the amount reasonably required by Landlord as security for such lien or encumbrance which amount shall not be less than one hundred fifty percent (150%) of the amount of such lien or encumbrance.

                  3.7 Conditions to Landlord Obligations to Advance Funds. Landlord shall not be obligated to make any advance of funds under this Work Letter, including the first advance, unless and until the following conditions shall have been satisfied (with proof thereof in form and sufficiency as may be reasonably requested by Landlord):

                      (a) Approvals/Entitlements. To the extent not theretofore received and approved by Landlord and to the extent of a material change not permitted herein without approval, Landlord shall have received and approved (i) the 2002 Project Plans; (ii) the 2002 Project Budget(s); (iii) all Construction Contracts with any General Contractor, any Architect and any Major Subcontractor that may be requested by Landlord; and (iv) all authorizations and permits required by any Governmental Authority for the construction/performance of the 2002 Project, including building and grading permits, a foundation letter (if applicable to the 2002 Project) and such other authorizations and permits as are required for the use and operation of the Facility for its Primary Intended Use, to the extent then procurable.

                      (b) [Intentionally Deleted]

                      (c) [Intentionally Deleted]

                      (d) Insurance. Landlord shall have received certificates with respect to the insurance required to be carried by Tenant or other Persons pursuant to Section 3.4(d) above, together with evidence satisfactory to Landlord that the premiums therefor have been paid in full.

                      (e) Payment and Performance Bonds. Landlord shall have received the payment and performance bond(s) fulfilling he requirements set forth in Section 3.4 above and shall have made arrangements, to the extent applicable and prescribed by Legal Requirements, for the recordation and/or filing of the same for recordation in the Official Records in the County in which the Land is located, along with a copy of the approved Construction Contract with the General Contractor.

                      (f) No Default. No Event of Default shall have occurred under the Lease (including this Work Letter) and no event or condition shall exist which, with notice and/or lapse of time, or both, would constitute such an Event of Default under the Lease (including this Work Letter).

                      (g) Condemnation; Casualty. No Condemnation shall be pending or threatened and no casualty shall have occurred, in either case with respect to the Property or any portion thereof.

                      (h) Other Documents and Assurances. Landlord shall have received such other documents and assurances as Landlord shall have reasonably requested, including any endorsements to Landlord existing policy of title insurance updating the same without any additional exception except as may be approved by Landlord and increasing the policy limit thereof to an amount equal to the 2002 Project Costs funded or accrued by Landlord.

                      (i) Request for Advance. Landlord shall have received and approved (A) a Request for Advance accompanied by all necessary documents and certificates as set forth in the definition thereof; (B) a Tenant's Affidavit; and (C) to the extent applicable, a certificate from the Architect, or if no Architect, from an officer of Tenant or any other reliable Person acceptable to Landlord, to the effect that in such Person's opinion (1) the construction/performance of the 2002 Project theretofore performed is in accordance with the 2002 Project Plans and (2) the amount requested is appropriate in light of the percentage of construction completed and amount of stored material.

                      (j) Architect, Contractor Letters. Landlord shall have received from each of the Architect, General Contractor, and Major Subcontractors a letter, in form and substance satisfactory to Landlord, which, among other things, (i) states that, in the event of a default by Tenant under the contract with the undersigned, the undersigned agrees to perform for Landlord at Landlord's request under the terms of the applicable Construction Contract, (ii) to the best knowledge of the undersigned certifies to Landlord that the 2002 Project Plans comply with all Legal Requirements, and that the work performed by the undersigned has been completed in accordance with the 2002 Project Plans, and (iii) confirms such other matters consistent with the terms and provisions of this subsection (j).

                      (k) Proceedings. Landlord shall have reviewed and approved all corporate proceedings to be taken by Tenant and Guarantor in connection with the transactions contemplated under the Lease and this Work Letter.

                      (l) Opinion of Counsel. Landlord shall have received an opinion or opinions of counsel (which counsel may, in Tenant's and Guarantor's discretion, be in-house counsel) to Tenant and Guarantor, to the effect that (A) each of Tenant and Guarantor is duly organized, validly existing and in good standing in its state of organization/formation and is qualified to do business in the State; the execution and delivery of the Lease, this Work Letter and the Guaranty and all other documents to be executed by Tenant or Guarantor, as applicable, thereunder and hereunder have been duly authorized; and (B) the execution and delivery of the Lease, this Work Letter and the Guaranty and all other documents to be executed and delivered by Tenant or Guarantor hereunder and the consummation of the transactions contemplated thereunder and hereunder do not and will not constitute an event of default under, or a violation of the articles/certificate of incorporation or by-laws of Tenant or Guarantor.

                  3.8 Miscellaneous Provisions Applicable to 2002 Project.

                      (a) Ownership of 2002 Project. At all times the 2002 Project shall be owned entirely by Landlord subject to the leasehold interest of Tenant under the Lease with respect to the 2002 Project. Upon the request of Landlord, Tenant shall execute and/or cause any Affiliate of Tenant to execute such documents as Landlord may reasonably request evidencing and confirming Landlord's ownership of such 2002 Project.

                      (b) Advance Not a Waiver. No advance of funds under this Work Letter shall constitute a waiver of any of the conditions to Landlord's obligation to make further advances nor, if Tenant is unable to satisfy any such condition, shall any such advance have the effect of precluding Landlord from thereafter declaring such inability to be an Event of Default under the Lease.

                      (c) Conditions for Benefit of Landlord. All conditions to the obligations of Landlord hereunder are imposed solely for the benefit of Landlord and no other Person shall have standing to require satisfaction of such conditions.

                      (d) Compliance Responsibility. Notwithstanding the review and approval by Landlord of the 2002 Project Plans or any other matter, Landlord shall have no responsibility for compliance by the Property, the 2002 Project or the construction/performance of the 2002 Project with Legal Requirements, sound architectural or engineering practices or other matters.

                      (e) Notices. Any Notices with respect to Request for Advances and/or change orders (only) shall be sent to Landlord in accordance with the provisions for notices in the Lease.

                      (f) Incorporation. This Work Letter is incorporated into and shall form a part of the Lease.

                            [Signatures on Next Page]

            IN WITNESS WHEREOF, the parties hereto have caused this Work Letter to be executed as of June 28, 2002.

            "Landlord"                                 "Tenant"

HEALTH CARE PROPERTY INVESTORS, INC.,       PIONEER VALLEY HOSPITAL, INC.,
a Maryland corporation                      a Delaware corporation


By:__________________________________        By:_______________________________
    Edward J. Henning, Senior Vice           Name:_____________________________
    President, General Counsel and           Title:____________________________
    Corporate Secretary

                            Schedule 1 to Work Letter

                       Architect's Completion Certificate

                              _____________, 200__

Health Care Property Investors, Inc.
4675 MacArthur Court, Suite 900
Newport Beach, California 92660
Attn:  Legal Department

            Re:   Construction of ____________________ in West Valley City, Utah

Gentlemen:

      I hereby certify that construction of the above-referenced building has been completed in substantial accordance with the attached drawings and specifications and in compliance with all applicable laws, rules and regulations.

                                 Very truly yours,

                                 ______________________

                                 By ___________________
Enclosures

                                                        [West Valley City, Utah]

                                    EXHIBIT F
                             GUARANTY OF OBLIGATIONS

            The undersigned, IASIS HEALTHCARE CORPORATION, a Delaware corporation (whether one or more, "Guarantor"), as a material and necessary inducement to HEALTH CARE PROPERTY INVESTORS, INC., a Maryland corporation ("Owner"), to enter into (x) a 2002 Project Work Letter, of even date herewith (the "Work Letter"), and (y) an Amended and Restated Pioneer Hospital Lease, of even date herewith, with Pioneer Valley Hospital, Inc., a Delaware corporation ("Lessee"), as Lessee, amending and restating both that certain Pioneer Hospital Lease dated as of May 15, 1996, between Owner's predecessor in interest, AHP of Utah, Inc., a Utah corporation, as Landlord, and Lessee's predecessor in interest, Paracelsus Pioneer Valley Hospital, Inc., a Utah corporation, as previously amended by (i) that certain First Amendment to Pioneer Hospital Lease dated as of August 15, 1996, (ii) that certain Second Amendment to Lease dated as of November 6, 1996, and (iii) that certain Third Amendment to Lease dated as of March 18, 1999 (as so amended, the "Lease"), with respect to certain property further described therein (the "Property"), hereby agrees as follows:

            1. Guarantor hereby unconditionally and irrevocably guarantees to
Owner:

                  (a) the payment when due of all costs, expenses, fees, rents and other sums payable by Lessee under the Lease, the Work Letter and all other documents and agreements entered into by Lessee in connection therewith (collectively, the "Documents") and the full, faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Lessee under any of the Documents, including, without limitation, (i) any and all indemnification and insurance obligations, (ii) all obligations to operate, repurchase, rebuild, restore or replace the Property or any facilities or improvements now or hereafter constituting a portion of the Property, (iii) all obligations of the Lessee under the Lease resulting from the exercise of any renewal or extension option under the Lease, and (iv) all obligations of the Lessee to purchase the Property upon exercise of any option to purchase or right of first refusal under the Lease; and

                  (b) the payment, on demand, of any fees, costs and charges of enforcement of the Documents, and the preservation and protection of Property and collateral from Lessee, if any, which would be owing by Lessee under clause
(a) above, but for the effect of the federal Bankruptcy Code or any other state or local debtor relief law.

The foregoing obligations are hereafter collectively referred to as the "Guaranteed Obligations." In the event of the failure of Lessee to pay or perform any of the Guaranteed Obligations when due, Guarantor shall forthwith pay or perform the same, as applicable, and pay all damages that may result from the non-payment or non-performance thereof to the full extent provided under each of the Documents. Guarantor acknowledges that the Guaranteed Obligations may exceed the payment or performance obligations of Lessee under the Documents. Payments by Guarantor in respect of the Guaranteed Obligations shall be made to Owner in immediately available federal funds to an account designated by Owner.

            2. Guarantor represents, warrants and covenants that:

                  (a) Guarantor is duly organized/formed, validly existing and, to the extent applicable, in good standing under the laws of its state of organization/formation and has full power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Guaranty;

                  (b) this Guaranty has been duly authorized, executed and delivered by Guarantor, and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

                  (c) Guarantor is solvent, has timely and accurately filed all tax returns required to be filed by it and is not in default in the payment of any taxes levied or assessed against it or any of its assets, or subject to any judgment, audit, order, decree, rule or regulation of any governmental authority which could reasonably be expected to materially and adversely affect the financial condition or operations of Guarantor or the ability of Guarantor or carry out its obligations under this Guaranty;

                  (d) no consent, approval or other authorization of, or registration, declaration or filing with, any governmental authority is required for the due execution and delivery by Guarantor of this Guaranty, or for the performance by or the validity or enforceability hereof against Guarantor;

                  (e) there are no actions, proceedings or investigations, including a Taking (as defined in the Lease) or tax audits, pending or threatened, against or affecting Guarantor, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated under the Documents or which could reasonably be expected to materially and adversely affect the financial condition or operations of Guarantor or the ability of Guarantor to carry out its obligations under this Guaranty;

                  (f) Guarantor has delivered to Owner copies of its financial statements for the period(s) ended as follows: December 31, 2001. Such financial statements are true, correct and complete in all material respects, have been prepared from and in accordance with the books and records of Guarantor and fairly present the financial position and, to the extent applicable, the results of Guarantor's operations at the date(s) and for the period(s) indicated;

                  (g) since the date of Guarantor's financial statements, there has been no material adverse change in the financial condition of Guarantor from that disclosed in its financial statements described in Section 2(f) above; and

                  (h) [Intentionally Omitted];

                  (i) neither this Guaranty nor any certificate, statement or other document furnished or to be furnished to Owner by or on behalf of Guarantor in connection with the transactions contemplated under the Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

            3. Guarantor hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Owner from and against any and all loss, cost or expense, including costs and reasonable legal fees, arising from the breach or violation of any representation or warranty of Guarantor hereunder.

            4. In such manner, upon such terms and at such times as Owner in its sole discretion deems necessary or expedient, and without notice to or consent by Guarantor, which notice and consent are hereby expressly waived by Guarantor, Owner may alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Guaranteed Obligation; extend, amend or terminate any of the Documents; release Lessee or any other party to a Document by consent to any assignment (or otherwise) as to all or any portion of the Guaranteed Obligations; release, substitute or add any one or more guarantors, lessees or sublessees (including by consent to sublease or otherwise); accept additional or substituted security for any Guaranteed Obligation; or release or subordinate any security for any Guaranteed Obligation. No exercise or non-exercise by Owner of any right hereby given Owner, no neglect or delay in connection with exercising any such right, no dealing by Owner with Lessee, any other guarantor or any other Person (as defined in the Lease), and no change, impairment, release or suspension of any right or remedy of Owner against any Person, including Lessee and any other guarantor or other Person, shall in any way affect any of the obligations of Guarantor hereunder or any security furnished by Guarantor or give Guarantor any recourse or right of offset against Owner. If Owner has exculpated Lessee or any other party to a Document from liability in whole or in part and/or agreed to look solely to the Property, any security for the Guaranteed Obligations or any other asset for the satisfaction of the Guaranteed Obligations, such exculpation and/or agreement shall not affect the obligations of Guarantor hereunder, it being understood that Guarantor's obligations hereunder are independent of the obligations of Lessee, any other guarantor and any other party to a Document, and are to be construed as if no such exculpation or agreement had been given to Lessee, any other guarantor or any other party to a Document. It is further understood and agreed that if any such exculpation or agreement has been or at any time hereafter is given to Lessee, any other guarantor or any other party to a Document, Owner has done or will do so in reliance upon the agreement of Guarantor expressed herein.

            5. [Intentionally Omitted].

            6. Guarantor hereby waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require Owner to proceed against Lessee, any other guarantor or any other Person or to proceed against or exhaust any security held by Owner at any time or to pursue any other remedy in Owner's power before proceeding against Guarantor; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Lessee or any other Person, or any defect in the formation of Lessee or any other Person;
(c) any defense that may arise by reason of the incapacity, lack of authority, insolvency, bankruptcy, death or disability of any other guarantor or other Person or the failure of Owner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other guarantor or other Person; (d) notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Lessee or any other party to a Document, or any creditor thereof, or on the part of any other guarantor or other Person under any other instrument in connection with any obligation or evidence of indebtedness held by Owner or in connection with any Guaranteed Obligation; (e) any defense based upon an election of remedies by Owner which destroys or otherwise impairs any subrogation rights of Guarantor or any right of Guarantor to proceed against Lessee or any other party to a Document for reimbursement, or both; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (g) any duty on the part of Owner to disclose to Guarantor any facts Owner may now or hereafter know about Lessee or any other party to a Document, regardless of whether Owner has reason to believe that any such fact materially increases the risk beyond that which Guarantor intends to assume or has reason to believe that any such fact is unknown to Guarantor or has a reasonable opportunity to communicate such fact to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Lessee and all other parties to the Documents and of all circumstances bearing on the risk of non-payment or non-performance of any Guaranteed Obligation; (h) any defense arising because of Owner's election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; (i) any defense based upon the validity or enforceability of, or change in, this Guaranty, or any Document; (j) any defense or rights arising under any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by Guarantor of any of the Guaranteed Obligations; (k) diligence, presentment and demand; (l) any requirement to mitigate any damages resulting from any default under any of the Documents; and (m) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code. Without limiting the generality of the foregoing or any other provision hereof, Guarantor hereby expressly waives any and all benefits which might otherwise be available to guarantors under the laws of the state in which the Property is located, in each instance to the extent such laws, or any one of them, are applicable to this Guaranty, any of the Documents or any of the Guaranteed Obligations.

            7. Until all of the Guaranteed Obligations have been satisfied and discharged in full, Guarantor shall not exercise its right of subrogation and Guarantor hereby waives any right to enforce any remedy which Owner now has or may hereafter have against Lessee, any other guarantor or any other party to a Document and any benefit of, and any right to participate in, any security or other assets now or hereafter held by Owner with respect to any of the Documents.

            8. All existing and future indebtedness and other obligations to Guarantor of Lessee and each other party to a Document and the right of Guarantor to withdraw any capital invested by Guarantor in Lessee is hereby subordinated to the Guaranteed Obligations. From and after the occurrence of any event of default under any of the Documents after the expiration of any grace or cure period, no portion of such subordinated indebtedness or capital shall be paid or withdrawn, nor will Guarantor accept any payment of or on account of any such indebtedness or as a withdrawal of capital, without the prior written consent of Owner. At Owner's request, following the occurrence and during the continuance of any event of default under any of the Documents after the expansion of any grace or cure period, Guarantor shall cause Lessee or such other party to pay to Owner all or any part of such subordinated indebtedness or capital which Guarantor is entitled to withdraw for application by Owner to the Guaranteed Obligations. Any payment of such subordinated indebtedness and any capital which Guarantor is entitled to withdraw which is received by Guarantor after receipt of the above-referenced request shall be received by Guarantor in trust for Owner, and Guarantor shall cause the same to be paid immediately to Owner on account of the Guaranteed Obligations. No such payment shall reduce or affect in any manner the liability of Guarantor under this Guaranty.

            9. Guarantor shall file in any bankruptcy or other proceeding in which the filing of claims is required by law all claims which Guarantor may have against Lessee or any other party to a Document or relating to any indebtedness or obligations of Lessee or any other party to a Document to Guarantor and will assign to Owner all rights of Guarantor thereunder. If Guarantor does not file any such claim, Owner, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Owner's discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of Owner's nominee. The foregoing power of attorney is coupled with an interest and is irrevocable. Owner or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Owner the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Owner all of Guarantor's rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor's obligations hereunder shall not be satisfied except to the extent that Owner receives cash in full or property acceptable to Owner by reason of such payment or distribution. If Owner receives anything under this Guaranty other than cash in full or property acceptable to Owner, the same shall be held as collateral for amounts due under this Guaranty.

            10. With or without notice to Guarantor, Owner, in Owner's sole discretion and at any time and from time to time and in such manner and upon such terms as Owner deems fit, may (a) apply any or all payments or recoveries from Lessee or from any other guarantor or party to a Document or realized from any security, in such manner and order of priority as Owner may determine, to any indebtedness or obligation of Lessee with respect to any of the Documents, whether or not such indebtedness or obligation is a Guaranteed Obligation or is otherwise secured or is due at the time of such application, and (b) refund to Lessee any payment received by Owner under any Document.

            11. The amount of Guarantor's liability and all rights, powers and remedies of Owner hereunder and under any other agreement now or at any time hereafter in force between Owner and Guarantor, including, without limitation, any other guaranty executed by Guarantor relating to any indebtedness or other obligation of Lessee to Owner, shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Owner by law. This Guaranty is in addition to and exclusive of any other guaranty of the Guaranteed Obligations, including, without limitation, any other guaranty.

            12. The obligations of Guarantor hereunder are primary, direct and independent of the obligations of Lessee and any other party to a Document, including, without limitation, any other guarantor, and, in the event of any default under any of the Documents following the expiration of any grace or cure period, a separate action or actions may be brought and prosecuted against Guarantor, whether or not Lessee or any other party to a Document, including, without limitation, any other guarantor, is joined therein or a separate action or actions are brought against Lessee or any other party to a Document, including, without limitation, any other guarantor. Owner may maintain successive actions for other defaults. Owner's rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all Guaranteed Obligations have been paid in full in cash or performed in full.

            13. Guarantor shall pay to Owner reasonable attorneys' fees and all costs and other expenses which Owner reasonably expends or incurs in collecting or compromising or enforcing payment or performance of the Guaranteed Obligations or in enforcing this Guaranty, whether or not suit is filed, including, without limitation, all reasonable attorneys' fees and all costs and other expenses reasonably expended or incurred by Owner in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Guarantor which in any way affects the exercise by Owner of its rights and remedies hereunder.

            14. If any provision or portion of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion hereof shall be deemed stricken and severed from this Guaranty, and the remaining provisions and portions hereof shall continue in full force and effect.

            15. This Guaranty shall inure to the benefit of Owner, its successors and assigns, including, without limitation, the assignees of any of the Guaranteed Obligations, and any subsequent owners or encumbrancers of the Property, and shall bind the heirs, executors, administrators, personal representatives, successors and assigns of Guarantor, whether by operation of law or otherwise; provided, however, that Guarantor may not, without Owner's prior written consent, which such consent may be granted or withheld in Owner's sole discretion, assign or transfer any of its rights, powers, duties or obligations hereunder. This Guaranty may be assigned by Owner with respect to all or any portion of the Guaranteed Obligations to any subsequent owners or encumbrancers of the Property. When so assigned, Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of Guarantor hereunder with respect to any of the Guaranteed Obligations retained by Owner.

            16. No provision of this Guaranty or right of Owner hereunder can be waived in whole or in part, nor can Guarantor be released from its obligations hereunder, except by a writing duly executed by an authorized officer of Owner.

            17. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa. The term "Lessee," as used herein, shall mean the party herein so named and its respective successors and assigns, whether by operation of law or otherwise, including, without limitation, a debtor in possession under Chapter 11 of the federal Bankruptcy Code and any other Person at any time assuming or succeeding to all or substantially all of the Guaranteed Obligations. If more than one Person is a Guarantor hereunder, the obligations of all such Persons shall be joint and several.

            18. Guarantor represents and warrants that the value of the consideration received, and to be received, by Guarantor in connection with the transactions contemplated under the Documents is worth at least as much as the liabilities and obligations of Guarantor under this Guaranty, and that such liabilities and obligations are expected to benefit Guarantor either directly or indirectly.

            19. EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.

            20. EACH OF GUARANTOR AND OWNER, BY OWNER'S ACCEPTANCE OF THIS GUARANTY, ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTIONS OF THE UNITED STATES AND THE STATE IN WHICH THE PROPERTY IS LOCATED. EACH OF GUARANTOR AND OWNER, BY OWNER'S ACCEPTANCE OF THIS GUARANTY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS GUARANTY OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF OWNER AND GUARANTOR WITH RESPECT TO THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF GUARANTOR AND OWNER, BY OWNER'S ACCEPTANCE OF THIS GUARANTY, HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR AND/OR OWNER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

            Guarantor's Initials: _____________

                                  _____________

            21. Except as provided in any other written agreement now or at any time hereafter in force between Owner and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Owner with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Owner or Guarantor unless expressed herein.

            22. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against Lessee, any other party to a Document or Guarantor for liquidation or reorganization, in the event Guarantor becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver or trustee is appointed for all or any significant part of the assets of Lessee, any other party to a Document or Guarantor, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Owner, whether as a "voidable preference," "fraudulent conveyance" or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

            23. Guarantor will from time to time promptly execute and deliver all further instruments and take all further action that may be necessary or desirable, or that Owner may reasonably request, in order to enable Owner to exercise and enforce its rights and remedies under this Guaranty or to carry out the provisions and purposes hereof.

            24. Any notice, demand and other communication hereunder shall be given in accordance with the provisions therefor set forth in the Lease, except that for purposes of this Guaranty the address for notice for Guarantor is set forth below its signature hereto.

            25. This Guaranty amends, restates, supersedes and replaces any and all guaranty or suretyship agreements heretofore executed and delivered by Guarantor in connection with the Lease or any of the other Documents.

                            [Signatures on Next Page]

            EXECUTED as of this 28th day of June, 2002.

                                            "Guarantor"

                                            IASIS HEALTHCARE CORPORATION,
                                            a Delaware corporation

                                            By: ________________________________


                                            Its: _______________________________


                                            Address for Notices:

                                            113 Seaboard Lane, Suite A200
                                            Franklin, Tennessee 37067
                                            Attn: General Counsel
                                            Fax: (615) 846-3006


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